As filed with the Securities and Exchange Commission on September 28, 2005
File No. [  ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ORBIMAGE HOLDINGS INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001040570	54-1660268
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
21700 Atlantic Boulevard
Dulles, VA 20166
(703) 480-7500
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Matthew O’Connell
Chief Executive Officer
ORBIMAGE INC.
21700 Atlantic Boulevard
Dulles, VA 20166
(703) 480-7500
(Name, Address Including zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

William Lee Warren Vice President, General Counsel and Secretary ORBIMAGE Inc. 21700 Atlantic Boulevard Dulles, VA 20166 Telephone: (703) 480-7500 Facsimile: (703) 480-7544	William P. O’Neill, Esq. Latham & Watkins LLP 555 Eleventh Street, NW Washington, DC 20001 Telephone: (202) 637-2200 Facsimile: (202) 637-2201

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
     If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	Per Unit	Offering Price	Fee
Common Stock	14,027,217	$ N/A (1)	N/A	$(1)
Warrants	2,625,260	N/A (2)	N/A	$(3)
Common Stock issuable upon conversion of the Warrants	2,625,260	$ N/A	$ N/A	$
Total Registration Fee	$24,010			$

(1)	Based on last sales price of $12.25 on September 27, 2005.

(2)	The Warrants comprising a part of each Investment Unit are being issued without any separate consideration.

(3)	The Warrants are being registered in the same Registration Statement as the shares of Common Stock underlying such Warrants and, therefore, no separate registration fee is required pursuant to Rule 457(h).

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED SEPTEMBER 28, 2005
PROSPECTUS
14,027,217 SHARES OF COMMON STOCK
2,625,260 WARRANTS
2,625,260 SHARES OF COMMON STOCK
ISSUABLE UPON CONVERSION OF THE WARRANTS
[LOGO]
ORBIMAGE HOLDINGS INC.
     This prospectus relates to the resale by certain selling securityholders of up to 16,652,477 shares of common stock (including 2,625,260 shares of common stock issuable upon the exercise of warrants) and 2,625,260 warrants to purchase shares of common stock. The securities were issued to the selling securityholders in private placements that took place on November 16, 2004 and in our rights offering that was consummated on March 25, 2005. The warrants each entitle the holder thereof to purchase one share of common stock at a cash exercise price of $10.00.
     We will not receive any proceeds from the sale of securities by the selling securityholders listed herein. We may, however, receive cash proceeds to the extent that any of the warrants are exercised. If the warrants are exercised in full for cash, we will receive proceeds in the aggregate amount of approximately $26,252,600. We intend to use the net proceeds received upon the exercise of any warrants for general corporate purposes.
     The selling securityholders may sell the shares of common stock and warrants to or through underwriters, and also may sell them directly to other purchasers or through agents from time to time “over-the-counter.” Sales may be made at fixed prices, which may be changed, negotiated prices, market prices prevailing at the time of sale, prices related to the prevailing market prices or varying prices determined at the time of sale. The selling securityholders may effectuate such transactions by selling the securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the securities for whom such broker-dealers may act as agent or to whom they sell as principal, or both. The selling securityholders may be deemed to be “underwriters,” as defined in the Securities Act of 1933, as amended. If any broker-dealers are used by the selling securityholders, any commissions paid to broker-dealers and, if broker-dealers purchase any selling securityholders’ securities as principals, any profits received by such broker-dealers on the resale of the selling securityholders’ securities may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the selling securityholders may be deemed to be underwriting commissions. All costs, expenses and fees in connection with the registration of the selling securityholders’ securities offered by selling securityholders will be borne by us. Brokerage commission, if any, attributable to the sale of the selling securityholders’ securities will be borne by the selling securityholders.
     Shares of our common stock are traded over-the-counter and sales are reported on the “Pink Sheets” service provided by Pink Sheets LLC under the symbol “ORBM.” The last reported sale price of our common stock on September 27, 2005 was 12.25 per share.
     AN INVESTMENT IN INVESTMENT UNITS INVOLVES RISKS. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 8 IN THIS PROSPECTUS.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.
The date of this prospectus is September 28, 2005.

TABLE OF CONTENTS

About This Prospectus	2
Forward-Looking Statements	2
Summary	3
The Offering	7
Risk Factors	8
Use of Proceeds	13
Price Range of Common Stock, Dividends and Related Stockholder Matters	14
Selected Historical and Financial Operating Data	15
Unaudited Pro Forma Condensed Consolidated Financial Statements	18
Management’s Discussion and Analysis of Financial Condition and Results of Operations	19
Business	33
Recent Developments	43
Management	44
Certain Relationships and Related Party Transactions	53
Beneficial Ownership of Securities and Selling Securityholders	54
Description of Material Agreements	58
Description of Securities to be Registered	60
Plan of Distribution	63
Legal Matters	65
Experts	65
Where You Can Find More Information	65

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are making offers only to persons in jurisdictions where such offers are permitted, and this prospectus is not an offer to sell securities to, nor is it seeking an offer to buy securities from, any person in any jurisdiction where such offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities.

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement (which includes exhibits) that we have filed with the Securities and Exchange Commission on Form S-1, as amended, covering the subscription rights and the investment units, the shares of common stock and the warrants offered by us in connection with the distribution of the subscription rights to our stockholders. This prospectus does not contain all information contained in the registration statement, certain parts of which are omitted in accordance with the Securities and Exchange Commission’s rules and regulations. Statements made in this prospectus as to the contents of any other document (including exhibits to the registration statement) are not necessarily complete. You should review the document itself for a thorough understanding of its contents. The registration statement and amendments thereto can be read and reviewed at the Securities and Exchange Commission’s web site located at http://www.sec.gov, or at the Securities and Exchange Commission offices mentioned under the heading “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS
     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This Prospectus contains statements that are forward-looking, such as statements relating to business development and acquisitions, dispositions, future capital expenditures, financing sources and availability, and the effects of regulation and competition. The words “believe”, “expect”, “anticipate”, “intend”, “may”, “plan”, and similar expressions are intended to identify these statements. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be achieved. As forward-looking statements, these statements involve risks, uncertainties and other factors that could cause actual results to differ materially from the expected results, and accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of us. These statements include but are not limited to statements under the captions “Questions and Answers About the Rights Offering”, “Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” as well as all other sections in this prospectus. Factors that could cause actual results to differ materially from our management’s expectations include, but are not limited to, changes in general economic conditions, conditions in the remote sensing industry, the level of new commercial imagery orders, production rates for advanced image processing, the level of defense spending, competitive pricing pressures, start-up costs and possible overruns on new contracts, and technology and product development risks and uncertainties and the other risks identified in this Prospectus. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
SUMMARY
     This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that is important to you. This prospectus includes information about our business and our financial and operating data. Before making an investment decision, we encourage you to read the entire prospectus carefully, including the risks discussed in the “Risk Factors” section. We also encourage you to review our financial statements and the other information we provide in the reports and other documents that we file with the Securities and Exchange Commission, or SEC, as described under “Where You Can Find More Information.”
     We use the terms “we,” “us,” “our,” “the Company” and “ORBIMAGE” in this prospectus to refer to ORBIMAGE Holdings Inc. and our consolidated subsidiaries.
Our Company
     ORBIMAGE is a leading provider of global space-based imagery of the earth. We provide our customers high-resolution and low-resolution imagery, imagery-derived products and image processing services.
     We currently operate the OrbView-3 high-resolution satellite and OrbView-2 low-resolution satellite. OrbView-3, launched in June 2003, supports a wide range of applications: general mapping and charting; defense, military planning, and intelligence; and civil and commercial applications such as agriculture, forestry, and environmental monitoring. It collects 1-meter resolution panchromatic (black and white) imagery and 4-meter resolution multi-spectral (color) imagery. OrbView-2, launched in 1997, collects 1 kilometer resolution multi-spectral imagery and was the first commercial satellite to image the Earth’s entire surface daily in color. Its coverage supports a wide array of projects focusing on global change, global warming, and non-scientific applications for commercial fishing and environmental monitoring, as well as military operations. As the winning bidder of the NextView Second Vendor award, we will, as prime contractor, construct a new satellite, which we refer to as OrbView-5. The Company anticipates the OrbView-5 satellite will be launched and go into service in early 2007.
     We also operate image production and exploitation facilities. The facility at our headquarters in Dulles, Virginia, produces and transmits up to 50,000 geospatial images per month. We also own and operate a satellite image processing facility in St. Louis, Missouri, that provides advanced image processing products, software, engineering analysis and related services to the U.S. Government and other commercial customers. The St. Louis facility was acquired in 1998 and is a leader in advanced image processing and photogrammetry. Photogrammetry refers to the process of measuring objects from the imagery data collected from satellites or other imagery sources and is used principally for object interpretation (i.e., establishing what the object is, type, quality, quantity) and object measurement (i.e., what are its coordinates, what is its form and size). These image production capabilities combined with imagery from our satellites enable us to provide end-to-end imagery solutions.
     Our headquarters is located at 21700 Atlantic Blvd., Dulles, Virginia, 20166. Our telephone number is 703-480-7500.

Company History; Relationship with Orbital Sciences
     We started in 1991 as an operating division of Orbital Sciences Corporation (“Orbital Sciences”) to manage the development and operation of remote imaging satellites that would collect, process and distribute digital imagery of the earth’s landmass, oceans and atmosphere. We were incorporated under the name of Orbital Imaging Corporation in 1992 in Delaware as a wholly owned subsidiary of Orbital Sciences. Our first satellite, Orb-View-1 was launched in 1995, to provide dedicated weather — related imagery and metrological data to the National Aeronautics and Space Administration (“NASA”), and was retired from service in 2003. In 1996 and 1997, we executed three significant contracts with Orbital Sciences. These contracts involved, among other things, all assets and liabilities of Orbital Sciences’ operating division being sold to us at historical cost. Under these contracts, we purchased engineering, construction and launch services for each of our satellites from Orbital Sciences.
     The three significant contracts which we had with Orbital Sciences at the beginning of 2002 were: (i) the ORBIMAGE System Procurement Agreement dated November 18, 1996, as amended, (ii) the OrbView-2 License Agreement dated May 8, 1997, and (iii) the Amended and Restated Administrative Services Agreement dated May 8, 1997.
     Under the system procurement agreement, we purchased (i) the OrbView-1 satellite, (ii) an exclusive license entitling us to all of the economic rights and benefits of the OrbView-2 satellite, (iii) the OrbView-3 satellite and launch service, (iv) the OrbView-4 satellite and launch service and (v) the ground system assets used to command and control the satellites as well as receive and process imagery. The system procurement agreement originally called for the OrbView-3 satellite to be constructed and launched before OrbView-4; however, continuing schedule delays resulted in OrbView-4 being constructed and delivered first. In September 2001, Orbital Sciences attempted to launch our Orb-View-4 satellite but it failed to achieve orbit and was lost over the Indian Ocean. In June of 2003, Orbital Sciences successfully launched OrbView-3. We own all of our satellites (or, in the case of OrbView-2, an exclusive license to all rights in the satellite) and all material equipment at each of our ground stations, free of any liens or other encumbrances.
     On April 5, 2002 we filed for protection under Chapter 11 of the U.S. Bankruptcy Code in the Eastern District of Virginia, and in that proceeding commenced actions against Orbital Sciences for various claims, including breach of our procurement agreement in connection with delays in the construction and launch of our Orb-View-3 satellite. We subsequently settled those claims pursuant to a settlement agreement with Orbital Sciences.
     The system procurement agreement is now largely completed save for a continuing warranty by Orbital Sciences on our ground stations which expired on May 7, 2005 and post-launch incentives we may owe to Orbital Sciences in connection with the ongoing performance of our Orb-View-3 satellite. Under the system procurement agreement, as modified by the settlement agreement, we currently owe Orbital Sciences $100,000 for an on-orbit milestone payment payable in 2005 and up to $5.1 million in post-launch on-orbit incentive payments payable over the next four years. The amount of each on-orbit payment is dependent on the operating performance of OrbView-3 at the time each payment is due. As of June 30, 2005, the Company has paid approximately $273 million to Orbital Sciences under these agreements most of which was paid prior to our bankruptcy.
     Because the Orb-View-3 launch did not occur by April 30, 2003 and the cause of the delay in launch was other than force majeure (as defined in the system procurement agreement), the terms of the settlement agreement required Orbital Sciences to pay us penalties relating to the delayed launch and delayed on-orbit verification and checkout. The penalties were eliminated in October 2003 when it was mutually agreed that Orbital Sciences had made all commercially reasonable efforts to achieve on-orbit verification. Orbital Sciences paid us delay penalties of approximately $2.3 million during the year ended December 31, 2003.
     Under the Orb-View-2 license agreement, Orbital Sciences has granted an exclusive worldwide license to ORBIMAGE to use and sell Orb-View-2 imagery. Pursuant to the terms of the Orb-View-2 license agreement, Orbital Sciences assigned to ORBIMAGE all amounts that are due or become due to Orbital Sciences under a contract Orbital Sciences had with NASA to deliver Orb-View-2 imagery. At the time, this NASA contract, since expired, was the primary contract for imagery from Orb-View-2. We have sole responsibility for operating and controlling the Orb-View-2 satellite.

     Under the administrative services agreement, we paid Orbital Sciences for office space and other administrative services, as well as certain direct and indirect operating services provided by Orbital Sciences. The administrative services agreement was terminated on March 31, 2002. As part of the settlement agreement, we and Orbital Sciences executed a sublease agreement which permitted us to continue subleasing our current office space from Orbital Sciences through April 2005. When the sublease expired, we began leasing space directly from the owner of our building.
     We filed an amended Plan of Reorganization with the Bankruptcy Court on September 15, 2003 which received the requisite affirmative votes of our creditors, and the Court approved our Plan on October 24, 2003. We emerged from bankruptcy on December 31, 2003 having changed our corporate name to ORBIMAGE Inc. Other than the contractual obligations with Orbital Sciences under the procurement agreement as outlined above, following our emergence from bankruptcy, we no longer have any continuing relationship with Orbital Sciences or any of its affiliates. We refer to Orbital Imaging Corporation and its operations prior to January 1, 2004 as the “Predecessor Company.”
Corporate Reorganization
     ORBIMAGE Holdings Inc, a Delaware corporation (“ORBIMAGE Holdings”), was organized on April 4, 2005 to enable its predecessor registrant and now its wholly-owned subsidiary, ORBIMAGE Inc., a Delaware corporation, to implement a holding company organizational structure. Effective June 21, 2005, the Company reorganized into a holding company structure, effected by a merger conducted pursuant to Section 251(g) of the General Corporation Law of the State of Delaware (the “Merger”), which provides for the formation of a holding company structure without a vote of the stockholders of the corporation in the position of ORBIMAGE Inc.
     Prior to the Merger, ORBIMAGE Holdings was a direct, wholly-owned subsidiary of ORBIMAGE Inc., and ORBIMAGE Merger Sub Inc., a Delaware corporation (the “Merger Sub”) was a direct, wholly-owned subsidiary of ORBIMAGE Holdings. Both ORBIMAGE Holdings and Merger Sub were organized for the sole purpose of implementing the holding company structure. Pursuant to the Merger, Merger Sub merged with and into ORBIMAGE Inc., with ORBIMAGE Inc. continuing as the surviving corporation. Each issued and outstanding share of common stock of ORBIMAGE Inc. was converted into one share of common stock of ORBIMAGE Holdings, each issued and outstanding share of common stock of Merger Sub was converted into one share of ORBIMAGE Inc. common stock, and the separate corporate existence of Merger Sub ceased, and all of the issued and outstanding shares of ORBIMAGE Holdings owned by ORBIMAGE Inc. were automatically canceled and retired. As a result of the Merger, each stockholder of ORBIMAGE Inc. became a holder of the common stock of ORBIMAGE Holdings, evidencing the same proportional interests, and ORBIMAGE Inc. became a direct, wholly owned subsidiary of ORBIMAGE Holdings. Accordingly, ORBIMAGE Holdings became the successor registrant of ORBIMAGE Inc. for SEC reporting purposes.
     In connection with the Merger, ORBIMAGE Holdings assumed ORBIMAGE Inc.’s obligations under its stock incentive plans. In addition, ORBIMAGE Holdings assumed ORBIMAGE Inc.’s obligations under the various warrants issued December 31, 2003, the Warrant Agreement dated March 14, 2005 and the warrant certificates issued thereunder. Outstanding options and warrants to purchase ORBIMAGE Inc.’s common stock were automatically converted into options and warrants to purchase an equal number of shares at the same exercise price of ORBIMAGE Holdings common stock. ORBIMAGE Holdings also assumed ORBIMAGE Inc.’s registration obligations under (i) the Registration Rights Agreement, dated as of December 31, 2003, by and between ORBIMAGE Inc. and certain holders of ORBIMAGE Inc.’s outstanding securities, relating to securities issued to such holders pursuant to the terms of ORBIMAGE Inc.’s Plan of Reorganization and emergence from Chapter 11 bankruptcy on December 31, 2003 and (ii) the Registration Rights Agreement, dated as of November 16, 2004, by and between ORBIMAGE Inc. and certain holders of ORBIMAGE Inc.’s common stock and warrants issued on March 25, 2005.
     The conversion of shares of capital stock in the Merger occurred without an exchange of certificates. The provisions of the certificate of incorporation, including, without limitation, those relating to the authorized capital stock and the bylaws of ORBIMAGE Holdings, are identical to those of ORBIMAGE Inc. prior to the Merger. The directors and executive officers of ORBIMAGE Holdings are the same individuals who were directors and executive officers of ORBIMAGE Inc. immediately prior to the Merger. The other liabilities of ORBIMAGE Inc., including contingent liabilities, were not assumed by ORBIMAGE Holdings in the transaction and therefore continue to be obligations of ORBIMAGE Inc., and the assets of ORBIMAGE Inc. were not transferred to ORBIMAGE Holdings and continue to be the assets of ORBIMAGE Inc.
NextView Program
     The U.S. Government, through the National Geospatial-Intelligence Agency (“NGA”), announced in March 2003 that it intended to support the continued development of the commercial satellite imagery industry through subsidies for the engineering, construction and launch of the next generation of imagery satellites by two providers. This program is known as NextView. The first NextView award was made to Digital Globe, a competitor of the Company, in September 2003.
     NGA announced a request for proposals from potential second providers in April 2004. The NextView Second Vendor program would allow NGA to have two separate providers of next generation high-resolution satellite imagery, rather than just Digital Globe under the original award. On September 30, 2004, NGA announced that the Company had been awarded a contract under this NextView Second Vendor program. As the winning bidder of the NextView Second Vendor award, we are, as prime contractor, constructing a new satellite, which we refer to as OrbView-5. The Company estimates that its total project cost (including financing and launch insurance costs) to bring the OrbView-5 satellite into service will be approximately $502 million. The NextView satellite construction contract provides for the NGA to pay 50% of actual costs up to agreed upon amounts based on the reaching of pre-set milestones based on contract progress (“cost share”). Actual costs include costs incurred for the development, construction and bringing into service of our OrbView-5 satellite. We estimate the OrbView-5 project, construction, launch and insurance costs will be approximately $474 million, making NGA’s cost share approximately $237 million, spread out over the course of the project and subject to various milestones. To the extent that NGA’s cost share payments exceed 50% of costs, they will receive a credit to be applied against their purchases of imagery under the NextView imagery contract.
     The Company anticipates the OrbView-5 satellite would be launched and go into service in early 2007. The Company intends to purchase launch insurance and on-orbit insurance to cover the replacement cost of the satellite in the event of a launch failure or if on-orbit anomalies prevent the satellite from being placed into service. The costs of such insurance cannot be determined with specificity at this time, but the Company believes the premium will cost approximately 20 percent of the coverage amount if the insurance market at the time such insurance is purchased is similar to the current market. Once the OrbView-5 satellite is placed into service, the NextView award provides for NGA to purchase imagery from the satellite through September 30, 2008. NGA will have the first right to order images from the satellite, which we anticipate will utilize slightly more than half of the satellite’s imagery-taking capacity at any given time, with the remainder available for commercial and state and foreign government sales by the Company.
     We believe that the OrbView-5 satellite, when it is launched and placed into service, will be the most modern, high-capacity, high-resolution commercial imaging satellite in the world. OrbView-5 will be designed for less than 0.5 meter resolution, panchromatic (black and white) images, and less than 2.0 meter resolution, multi-spectral (color) images, with the capability to take images across 700,000 square kilometers of the earth’s surface every day.
     Our performance under the NextView Contract requires significant capital expenditures to develop, manufacture and launch the OrbView-5 satellite. Funding ORBIMAGE’s operations and obligations under the NextView Contract requires approximately $265 million over a period of approximately two and one half years. We will use funds for these costs from a combination of sources, including, (i) proceeds of $65 million from completed equity offerings, (ii) $155 million of additional indebtedness from a recently completed debt offering, and (iii) cash flow generated by the Company’s existing business in the amount of approximately $45 million.

THE OFFERING

Securities registered	•	Common stock, par value $0.01 per share, and

	•	Warrants, each entitling its holder to purchase one share of common stock. See “Plan of Distribution,” “Beneficial Ownership of Securities and Selling Securityholders” and “Description of Securities to be Registered”

Use of proceeds	We will not receive any proceeds from the sale of securities by the selling securityholders listed herein. We may, however, receive cash proceeds to the extent that any of the warrants are exercised. If some or all of the warrants are exercised in for cash, we intend to use the net proceeds, if any, for general corporate purposes.

Risk factors	You should read the section entitled “Risk Factors” beginning on page 8.

RISK FACTORS
     An investment in the investment units involves risk. You should consider carefully, in addition to the other information contained in this prospectus, the following risk factors before making any decision.
Given our limited operating history, our future prospects are uncertain.
     Our business plan depends upon our ability to develop a customer base, distribution channels and value-added enhancements for our imagery products and services. We have entered into regional distribution agreements with three ground station customers in Asia, and our business model depends on our entering into additional regional distribution agreements to increase our revenues. Given our limited operating history, and in light of the risks, expenses and difficulties, we cannot provide assurances that we will be able to develop a sufficiently large revenue-generating customer base to compete successfully in the remote imaging industry.
We depend on contracts with U.S. government agencies for a substantial portion of our revenues. These government agencies can terminate their contracts at any time.
     Revenues from U.S. government contracts accounted for approximately 49%, 34% and 80% of our revenues for the years ended December 31, 2004, 2003 and 2002, respectively. U.S. government agencies may terminate or suspend their contracts at any time, with or without cause, or may change their policies, priorities or funding levels by reducing agency or program budgets or by imposing budgetary constraints. In addition, one or more of these government agencies may not continue to fund these contracts at current levels. Under the NextView imagery contract, for the six quarter period beginning on the date on which OrbView-5 becomes fully operational, which period we expect will end in September 2008, the U.S. government has agreed to order approximately $197 million in imagery sales from OrbView-5. Although we anticipate that the U.S. government will purchase imagery under this contract, we cannot assure you that they will order or purchase imagery up to the full level specified in the contract or at all. In addition, although we anticipate that these government agencies will continue to purchase imagery and imagery products from us after the termination of the contracts under the ClearView and NextView programs, we cannot assure you that they will continue to purchase at pre-termination levels or at all. If a U.S. government agency terminates or suspends any of its contracts with ORBIMAGE, or changes its policies, priorities, or funding levels, these actions would have a material adverse effect on our business, financial condition and results of operations.
Our NextView imagery purchasing contract is a firm fixed-price contract which could subject us to losses in the event that we have cost overruns.
     We have entered into the imagery purchasing portion of the NextView contract with the NGA on a firm fixed-price basis. This allows us to benefit from cost savings, but we carry the burden of cost overruns. If our initial cost estimates are incorrect, we may lose money on this contract. In addition, this contract has provisions relating to cost controls and audit rights, and if we fail to meet the terms specified in those contracts then we may not realize the full benefits of the NextView contract. Our financial condition is dependent on our ability to maximize our earnings from our NextView contract. Lower earnings caused by cost overruns and cost controls would have a negative impact on our financial results.
We may encounter program delays in connection with the construction and launch of OrbView-5.
     The NextView contract is subject to a set schedule of milestones culminating in the planned launch of OrbView-5 in early 2007. The construction of the OrbView-5 satellite and related ground system requires a large amount of advanced technical and engineering work to be done in a relatively short period of time. Because different areas of the program are interconnected with other areas of the program, a delay in one area of the program could cause delays in other areas of the program. The failure to launch OrbView-5 on time or to achieve system check-out on time or at all could affect our ability to provide the full amount of anticipated imagery and imagery products to the NGA during the post-launch period under the NextView contract and could cause ORBIMAGE to receive less in revenues for imagery under the NextView imagery contract, which could cause a material adverse effect on our business, financial condition and results of operations.

We cannot assure you that our satellites will operate as designed.
     Our OrbView-3 satellite employs advanced technologies and sensors that are subject to severe environmental stresses in space that could affect the satellite’s performance. Our OrbView-5 satellite will employ even more advanced technologies and sensors. Employing advanced technologies is further complicated by the fact that the satellite is in space. Hardware component problems in space could lead to degradation in performance or loss of functionality of the satellite, with attendant costs and revenue losses. In addition, human operators may execute improper implementation commands that negatively impact a satellite’s performance.
     We cannot assure you that OrbView-3 will continue to operate successfully in space throughout its expected design life. In addition, we cannot assure you that we will successfully launch OrbView-5 or that, once launched, OrbView-5 will operate successfully. Even if a satellite is operated properly, minor technical flaws in the satellite’s sensors could significantly degrade their performance, which could materially affect our ability to market our products successfully.
     Our business model depends on our ability to sell imagery from two high-resolution satellites. We do not presently have plans to construct and launch a replacement satellite for OrbView-3 if it fails prematurely. The loss or failure of OrbView-5 to be placed into service, or the permanent loss of OrbView-3, particularly if such loss were to occur prior to OrbView-5 being placed into service, would materially and adversely affect our operations and financial condition.
Satellites have limited useful lives and are expensive to replace.
     Satellites have limited useful lives. We determine a satellite’s useful life, or its design life, using a complex calculation involving the probabilities of failure of the satellite’s components from design or manufacturing defects, environmental stresses or other causes. The design lives of our satellites are as follows:

Satellite	Design Life
OrbView-2	7 1/2 years (launched in August 1997)
OrbView-3	5 years (launched in June 2003)
OrbView-5	7 years (anticipated launch early 2007)
     The design lives of these satellites are affected by a number of factors, including the quality of construction, the supply of fuel, the expected gradual environmental degradation of solar panels, the durability of various satellite components and the orbits in which the satellites are placed. Random failure of satellite components could cause damage to or loss of the use of a satellite before the end of its design life. In rare cases, electrostatic storms or collisions with other objects could damage our satellites. We cannot assure you that each satellite will remain in operation for its design life. We expect the performance of each satellite to decline gradually near the end of its design life. Despite the fact that OrbView-2’s seven and a half year design life is expired, we currently expect to continue commercial operations with OrbView-2 for up to two and a half more years. However, notwithstanding the ongoing successful operation of OrbView-2, we can offer no assurance that it will maintain its prescribed orbit or remain commercially operational past its design life.
     We anticipate using funds generated from operations to develop plans for follow-on high-resolution imagery satellites. If we do not generate sufficient funds from operations, we will not be able to deploy OrbView-5 or other potential follow-on satellites to replace OrbView-3 at the end of its design life. In addition, we may need to obtain financing from outside sources to deploy follow-on satellites to replace OrbView-3. We cannot assure you that we will be able to generate sufficient funds from operations or to raise additional capital, on favorable terms or on a timely basis, if at all, to develop or deploy follow-on high-resolution satellites.
Limited insurance coverage and availability may prevent us from obtaining insurance to cover all risks of loss.
     The terms of our current notes require, and we believe that the issuance of any future notes will require us to obtain launch insurance on OrbView-5. Further we must maintain specified levels of on-orbit operations insurance for OrbView-3 and OrbView-5, to the extent that such coverage can be obtained at a premium that is not disproportionately high. This insurance may not be sufficient to cover the cost of a replacement high-resolution imagery satellite such as OrbView-3 or OrbView-5. We do not carry any insurance coverage for the OrbView-2 satellite. In addition, we may find it difficult to insure against certain risks, such as partial degradation of functionality of a satellite.
     Insurance market conditions or factors outside our control at the time we are in the market for the required insurance, such as failure of a satellite using similar components or a similar launch vehicle, could cause premiums to be significantly higher than current estimates. Higher premiums on insurance policies will increase our costs, thereby reducing our operating income by the amount of such increased premiums. Should the future terms of launch and on-orbit insurance policies become less favorable than those currently available, this may result in limits on amounts of coverage that we can obtain or may prevent us from obtaining insurance at all.
We cannot assure you that the market will accept our products and services.
     Our success depends on existing markets accepting our imagery products and services and our ability to develop new markets. Our business plan is based on the assumption that we will generate significant future revenues from sales of high-resolution imagery produced by OrbView-3, and eventually OrbView-5, to our existing markets and new markets. The commercial availability of high-resolution satellite imagery is still a fairly recent phenomenon. Consequently, it is difficult to predict accurately the ultimate size of the market and the market acceptance of our products and services. Our strategy to target certain markets for our satellite imagery relies on a number of assumptions, some or all of which may be incorrect. Actual markets could vary materially from the potential markets that we have identified.
     We cannot accurately predict whether our products and services will achieve significant market acceptance or whether there will be a market for our products and services on terms we find acceptable. Market acceptance of our high-resolution satellite imagery products depends on a number of factors, including the spatial and spectral quality, scope, timeliness, sophistication and price and services and the availability of substitute products and services. Lack of significant market acceptance of our products and services, particularly our high-resolution imagery products and services, delays in acceptance, or failure of certain markets to develop would negatively affect our business, financial condition and results of operations.
We may not successfully compete in the remote imaging industry.
     Our products and services will compete with satellite and aircraft-based imagery and related products and services offered by a range of private and government providers. Certain of these competitors may have greater financial, personnel and other resources than we have. Our major existing and potential competitors for high-resolution satellite imagery include:
•	Space Imaging Inc., which operates a high-resolution satellite with more advanced technical capabilities than OrbView-3 and has been delivering high-resolution imagery to its customers since 1999; and

•	DigitalGlobe Inc., which operates a high-resolution satellite with higher resolution than OrbView-3 and is currently developing two next generation satellites which will have more advanced technologies and capabilities than OrbView-3, one of which is planned to be in service by 2006, and the other of which we expect would go into service within a few months thereafter.
     There are several international competitors, a number of which have announced programs, which could compete with us for high-resolution satellite imagery customers in the future. These competitors include National Remote Sensing Agency, Department of Space, Government of India; RADARSAT International (Canada); ImageSat International N.V. (Israel) and Spot Image SA (France).
     The U.S. government and foreign governments also may develop, construct, launch and operate remote imaging satellites that generate imagery competitive with our products and services. The U.S. government currently relies and is likely to continue to rely on government-owned and operated systems for highly classified satellite-based high-resolution imagery. The U.S. government could also reduce its purchases from commercial satellite imagery providers or decrease the number of companies to which it contracts with no corresponding increase in total amount spent. Similarly, foreign governments may launch their own imagery satellites rather than purchasing imagery from commercial imagery providers such as us. In addition, such governments could sell imagery from their own satellites, which would compete with our imagery products.
     Our competitors or potential competitors with greater resources than ours could in the future offer satellite-based imagery or other products having more attractive features than our products. The emergence of new remote imaging technologies, even if not ultimately successful, could negatively affect our marketing efforts. More importantly, if competitors continue to develop and launch satellites with more advanced capabilities and technologies than ours, our business and results of operations could be harmed.
Failure to obtain or maintain regulatory approvals could result in service interruptions or could impede us from executing our business plan.
     FCC Approvals. Our operation of satellites and earth stations requires licenses from the U.S. Federal Communications Commission (the “FCC”). The FCC regulates the construction, launch and operation of our satellites, the use of satellite spectrum, and the licensing of our earth station terminals located within the United States. We currently operate OrbView-2 pursuant to experimental authority. Our experimental FCC license expires in 2007. The FCC granted authority to launch and operate OrbView-3 and to operate the associated earth station systems in 1999. The license to operate OrbView-3 will expire in 2014, and the licenses to operate the earth stations will expire in 2009. The FCC generally renews licenses routinely, but there can be no assurance that our licenses will be renewed at their expiration dates for full terms or without adverse conditions. Failure to renew these licenses could have a material adverse affect on our ability to generate revenue and conduct our business as currently planned.
     We are currently in the process of preparing an application requesting an FCC license for OrbView-5. Failure to obtain such license on a timely basis or imposition of conditions on such authorization could impair our ability to meet the launch schedule or to satisfy our obligations under the NextView contract.
     Other Domestic Approvals. Our business also requires licenses from the U.S. Department of Commerce (the “DoC”) and the U.S. Department of State. The DoC licenses provide that the U.S. government may interrupt service or otherwise limit our ability to distribute satellite images to certain parties in order to address national security or foreign policy concerns. Actual or threatened interruptions or limitations on our service could adversely affect our ability to market our products abroad. In addition, the DoC has the right to review and approve our agreements with international customers for high- resolution optical imagery. We have received such approval for those of our international customers as are currently operating. However, such reviews could delay or prohibit us from executing new international distributor agreements.
     In connection with distributor agreements, we have in the past and may in the future supply our international customers with earth stations that enable these customers to downlink data directly from our satellites. Exporting these earth stations and technical information relating to these stations may require us to obtain export licenses from the DoC or the U.S. Department of State. We have obtained the licenses we currently need in order to export the equipment and information required by our existing contracts and by our current operations, and we believe that the terms of these licenses are sufficient given the scope and duration of the contracts to which they pertain. If the DoC or the Department of State does not issue these export licenses in connection with future exports, or if these licenses are significantly delayed or contain restrictions, or if the DoC or the Department of State revokes, suspends or denies a request for renewal of existing licenses, our financial condition and results of operations could be materially adversely affected.
     International Registration and Approvals. The use of satellite spectrum is subject to the requirements of the International Telecommunication Union (the “ITU”). Additionally, satellite operators must abide by the specific laws of the countries in which downlink services are provided from the satellite to earth station terminals within such countries.
     The FCC has coordinated the operations of OrbView-2 and OrbView-3 pursuant to ITU requirements, and we expect the FCC to do so for OrbView-5. Coordination with other satellite systems helps to prevent interference from or into existing or planned satellite operations. We do not expect significant issues relating to the coordination of our satellites due to the nature of satellite imaging operations; however, if the FCC fails to obtain the necessary coordination for OrbView-5 in a timely manner, it could have a material adverse effect on our business, financial condition and results of operations.

     Our customers or distributors are responsible for obtaining local regulatory approval from the governments in the countries in which they do business to receive imagery downlinked directly from OrbView-2 and OrbView-3 to earth stations within such countries. If these regional distributors are not successful in obtaining the necessary approvals, we will not be able to distribute real time OrbView imagery in those regions. Our inability to offer real time service in a significant number of foreign countries could negatively affect our business. In addition, regulatory provisions in countries where we wish to operate may impose unduly burdensome restrictions on our operations. Our business may also be adversely affected if the national authorities where we plan to operate adopt treaties, regulations or legislation unfavorable to foreign companies.
Foreign distributors and domestic value-added resellers may not expand commercial markets.
     We rely on foreign regional distributors to market and sell internationally a significant portion of our imagery from OrbView-3. We also intend to rely on foreign regional distributors for OrbView-5 and have intensified our efforts to further develop our operations in overseas markets. We expect our existing and future foreign regional distributors to act on behalf of, or contract directly with, foreign governments to sell imagery for national security and related purposes. These regional distributors may not have the skill or experience to develop regional commercial markets for our products and services. If we fail to enter into regional distribution agreements on a timely basis or if our foreign regional distributors fail to market and sell our imagery products and services successfully, these failures would negatively impact our business, financial condition and results of operations, and our ability to service our debt.
     We intend to rely on value-added resellers to develop, market, and sell our products and services to address certain target markets, including domestic markets. If our value-added resellers fail to develop, market and sell our products and services successfully, this failure would negatively affect our business, financial condition and results of operations, and our ability to service our debt.
Our international business exposes us to risks relating to increased regulation and political or economic instability in foreign markets.
     In 2004, approximately 47% of our revenues were derived from international sales, and we intend to continue to pursue international contracts. We expect to derive substantial revenues from international sales of our products and services. International operations are subject to certain risks, such as:
•	changes in domestic and foreign governmental regulations and licensing requirements

•	deterioration of relations between the United States and a particular foreign country

•	increases in tariffs and taxes and other trade barriers

•	changes in political and economic stability, including fluctuations in the value of foreign currencies, which may make payment in U.S. dollars, as provided for under our existing contracts, more expensive for foreign customers

•	difficulties in obtaining or enforcing judgments in foreign jurisdictions.
     These risks are beyond our control and could have a material adverse effect on our business.

USE OF PROCEEDS
     We will not receive any proceeds from the sale of the common stock or warrants registered on behalf of the selling securityholders. We may, however, receive cash proceeds to the extent that any of the warrants are exercised. If the warrants are exercised in full for cash, we will receive proceeds in the aggregate amount of approximately $26,252,600. We intend to use the net proceeds received upon exercise of any warrants for general corporate purposes.

PRICE RANGE OF COMMON STOCK,
DIVIDENDS AND RELATED STOCKHOLDER MATTERS
Market Information
     We emerged from Chapter 11 bankruptcy on December 31, 2003. Prior to that time there was no established trading market for our common stock. Although beginning in January 2004, our common stock has traded over-the-counter and sales have been reported on the Nasdaq bulletin board under the symbol “ORBM,” there continues to be no established trading market for our common stock.
Holders
     As of the date of this prospectus, there are 98 holders of record of the common stock, including employees who hold “restricted shares.”
Dividends
     During the past two fiscal years and through June 30, 2005, we have not made or declared any cash dividends on our common equity. Under the instruments governing our senior notes and senior subordinated notes, we are prohibited from paying dividends until the principal amount of all such notes have been repaid. These restrictions are more fully discussed below under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity”.
Equity Compensation Plans
     The following table sets forth information regarding shares of common stock authorized for issuance pursuant to our 2003 Employee Stock Incentive Plan and 2004 Non-Employee Director Stock Incentive Plan. As of the date of this Prospectus, there are no other shares of common stock subject to issuance pursuant to any equity compensation plan.

Number of Securities
Remaining Available for
	Number of Securities to	Weighted-Average	Future Issuance under Equity
	be Issued upon Exercise	Exercise Price of	Compensation Plans
	of Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by securityholders (1)	N/A	N/A	N/A

Equity compensation plans not approved by securityholders (1)	0	0	129,927

Total	0	0	129,927

(1)	The 2003 Employee Stock Incentive Plan was approved as part of our Plan of Reorganization in our Chapter 11 bankruptcy case, by the U.S. Bankruptcy Court for the Eastern District of Virginia. The Plan of Reorganization was approved by a majority of the holders of claims in our Chapter 11 case. On December 31, 2003, such holders received substantially all of the then outstanding common stock of ORBIMAGE as part of our Plan of Reorganization.

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA
     In connection with its emergence from Chapter 11 effective December 31, 2003, ORBIMAGE Inc., also referred to as the Successor Company, reflected the terms of its Plan of Reorganization in its financial statements in accordance with American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“SOP 90-7”) with respect to financial reporting upon emergence from Chapter 11 (“Fresh-Start accounting”). Upon applying Fresh-Start accounting, a new reporting entity, the Successor Company, is deemed to be created on the effective date of its emergence from Chapter 11, and the recorded amounts of assets and liabilities are adjusted to reflect their estimated fair values. The reported historical financial statements of Orbital Imaging Corporation, also referred to as the Predecessor Company, for the year ended December 31, 2003 and prior periods, generally will not be comparable to those of the Successor Company. In this prospectus, references to the periods ended December 31, 2003 and prior refer to the Predecessor Company, and the references to the financial position as of December 31, 2003 and the subsequent periods, are reported as Successor Company.
     The following information should be read in conjunction with the financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus.
     The following table sets forth the summary historical operating and other data of ORBIMAGE for the fiscal year ended December 31, 2004 and for the six month periods ended June 30, 2004 and 2005, and the summary historical operating and other data of Orbital Imaging Corporation for the fiscal years ended December 31, 2000, 2001, 2002 and 2003. The following table also sets forth the summary historical balance sheet data of ORBIMAGE as of December 31, 2003 and 2004, and the summary historical balance sheet data of Orbital Imaging Corporation as of December 31, 2000, 2001 and 2002.
     The summary historical operating and other data of ORBIMAGE for the fiscal year ended December 31, 2004 and the summary historical balance sheet data of ORBIMAGE as of December 31, 2003 and 2004 were derived from the audited historical financial statements of ORBIMAGE and related notes included elsewhere in this prospectus. The summary historical operating and other data of ORBIMAGE as of and for the six month periods ended June 30, 2004 and 2005 were derived from the summary historical unaudited condensed financial statements of ORBIMAGE and related notes included elsewhere in this registration statement. The summary historical operating and other data of Orbital Imaging Corporation for each of the two fiscal years ended December 31, 2002 and 2003 were derived from the audited historical financial statements of Orbital Imaging Corporation and related notes included elsewhere in this prospectus. The summary historical financial and other data of Orbital Imaging Corporation as of and for each of the two fiscal years ended December 31, 2000 and 2001 were derived from the audited historical financial statements of Orbital Imaging Corporation and related notes; however such financial statements are not included in this prospectus.

	Predecessor Company				Successor Company
	Years Ended December 31,				Year Ended	Six Months Ended
					December 31,	June 30,
	2000	2001	2002	2003	2004	2004	2005

	(in thousands)
Statement of Operations Data:
Revenues	$24,123	$18,755	$15,552	$9,219	$31,020	$11,759	$17,160
Direct expenses	26,696	17,311	10,498	10,697	33,754	15,835	18,158

Gross profit (loss)	(2,573)	1,444	5,054	(1,478)	(2,734)	(4,076)	(998)
Selling, general and administrative expenses	9,216	9,502	4,060	4,744	11,746	3,834	5,646
Asset losses and impairment charges	—	138,040	5,115	18,205	—	—	—

Loss from operations	(11,789)	(146,098)	(4,121)	(24,427)	(14,480)	(7,910)	(6,644)
Interest expense (income), net(1)	(2,160)	30,948	8,085	1,303	10,259	4,907	3,685
Loss from early extinguishment of debt	—	—	—	—	—	—	639
Reorganization items, net(2)	—	—	18,396	(110,019)	—	—	—

Earnings (loss) before provision (benefit) for income taxes	(9,629)	(177,046)	(30,602)	84,289	(24,739)	(12,817)	(10,968)
Benefit for income taxes	(77)	—	—	—	—	—	—

Net earnings (loss)	$(9,552)	$(177,046)	$(30,602)	$84,289	$(24,739)	$(12,817)	$(10,968)

	Predecessor Company			Successor Company
	December 31,			December 31,		June 30,
								Pro Forma
	2000	2001	2002	2003	2004	2004	2005	2005 (3)

	(in thousands)
Balance Sheet Data (at end of period):
Cash and cash equivalents	$4,146	$13,401	$6,293	$14,405	$60,565	$7,158	$185,380	$248,572
Current assets	5,599	48,050	12,636	16,304	75,325	18,211	322,368	258,724
Total assets	343,829	191,475	136,578	153,319	249,146	145,085	571,523	506,630
Current liabilities(4)	239,993	271,581	247,322	5,394	53,749	4,457	40,859	40,859
Long-term debt(4)	—	—	—	73,115	85,018	78,068	307,776	245,002
Stockholders’ equity (deficit)	(9,237)	(190,186)	(221,894)	74,810	85,888	62,560	146,067	143,948

	Predecessor Company				Successor Company
	Years Ended December 31,				Year Ended	Six Months Ended
					December 31,	June 30,
	2000	2001	2002	2003	2004	2004	2005

			(in thousands)
Other Data:

Net cash provided by (used in) operating activities	$(7,298)	$(1,667)	$(5,118)	$(2,987)	$27,500	$(6,752)	$54,916

Net cash provided by (used in) investing activities	6,589	10,922	(1,990)	(9,118)	(3,530)	(495)	(88,408)
Net cash provided by (used in) financing activities	—	—	—	20,217	22,190	—	158,307
Capital expenditures — NextView program	—	—	—	—	48,275	—	68,942

Capital expenditures — Other	38,445	22,916	1,990	21,402	2,800	495	8,712
Deferred revenue — NextView program(5)	—	—	—	—	24,491	—	69,911

Interest expense paid in kind(6)	—	—	—	1,403	10,446	4,954	—

(1)	Excludes contractual interest of $19,258 and $26,156 in 2002 and 2003 respectively.

(2)	Reorganization items include the following components:

	Predecessor Company
	Years Ended December 31,
	2002	2003
	(in thousands)
Gain on debt discharge	$—	$(116,056)
Write off of unamortized debt issuance costs	11,252	—
Professional fees	7,218	6,067
Interest earned on accumulated cash and cash equivalents during Chapter 11 proceedings	(74)	(30)

Total reorganization items	$18,396	$(110,019)

(3)	On June 29, 2005, ORBIMAGE Holdings Inc. issued $250 million aggregate principal amount of Senior Secured Floating Rate Notes due 2012 (the “Notes”) at a discount of two percent of total principal. The Notes were offered in a private placement to certain qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. Concurrently with the closing of the offering, ORBIMAGE Holdings entered into an escrow agreement whereby ORBIMAGE Holdings deposited $126.8 million into an escrow account, to remain until such time as ORBIMAGE Inc. could issued a guarantee of the Notes. This amount was classified as restricted cash as of June 30, 2005. ORBIMAGE Inc. redeemed $62.8 million of Senior Subordinated Notes on July 6, 2005. Upon redemption of the Senior Subordinated Notes, ORBIMAGE Inc. provided its guarantee of the Notes, and the escrow was released to ORBIMAGE Holdings on July 11, 2005. The Company will record a loss of approximately $2.1 million relating to the early extinguishment of the Senior Subordinated Notes in the third quarter of 2005. The unaudited condensed consolidated pro forma balanced sheet information is intended to illustrate the effect of the repayment of the Senior Subordinated Notes and the release of restricted cash from escrow as if these transactions had occurred on June 30, 2005.

(4)	The Predecessor Company defaulted on its senior note obligations which caused them to be reclassified as current liabilities at December 31, 2000, 2001, and 2002, respectively. These senior notes were cancelled by the U.S. Bankruptcy Court effective December 31, 2003.

(5)	Represents cost share amounts received by the NGA, which are deferred until OrbView-5 is placed into service and will then be recognized as revenue on a straight-line basis over the imagery delivery term of the program.

(6)	Interest expense paid in kind in 2003 consisted of interest on debt incurred for the purchase of insurance coverage for the OrbView-3 satellite. Interest expense paid in kind in 2004 consisted of interest on the ORBIMAGE Senior Notes and the ORBIMAGE Senior Subordinated Notes, all of which was paid in kind from the date of issuance until December 31, 2004.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
     The securities being registered were previously issued by ORBIMAGE in private placements that took place on November 16, 2004 and in a rights offering that was consummated on March 25, 2005. As stated previously, ORBIMAGE will not receive any proceeds from the sale of the common stock or warrants registered on behalf of the selling shareholders. Because the above transactions occurred prior to June 30, 2005, these transactions are already reflected in ORBIMAGE’s June 30, 2005 balance sheet; consequently, no unaudited pro forma balance sheet is presented herein. These share issuances would have had no effect on the condensed consolidated statements of operations for the year ended December 31, 2004 and six months ended June 30, 2005 except for the inclusion of such share issuances in the calculation of earnings per share as if the issuances had occurred on January 1, 2004. Consequently, no pro forma condensed consolidated income statements are presented herein. The pro forma effect of such share issuances on earnings per share for the year ended December 31, 2004 and six months ended June 30, 2005 is presented in the following table:

	Year Ended December 31, 2004		Six Months Ended June 30, 2005
	Actual	Pro Forma	Actual	Pro Forma
Numerator for basic and diluted loss per common share:
Loss available to common stockholders	$(24,739)	$(24,739)	$(10,968)	$(10,968)

Denominator for basic and diluted loss per common share:
Average number of common shares outstanding	6,513,231	16,998,893	15,116,985	17,270,055

Loss per common share — basic and diluted (a)	$(3.80)	$(1.46)	$(0.73)	$(0.64)

(a)	All potentially dilutive securities, such as warrants and stock options, are antidilutive for each of the periods presented.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     The following discussion and analysis should be read in conjunction with “Selected Historical Financial and Operating Data,” and our audited consolidated financial statements and notes thereto appearing elsewhere in this prospectus. Actual results could differ materially from those discussed below. This discussion contains forward-looking statements. Please see “Special Note Regarding Forward-Looking Statements,” and “Risk Factors” for a discussion of certain of the uncertainties, risks and assumptions associated with these statements.
Overview
     ORBIMAGE operates two satellites that collect, process and distribute digital imagery of the Earth’s surface, atmosphere and weather conditions. In addition to the OrbView-3 and OrbView-2 satellites, our satellite system also includes a U.S. ground system necessary to operate the satellites and to collect, process and distribute imagery from the satellites. We own the OrbView-3 satellite and have an irrevocable license to operate and control the OrbView-2 satellite that we acquired from Orbital Sciences Corporation (“Orbital Sciences”), our former corporate parent. In addition, we maintain an image processing and production center at our headquarters in Dulles, Virginia, and an advanced image processing and geospatial information technology development and production center in St. Louis, Missouri. We also are constructing a next-generation high-resolution imagery satellite, which we have designated OrbView-5. OrbView-5 is currently scheduled to be launched in the first quarter of 2007.
     Our principal sources of revenue are the sale of satellite imagery to customers and regional distributors and processing and production of imagery and geospatial information. As our business expands, we plan to also derive revenues from the use of value-added resellers. We have entered into several long-term sales contracts to provide imagery products, and in certain circumstances, we will be entitled to receive contractual payments in advance of product delivery. We will initially record deferred revenue for the total amount of the advance payments under these contracts and recognize revenue over the contractual delivery period.
     Our direct expenses include the costs of operating and depreciating the OrbView-3 satellite, the OrbView-2 license and the related ground systems, as well as construction costs related to distributor-owned ground stations. Labor expenses and depreciation represent the largest component of our direct expenses.
     We began generating revenues from OrbView-3 in the first quarter of 2004. Prior to that point we had incurred losses from operations since our inception. At the end of the first quarter of 2004, we commenced OrbView-3 operations for the U.S. government, our largest customer. Our operations in the succeeding quarters of 2004 have resulted in average quarterly revenues of $9.7 million and quarterly gross profit slightly exceeding break-even levels. As discussed in more detail below, in April 2004, the NGA announced a request for proposals under its NextView Second Vendor program for a second provider of next generation high-resolution satellite imagery (a competitor received the first NextView award in 2003). Because of the significance of the contract to the future of our industry, we decided to focus on our current operations and to actively pursue a NextView contract award, temporarily suspending the active pursuit of potential new customers. On September 30, 2004, the NGA announced that the Company had been awarded a contract under this NextView Second Vendor program to construct, launch and operate a new satellite, which we have named OrbView-5. With the NextView effort completed, we are now actively pursuing potential customers, particularly those in foreign markets. We believe that our revenues and operating profit in 2005 will continue at similar levels that have occurred since the commencement of OrbView-3 operations until new customers are signed up and brought into service, which we anticipate will begin in the second half of 2005.
     Chapter 11 Reorganization. On April 5, 2002, Orbital Imaging Corporation (the “Predecessor Company”), filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code (“Chapter 11”) in the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”). The Predecessor Company continued business operations as debtor-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of Chapter 11 and orders of the Bankruptcy Court.
     On February 11, 2003, the Predecessor Company signed a Settlement Agreement with the Creditors’ Committee and Orbital Sciences to facilitate the Predecessor Company’s emergence from its Chapter 11 reorganization proceeding. Under the Settlement Agreement, the Predecessor Company agreed to suspend its pending litigation with Orbital Sciences in exchange for additional working capital and other consideration to be provided by Orbital Sciences. The Settlement Agreement provided for mutual releases of all claims among the parties, including the Predecessor Company and a significant majority of its bondholders and preferred stockholders, Orbital Sciences, and certain officers/directors of Orbital Sciences. The releases became effective upon launch of the OrbView-3 satellite by Orbital Sciences and payment by Orbital Sciences of $2.5 million to the Predecessor Company (the “Orbital Sciences Payment”). In exchange, Orbital Sciences received new notes that were equal to the Orbital Sciences Payment and ranked pari passu with the new notes to be issued to the Predecessor Company’s pre-bankruptcy unsecured creditors. As part of the Settlement Agreement, if OrbView-3 was not launched by April 30, 2003 or on-orbit check out was not successfully completed by July 31, 2003, Orbital Sciences would pay the Predecessor Company delay penalties. Orbital Sciences also agreed to defer certain payment obligations of the Predecessor Company and to forgive others. The Predecessor Company obtained formal approval of the Settlement Agreement from the Bankruptcy Court on February 19, 2003.
     On September 15, 2003, the Predecessor Company filed its Fourth Amended Plan of Reorganization (the “Plan”) and Fourth Amended Disclosure Statement with the Bankruptcy Court. The Plan was confirmed by the Bankruptcy Court on October 24, 2003. The Successor Company, ORBIMAGE Inc., officially emerged from bankruptcy protection effective December 31, 2003. As part of the final reorganization, on December 31, 2003, all existing notes and shares of capital stock of the Predecessor Company were cancelled. Holders of the Predecessor Company’s old notes and the Predecessor Company’s general unsecured creditors received $50 million in new ORBIMAGE Senior Subordinated Notes and 6 million shares of common stock, representing approximately 99 percent of the outstanding capital stock of ORBIMAGE. Holders of certain debt obligations incurred during the Company’s bankruptcy received approximately $19 million in new ORBIMAGE Senior Notes. Holders of the Company’s Series A Preferred Stock received warrants to purchase up to approximately 319,000 shares of common stock of ORBIMAGE at an exercise price of $28.22 per share.
     In connection with the emergence from Chapter 11, ORBIMAGE reflected the terms of its Plan of Reorganization in its financial statements in accordance with American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“SOP 90-7”) with respect to financial reporting upon emergence from Chapter 11 (“Fresh-Start accounting”). Upon applying Fresh-Start accounting, a new reporting entity (the Successor Company) is deemed to be created on the Effective Date and the recorded amounts of assets and liabilities are adjusted to reflect their estimated fair values. Such fair values represent our best estimates based on independent valuations. These valuations were based on a number of estimates and assumptions which were inherently subject to significant uncertainties and contingencies beyond our control. The reported historical financial statements of the Predecessor Company for the years ended December 31, 2003 and prior will not be comparable to those of the Successor Company.
     As of April 5, 2002, the date of the Predecessor Company’s voluntary petition for reorganization under Chapter 11, the Predecessor Company adopted the financial reporting and accounting policies required for companies operating pursuant to Chapter 11 as prescribed in SOP 90-7. We have reported revenues, expenses, gains and losses relating to the reorganization separately in the accompanying statement of operations for the years ended December 31, 2003 and 2002, respectively.
     As a general rule, all of the Predecessor Company’s contracts and leases continued in effect in accordance with their terms, unless otherwise ordered by the Bankruptcy Court. The Bankruptcy Court provided the Predecessor Company with the opportunity to reject any executory contracts or unexpired leases that were burdensome or assume any contracts or leases that were favorable or otherwise necessary to its business operations. Certain executory contracts were rejected by the Predecessor Company during the course of the bankruptcy proceedings.
     Corporate Reorganization. ORBIMAGE Holdings Inc, a Delaware corporation (“ORBIMAGE Holdings”), was organized on April 4, 2005 to enable its predecessor registrant and now its wholly-owned subsidiary, ORBIMAGE Inc., to implement a holding company organizational structure. Effective June 21, 2005, the Company reorganized into a holding company structure, effected by a merger conducted pursuant to Section 251(g) of the General Corporation Law of the State of Delaware (the “Merger”), which provides for the formation of a holding company structure without a vote of the stockholders of the corporation in the position of ORBIMAGE Inc.

     Prior to the Merger, ORBIMAGE Holdings was a direct, wholly-owned subsidiary of ORBIMAGE Inc., and ORBIMAGE Merger Sub Inc., a Delaware corporation (the “Merger Sub”), was a direct, wholly-owned subsidiary of ORBIMAGE Holdings. Both ORBIMAGE Holdings and Merger Sub were organized for the sole purpose of implementing the holding company structure. Pursuant to the Merger, Merger Sub merged with and into ORBIMAGE Inc., with ORBIMAGE Inc. continuing as the surviving corporation. Each issued and outstanding share of common stock of ORBIMAGE Inc. was converted into one share of common stock of ORBIMAGE Holdings, each issued and outstanding share of common stock of Merger Sub was converted into one share of ORBIMAGE Inc. common stock, and the separate corporate existence of Merger Sub ceased, and all of the issued and outstanding shares of ORBIMAGE Holdings owned by ORBIMAGE Inc. were automatically canceled and retired. As a result of the Merger, each stockholder of ORBIMAGE Inc. became a holder of the common stock of ORBIMAGE Holdings, evidencing the same proportional interests, and ORBIMAGE Inc. became a direct, wholly owned subsidiary of ORBIMAGE Holdings. Accordingly, ORBIMAGE Holdings became the successor registrant of ORBIMAGE Inc. for SEC reporting purposes.
     In connection with the Merger, ORBIMAGE Holdings assumed ORBIMAGE Inc.’s obligations under its stock incentive plans. In addition, ORBIMAGE Holdings assumed ORBIMAGE Inc.’s obligations under the various warrants issued December 31, 2003, the Warrant Agreement dated March 14, 2005 and the warrant certificates issued thereunder. Outstanding options and warrants to purchase ORBIMAGE Inc.’s common stock were automatically converted into options and warrants to purchase an equal number of shares at the same exercise price of ORBIMAGE Holdings common stock. ORBIMAGE Holdings also assumed ORBIMAGE Inc.’s registration obligations under (i) the Registration Rights Agreement, dated as of December 31, 2003, by and between ORBIMAGE Inc. and certain holders of ORBIMAGE Inc.’s outstanding securities, relating to securities issued to such holders pursuant to the terms of ORBIMAGE Inc.’s Plan of Reorganization and emergence from Chapter 11 bankruptcy on December 31, 2003 and (ii) the Registration Rights Agreement, dated as of November 16, 2004, by and between ORBIMAGE Inc. and certain holders of ORBIMAGE Inc.’s common stock and warrants issued on March 25, 2005.
     The conversion of shares of capital stock in the Merger occurred without an exchange of certificates. The provisions of the certificate of incorporation, including, without limitation, those relating to the authorized capital stock and the bylaws of ORBIMAGE Holdings, are identical to those of ORBIMAGE Inc. prior to the Merger. The directors and executive officers of ORBIMAGE Holdings are the same individuals who were directors and executive officers of ORBIMAGE Inc. immediately prior to the Merger. The other liabilities of ORBIMAGE Inc., including contingent liabilities, were not assumed by ORBIMAGE Holdings in the transaction and therefore continue to be obligations of ORBIMAGE Inc., and the assets of ORBIMAGE Inc. were not transferred to ORBIMAGE Holdings and continue to be the assets of ORBIMAGE Inc.
     NextView Program. The U.S. government, through the NGA, announced in March 2003 that it intends to support the continued development of the commercial satellite imagery industry through subsidies for the engineering, construction and launch of the next generation of imagery satellites. This program is known as NextView. The first NextView award was made to a competitor of the Company in September 2003.
     The NGA announced a request for proposals from potential second providers in April 2004. The NextView Second Vendor program will allow the NGA to have two separate providers of next generation high-resolution satellite imagery. On September 30, 2004, the NGA announced that the Company had been awarded a contract under this NextView Second Vendor program. As the winning bidder of the NextView Second Vendor award, we will, as prime contractor, construct a new satellite, which we refer to as OrbView-5. The Company estimates its total project cost (including financing and launch insurance costs) to bring the OrbView-5 satellite into service will be approximately $502 million. Under the NextView contract, the NGA will support the project with a cost share totaling approximately $237 million spread out over the course of the project and subject to various milestones.
     The Company anticipates the OrbView-5 satellite would be launched in early 2007 and go into service by mid-2007. The Company intends to purchase launch insurance and on-orbit insurance to cover the loss of the satellite in the event of a launch failure or if on-orbit anomalies prevent the satellite from being placed into service. The costs of such insurance cannot be determined with specificity at this time, but the Company believes the premium would cost approximately 20 percent of the coverage amount if the insurance market at the time such insurance is purchased is similar to the current market. Once the OrbView-5 satellite is placed into service, the NextView award provides for the NGA to order imagery from the satellite for six quarters (which we expect to be through September 30, 2008). The NGA would have the first right to order images from the satellite, which would utilize slightly more than half of the satellite’s imagery-taking capacity at any given time, with the remainder available for commercial and state and foreign government sales by the Company.
     The Company believes that when it is launched and placed into service, the OrbView-5 satellite will be the most modern, high-capacity, high-resolution commercial imaging satellite in the world. OrbView-5 will be designed to provide better than 0.5 meter resolution panchromatic images, and better than 2.0 meter resolution multi-spectral images, with the capability to take images across 700,000 square kilometers of the earth’s surface every day.
Industry and Business Considerations
     As a government contractor, we are subject to U.S. government oversight. The government may inquire about and investigate our business practices and audit our compliance with applicable rules and regulations. The government could make claims against us if the results of such audits or investigations warrant such action. Under government procurement regulations and practices, an indictment of a government contractor could result in that contractor being fined and/or suspended from bidding on or being awarded new government contracts for a period of time or debarment for a period of time. We are not aware of any such audits or investigations against us at this time. We are also exposed to risks associated with U.S. government contracting such as technological uncertainties and obsolescence, and dependence on Congressional appropriation and allotment of funds each year. The nature of our products and services exposes us to certain risks associated with state of the art technologies such as delays, cost growth and product failure.
     The nature of our international business also makes us subject to the export control regulations of the U.S. Department of Commerce. If these regulations are violated, it could result in monetary penalties and denial of export privileges. We are currently not aware of any violations of export control regulations which could have a material adverse effect on our business or our financial position.
Critical Accounting Policies
     We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. As such, we are required to make certain estimates, judgments and assumptions that we believe are reasonable based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Management bases their estimates and judgments on historical experience and on various other factors. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be affected by changes in those estimates. The following represent what we believe are the critical accounting areas that require the most significant management estimates and judgments.
     Revenue Recognition and Contract Accounting. ORBIMAGE’s principal source of revenue is the sale of satellite imagery to customers, value added resellers and distributors. Such sales often require us to provide imagery over the term of multi-year sales contracts. Accordingly, we recognize revenues on imagery contracts on a straight-line basis over the delivery term of the contract. Deferred revenue is recorded when payments are received in advance of the delivery of imagery. As stated previously, the NGA will support the NextView program with a cost share totaling approximately $237 million spread out over the course of the construction phase of the project and subject to various milestones. These NGA payments are recorded as deferred revenue when received and will be recognized as revenue from when the OrbView-5 satellite is placed into service through the initial imagery purchase period under contract, which currently is expected to be through September 30, 2008.
     A portion of our business is derived from long-term firm fixed-price contracts with the U.S. government and commercial customers. Revenue under these contracts is recognized using the percentage of completion method of accounting. Such revenues are recorded based on the percentage of costs incurred in the applicable reporting period as compared to the most recent estimates of costs to complete each project. These incurred costs approximate the output of deliverables to our customers. Estimating future costs and, therefore, revenues and profits, is a process requiring a high degree of management judgment. Management bases its estimate on historical experience and on various assumptions that are believed to be reasonable under the circumstances. Costs to complete include, when appropriate, labor, subcontracting costs and materials, as well as an allocation of indirect costs. Reviews of the status of contracts are performed through periodic contract status and performance reviews. In the event of a change in total estimated contract cost or profit, the cumulative effect of such change is recorded in the period in which the change in estimate occurs. ORBIMAGE has not incurred any material changes in estimates on its imagery and image processing contracts with the U.S. government.
     Prior to the launch of OrbView-4 in 2001, the Predecessor Company derived a significant amount of its revenues from the construction of ground stations built to downlink imagery directly from OrbView-3 and OrbView-4 to our customers. Ground station construction activity was restarted after the successful launch of OrbView-3 in June 2003, and was substantially completed in December 2003 without further increases in costs.
     Certain of our contracts with the NGA consist of multiple elements. For contracts consisting of multiple elements, we identify these elements and consider whether the delivered item(s) has value to the customer on a standalone basis, whether there is objective and reliable evidence of the fair value of the undelivered item(s) and, if the arrangement includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially in our control. We evaluate such contracts to ensure that, for purposes of determining standalone value, performance of any one element of the contract is not directly contingent on performance of the other contract elements. Revenue recognition may be impacted if nonperformance of one contract element causes the customer to terminate the other element(s). Such contracts are also subject to, among other things, termination rights, refunds of payments due to unsatisfactory performance and uncertainty regarding availability of future funding.
     Receivables. A significant amount of judgment is required by management in estimating the reserves required for receivables that are potentially uncollectible. We perform ongoing credit evaluations of our customers and adjust credit limits based upon payment history and the customer’s current credit worthiness, as determined by our review of their current credit information. We regularly monitor collections and payments from our customers and maintain a provision for estimated credit losses based upon our historical experience and any specific customer collection issues that we have identified. If collection of the receivable is not reasonably assured at the time services are performed, we do not initially record the revenue, but rather record an allowance for customer credits to offset the receivable. If there is a change in the customer’s financial status or the receivable is collected, revenue is recorded at that time. While such credit losses described above have historically been within our expectations and the provisions established, we cannot guarantee that we will experience the same credit loss rates that we have estimated or historically experienced. As such, additional charges could be incurred in the future to reflect differences between estimated and actual collections.
     Long-Lived Assets. In assessing the recoverability of our satellites, fixed assets and other long-lived assets, we evaluate the recoverability of those assets in accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This Statement requires that certain long-lived fixed assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Changes in estimates of future cash flows could result in a write-down of the asset in a future period. Estimated future cash flows could be impacted by, among other things, changes in estimates of the useful li ves of the assets (e.g., degradation in the quality of images downloaded from the satellite), changes in estimates of our ability to operate the assets at expected levels (e.g., due to intermittent loss of satellite transmissions) and by the loss of one or several significant customer contracts.
     System Depreciation. Depreciation of the capitalized costs begins when the satellites and related ground systems are placed into service. Depreciation and amortization are recognized using the straight-line method. We amortized the cost of the OrbView-2 license over the seven and one-half year design life of the OrbView-2 satellite, which ended in the second quarter of 2005. We began depreciating the cost of OrbView-3 over its five-year design life in February 2004 when we commenced OrbView-3 business operations. We depreciate the ground systems assets over the estimated lives of the related satellite assets. Total annual depreciation for the OrbView-3 system is approximately $20.2 million.

     Goodwill. We evaluate the carrying value of goodwill on an annual basis in the fourth quarter of each year and when events and circumstances warrant such a review in accordance with SFAS 142, “Goodwill and Other Intangible Assets.” SFAS 142 requires the use of fair value in determining the amount of impairment, if any, for recorded goodwill. In assessing the recoverability of goodwill and other intangibles, we must make assumptions regarding the estimated future cash flows and other factors (such as changes in discount rates, changes and updates to our five-year business plan and industry projections and analyses) to determine the fair value of the respective assets. Estimates of future cash flows may be affected by such factors as the reporting unit’s past performance in providing products and services, the status of contract funding and the existence of options to extend the contract and the probability of exercising such options. Should the fair value of the reporting unit exceed its carrying amount, we would then allocate the calculated fair value to the assets and liabilities of the reporting unit (including goodwill). Any calculated impairment loss would be recognized if the carrying amount of goodwill exceeds the implied fair value. If and when these circumstances or their related assumptions change in the future, the Company may be required to record impairment charges for these assets. An impairment test was performed on recorded goodwill and it was determined that no impairment existed at December 31, 2004 and 2003.
     Prepaid Financing Costs. Expenses associated with the issuance of Senior Secured Floating Rate Notes are capitalized and are being amortized over the term of the note using the effective interest rate method. These costs are included in “Other assets” on the balance sheet. As of June 30, 2005 prepaid financing costs were $19.3 million, net.
     Derivative Instruments and Hedging Activities. ORBIMAGE accounts for interest rate swaps under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended. Under SFAS No. 133, all derivatives are recorded on the balance sheet as assets or liabilities and measured at fair value. For derivatives designated as cash flow hedges, the effective portion of the changes in fair value of the derivatives are recorded in other comprehensive income and subsequently recognized in earnings when the hedged item impacts income. The ineffective portion of cash flow hedges are recorded in current earnings.
Results of Operations
     As discussed above, the Company emerged from bankruptcy protection and adopted fresh-start accounting effective December 31, 2003. References to “Predecessor Company” refer to Orbital Imaging Corporation prior to December 31, 2003. References to “Successor Company” refer to ORBIMAGE on and after December 31, 2003, after giving effect to the cancellation of the then-existing common stock and the issuance of new securities in accordance with the Plan of Reorganization and application of fresh-start reporting. As a result of the fresh-start reporting, the Successor Company’s financial statements are not comparable with the Predecessor Company’s financial statements.
Comparison of Three Months and Six Months Ended June 30, 2005 and 2004
     Revenues. Revenues for the three months ended June 30, 2005 were approximately $8.5 million as compared to $9.7 million in the same period in 2004. Revenues for the six months ended June 30, 2005 were approximately $17.2 million, compared to $11.8 million for the same period in 2004. The decrease in revenue for the quarter resulted principally from a reduction in contract revenues on an international imagery contract renewed in 2005 at a lower amount. The effect of this change reduced revenues in the second quarter of 2005 by approximately $0.9 million as compared to 2004. Revenues have developed more slowly than anticipated largely a result of international customers delaying purchasing decisions pending the outcome of the industry consolidation currently underway. The remaining decrease mainly resulted from a surge in production activities that took place during the second quarter of 2004 to compensate for first quarter 2004 delays in receiving source materials from our customers. The increase in 2005 year-to-date revenues as compared to 2004 was primarily due to commencement of OrbView-3 operations for the U.S. Government effective in March 2004 under the NGA ClearView program for imagery and infrastructure enhancements, and in June 2004 for production services. The timing of the commencement of these activities resulted in a $4.6 million increase in 2005 revenues over 2004. The remaining increase resulted from the commencement of OrbView-3 operations for international customers in the second quarter of 2004. The Company recognized revenues generated from OrbView-3 products and services of $6.9 million and $7.2 million for the three months ended June 30, 2005 and 2004, respectively, and $14.4 million and $7.8 million for the six months ended June 30, 2005 and 2004, respectively.
     Direct Expenses. Direct expenses include the costs of operating and depreciating the OrbView-3 satellite, the OrbView-2 license and the related ground systems, as well as construction costs related to distributor-owned ground stations. Labor expenses and depreciation represent the largest component of direct expenses. Direct expenses for the three months ended June 30, 2005 and 2004 were approximately $9.3 million and $9.5 million, respectively, while direct expenses for the six months ended June 30, 2005 and 2004 were approximately $18.2 million and $15.8 million, respectively. The decrease in expense for the second quarter of 2004 resulted from the elimination of depreciation expense recognition on the OrbView-2 satellite in April 2005 as a result of it reaching the end of its design life. The OrbView-2 satellite continues to operate effectively with no degradation of service. The increase in direct expenses for the six month period can be largely attributed to the commencement of depreciation of OrbView-3 satellite and related assets which began in February 2004. ORBIMAGE recorded depreciation expense on the OrbView-3 satellite and related ground system assets of $5.4 million and $5.2 million for the three months ended June 30, 2005 and 2004, respectively, and $10.5 million and $8.6 million for the six months ended June 30, 2005 and 2004, respectively.
     Selling, General and Administrative Expenses. Selling, general and administrative (“SG&A”) expenses include the costs of marketing, advertising, promotion and other selling expenses, as well as the costs of the finance, administrative and general management functions of ORBIMAGE. SG&A expenses were approximately $3.1 million for the three months ended June 30, 2005 compared to $2.2 million recorded for the 2004 period. SG&A expenses for the six months ended June 30, 2005 and 2004 were approximately $5.6 million and $3.8 million, respectively. The increase in SG&A expenses for both periods over the previous year is largely attributable to increased sales and marketing expenditures to pursue business opportunities, increased staffing of both the sales and administration functions, and increased expenses associated with regulatory compliance.
     Interest Expense, net. The Company recorded net interest expense of approximately $1.6 million and $2.5 million during the three months ended June 30, 2005 and 2004, respectively, and $3.7 million and $4.9 million for the six months ended June 30, 2005 and 2004, respectively. These amounts principally represent interest expense incurred on the Senior Notes and Senior Subordinated Notes. Both the Senior Notes and the Senior Subordinated Notes initially incurred interest payable in kind at an annual rate of 13.625 percent through December 31, 2004. Total interest expense paid in kind for the three months and six months ended June 30, 2004 was approximately $2.5 million and $5.0 million, respectively. At December 31, 2004, approximately $10.3 million of interest expense paid in kind was added to the principal balance, resulting in total long-term debt of $85.0 million. Beginning on January 1, 2005, the Senior Notes and Senior Subordinated Notes incur interest at an annual rate of 11.625 percent, payable in cash on a semiannual basis. Interest expense was $2.1 million and $4.7 million for the three months and six months ended June 30, 2005, respectively. ORBIMAGE recorded interest income of $0.6 million and $1.0 million for the three months and six months ended June 30, 2005, respectively.
     Loss from Early Extinguishment of Debt. On March 31, 2005, ORBIMAGE repaid the Senior Notes due 2008 out of existing cash received pursuant to the exercise of warrants by certain investors during the first quarter of 2005. This payment included an amount representing interest expense that would have been payable through June 30, 2005, the date of the initial interest payment, in accordance with the terms of the associated indenture agreement. The Company recorded a loss of $0.6 million associated with the early extinguishment of the Senior Notes.
     Benefit for Income Taxes. The Company recorded no income tax benefit for the three months and six months ended June 30, 2005 and 2004, respectively. The Company continues to record a full valuation allowance against its net deferred tax asset.
     Backlog. Total negotiated backlog excluding the NGA’s expected remaining contribution relating to OrbView-5 construction costs was $230.7 million at June 30, 2005. This amount includes both funded backlog (unfilled firm orders for our products and services for which funding has been both authorized and appropriated by the customer) and unfunded backlog (firm orders for which funding has not yet been appropriated). Negotiated backlog does not include potential orders to be issued under indefinite-delivery/indefinite-quantity (“IDIQ”) type contracts. Total funded backlog was $30.5 million at June 30, 2005. In addition, the NGA’s share of OrbView-5 construction costs of up to $237.4 million will be recognized as revenue on a straight-line basis over the imagery delivery term of the program after OrbView-5 has been placed into service.
Comparison of Fiscal Years Ended December 31, 2004, 2003 and 2002
     Revenues. Revenues for the years ended December 31, 2004, 2003 and 2002 were $31.0 million, $9.2 million and $15.6 million, respectively. The significant increase in 2004 revenues as compared to 2003 was primarily due to the commencement of OrbView-3 operations for the U.S. government and our major international customers. In February 2004, the OrbView-3 satellite commenced regular operations for our regional distributor in Japan. In March 2004, we were awarded a contract to supply the NGA with imagery and value-added products from the OrbView-3 satellite. The NGA’s ClearView award provides us with guaranteed minimum revenues of $27.5 million over two years, of which approximately $10.5 million and $12 million represent minimum commitments to purchase imagery in years one and two, respectively. The contract also provides for the NGA to reimburse approximately $5 million for infrastructure costs we incurred to provide the required imagery. In June 2004, we received a task order to provide $6.4 million of production services to the NGA under the ClearView program during the first year of the contract. Revenues generated from OrbView-3 products and services were approximately $23.2 million in 2004.
     Direct Expenses. Direct expenses include the costs of operating and depreciating the OrbView-3 satellite, the OrbView-2 license and the related ground stations and construction costs related to the OrbView-3 distributor-owned ground stations. Direct expenses for the years ended December 31, 2004, 2003 and 2002 were $33.8 million, $10.7 million and $10.5 million, respectively. In the first quarter of 2004, we commenced recording depreciation expense on the OrbView-3 satellite and related ground station assets. Total depreciation expense recorded for these assets in 2004 was approximately $18.6 million. Approximately $3.8 million of the remaining increase resulted principally from increased staffing requirements in connection with the commencement of service to our OrbView-3 customers in the United States and overseas and another $2.5 million resulted from increases in materials, insurance and other direct costs associated with OrbView-3 operations that commenced in 2004. These increases were offset by a $2.4 reduction in costs incurred related to the construction of a distributor ground station which was completed in early 2004.
     Direct expenses for 2003 increased by $0.2 million, or two percent, from the comparable 2002 amount. Increased costs from subcontractor activities associated with the completion of a ground station construction contract of $2.7 million and increased costs resulting from the commencement of OrbView-3 operations of $1.1 million were offset by reduced depreciation expense of $2.7 million resulting from the write-down of the value of the OrbView-2 satellite and from a reduction in imagery production activities of $1.1 million. This write down was taken in 2002 because of the decrease in OrbView-2 revenues derived from the NASA contract.
     Selling, General and Administrative Expenses. Selling, general and administrative (“SG&A”) expenses include the costs of marketing, advertising, promotion and other selling expenses, as well as the costs of the finance, administrative and general management functions of ORBIMAGE. SG&A expenses for the years ended December 31, 2004, 2003 and 2002 were $11.7 million, $4.7 million and $4.1 million, respectively. Approximately $3.5 million of this variance resulted from the amortization of deferred compensation associated with stock awards granted to employees. Another $0.7 million of the increase resulted from internal labor costs and consultant expenses associated with preparing the successful NextView proposal. The remaining variance consisted primarily of an increase in labor costs of $0.8 million and an increase of $1.3 million resulting from non-labor expenses associated with the commencement of OrbView-3 business operations in 2004. SG&A expenses increased in 2003 by $0.6 million, or 15 percent, as compared to 2002, as a result of increased OrbView-3 sales and marketing activities after the successful launch.
     Asset Losses and Impairment Charges. On September 12, 2003, the Predecessor Company signed a settlement agreement with MDA concerning its remaining marketing rights in the long-delayed Canadian RadarSat-2 satellite program. The Predecessor Company had originally paid $30 million to MDA to acquire an exclusive territorial license to distribute and sell RadarSat-2 imagery in North America (except Canada), and was obligated to pay an additional $10 million to MDA as final payment prior to the Chapter 11 filing. Under the terms of the settlement agreement, the Predecessor Company received $10 million from MDA on October 1, 2003 and $1 million on October 1, 2004 and will receive an additional payment of $1 million on October 1, 2005. If MDA were to default in making such payment, interest would accrue on the unpaid principal amount at the default rate of 18 percent per annum compounded quarterly. In exchange, the Predecessor Company agreed to end its dispute with MDA and return its limited licenses in RadarSat-2 back to MDA, the prime contractor for the program. The Predecessor Company recorded a loss on the sale of the RadarSat-2 Territorial License of $18.2 million in 2003.
     In 2002, due to the continued effect of terrorism activities on Federal funding for scientific imagery applications, the Predecessor Company evaluated the recoverability of the OrbView-2 satellite pursuant to Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Accordingly, the carrying value of the satellite and related ground station assets were adjusted to their most likely estimated fair values based on anticipated future discounted cash flows, resulting in a non-cash impairment charge of $5.1 million for the year ended December 31, 2002.
     Interest Expense, net. We recorded net interest expense of approximately $10.3 million during the year ended December 31, 2004, which represents interest incurred on the ORBIMAGE Senior Notes and ORBIMAGE Senior Subordinated Notes. Interest expense on both the ORBIMAGE Senior Notes and the ORBIMAGE Senior Subordinated Notes was payable in kind at an annual rate of 13.625% through December 31, 2004. Beginning on January 1, 2005, the ORBIMAGE Senior Notes and ORBIMAGE Senior Subordinated Notes bear interest at an annual rate of 11.625%, payable in cash on a semiannual basis. The Predecessor Company recorded net interest expense of $1.3 million and $8.1 million for the years ended December 31, 2003 and 2002, respectively. Interest expense in 2003 represented interest expense on debt incurred for the purchase of insurance coverage for the combined risk of launch, satellite checkout and on-orbit satellite operations with respect to OrbView-3. This insurance loan is discussed in detail in the Liquidity and Cash Flows section below. The total amount borrowed was approximately $17.8 million. Interest accrued on the Insurance Loan at an annual rate of 13.625% and was added to the principal balance. This loan was converted to new ORBIMAGE Senior Notes on the effective date of the emergence from Chapter 11. Net interest expense in 2002 represents interest obligations incurred under the Predecessor Company’s senior notes. The Predecessor Company ceased recognizing interest expense on April 5, 2002, the date the Predecessor Company filed under Chapter 11. If the Predecessor Company had recorded interest expense during the Chapter 11 period, interest expense for the years ended December 31, 2003 and 2002 would have increased by approximately $28.0 million and $22.0 million, respectively.
     Reorganization Items. In accordance with SOP 90-7, reorganization items have been segregated from continuing operations in the Statement of Operations. The largest component of reorganization items for 2003 is a gain of $104.8 million that was recorded on the discharge of the Predecessor Company’s old senior notes as discussed above. Reorganization items incurred during 2003 and 2002 also include legal and advisory fees incurred in conjunction with the Chapter 11 process of $6.1 million and $7.2 million, respectively.
     Benefit for Income Taxes. No income tax benefit was recorded for the years ended December 31, 2004, 2003 and 2002 due to uncertainty regarding sufficiency of taxable income in future periods. As of December 31, 2004, we had net operating loss carryforwards totaling approximately $158 million, which expire, beginning in 2021. Such net operating loss carryforwards are subject to certain limitations and other restrictions
     Backlog. Our backlog, excluding the NGA’s expected remaining contribution relating to OrbView-5 construction costs, was approximately $249 million on December 31, 2004. Of this amount, backlog from U.S. government contracts was approximately $222 million, and backlog from international ground station customers was approximately $27 million. In addition, the NGA’s share of OrbView-5 construction costs of up to $237 million will be recognized as revenue on a straight-line basis over the imagery delivery term of the program after OrbView-5 has been placed into service.
Liquidity and Cash Flows
     Net Cash Provided by (Used In) Operating Activities. Net cash provided by operating activities was $54.9 million and net cash used in operating activities was $6.8 million during the six months ended June 30, 2005 and 2004, respectively. Cash provided by operating activities in 2005 is primarily attributable to a $45.3 million increase in deferred revenue, which represents milestone payments received from NGA for the NextView program during the first half of 2005. The Company has achieved each of the program milestones on the NextView contract through June 30, 2005 in accordance with the milestone schedule. The Company has received approximately $69.9 million of NextView milestone payments from NGA through June 30, 2005, which represents all of the payments currently available under the milestone schedule. ORBIMAGE also generated $5.9 million of cash in the first half of 2005 through the collection of amounts owed by the U.S Government and regional distributors for OrbView-3 imagery and products. The Company also generated cash of approximately $1.9 million through its on-going operations. In 2004, ORBIMAGE used cash to fund its operations prior to the commencement of OrbView-3 revenue-generating activities as well as to make payments to obtain on-orbit insurance coverage on OrbView-3 and pay professional advisors in connection with the Company’s restructuring activities.
     Net cash provided by operating activities was $27.5 million in 2004 while cash used for operating activities was $3.0 million in 2003 and $5.1 million in 2002. Net income, after adjustments for non-cash items such as depreciation, amortization, interest expense paid in kind and stock compensation, was $13.2 million in 2004. Changes in working capital provided cash of $14.3 million and were derived principally from the generation of cash resulting from the commencement of OrbView-3 operations. The Predecessor Company’s net loss after adjustments for depreciation, amortization, impairment charges and the gain on debt extinguishment above was $10.2 million in 2003 and $7.8 million in 2002. Changes in working capital provided cash of $5.8 million in 2003 and $2.7 million in 2002. In 2003, the most significant source of operating cash was an $8.5 million payment received for completion of the distributor ground station in Japan. In 2002, the Predecessor Company used $34.3 million of restricted cash from insurance proceeds to repay accrued interest to the Predecessor Company’s senior note holders.
     Net Cash Provided by (Used In) Investing Activities. Investing activities used cash of approximately $88.4 million and $0.5 million for the six months ended June 30, 2005 and 2004, respectively. Capital expenditures associated with the NextView program were approximately $68.9 million for the six months ended June 30, 2005.
     Investing activities used cash of approximately $3.5 million in 2004, $9.1 million in 2003 and $2.0 million in 2002. Most of the 2004 expenditures represent internal salary and related costs as well as external costs associated with the in-orbit checkout of OrbView-3 and related systems and costs incurred to build the OrbView-5 satellite. The Company also incurred an additional $47.5 million of capitalized OrbView-5 costs in the fourth quarter of 2004, which were owed to the program’s subcontractors and paid in March 2005. In 2003, the Predecessor Company used $21.4 million for capital expenditures, $15.6 million of which was used to purchase launch insurance for OrbView-3. Offsetting those expenditures was the receipt of $10 million from MDA for the sale of the territorial license to distribute and sell RadarSat-2 imagery and $2.3 million of launch delay payments paid to the Predecessor Company by Orbital Sciences as a result of delays in launch and check-out of the OrbView-3 satellite. We expect to spend approximately $190 million on capital expenditures during the fiscal year ending December 31, 2005 related to the OrbView-5 satellite and related systems. The system procurement agreement is now largely completed save for a continuing warranty by Orbital Sciences on our ground stations which expired on May 7, 2005 and post-launch incentives we may owe to Orbital Sciences in connection with the ongoing performance of our Orb-View-3 satellite. Under the system procurement agreement, as modified by the settlement agreement, we currently owe Orbital Sciences $100,000 for an on-orbit milestone payment payable in 2005 and up to $5.1 million in post-launch on-orbit incentive payments payable over the next four years. The amount of each on-orbit payment is dependent on the operating performance of OrbView-3 at the time each payment is due.
     Net Cash Provided by (Used In) Financing Activities. Net cash provided by financing activities was $158.3 million for the six months ended June 30, 2005. ORBIMAGE neither received nor used cash for financing activities during the six months ended June 30, 2004. In February 2005, ORBIMAGE commenced a rights offering in which the Company issued to its existing shareholders transferable subscription rights to purchase up to an aggregate of approximately 3.26 million investment units, each consisting of one share of common stock and warrant to purchase a share of common stock at a cash exercise price of $10.00 per share. The subscription rights expired on March 14, 2005 and the offering was oversubscribed. ORBIMAGE received approximately $32.6 million from the rights offering on March 24, 2005. The Company also received $42.5 million of proceeds from the exercise of warrants which were issued in November 2004 to certain private investors associated with a private placement of equity that took place in the fourth quarter of 2004.
     On June 29, 2005, ORBIMAGE Holdings Inc. issued $250 million aggregate principal amount of Senior Secured Floating Rate Notes due 2012 (the “Notes”). The Notes were offered in a private placement to certain qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The purpose of the offering was to contribute the proceeds to the capital of its wholly-owned subsidiary, ORBIMAGE Inc., to be used for construction costs for the OrbView-5 satellite, to mandatorily redeem all of the outstanding Senior Subordinated Notes of ORBIMAGE Inc. that were to mature in 2008 and for general working capital purposes. In connection with this issuance, on June 29, 2005, ORBIMAGE Holdings entered into a Security Agreement with The Bank of New York

(“BONY”), as Collateral Agent, pursuant to which ORBIMAGE Holdings granted a first priority lien on and security interest in substantially all of the assets of ORBIMAGE Holdings. ORBIMAGE Inc. was prohibited from issuing a guarantee of the Notes at the date of issuance due to restrictions in the indenture governing its Senior Subordinated Notes.
     The Notes were issued at a discount of two percent of total principal; consequently, ORBIMAGE Holdings received $245 million of cash proceeds at closing. Concurrently with the closing of the offering, ORBIMAGE Holdings entered into an escrow agreement with BONY as Trustee and Escrow Agent whereby ORBIMAGE Holdings deposited $126.9 million into an escrow account, to remain until such time as ORBIMAGE Inc. could issue a guarantee of the Notes. This amount was classified as restricted cash in the Company’s balance sheet as of June 30, 2005. Approximately $8.9 million was used to pay certain transaction-related expenses. The remaining $109.2 million was contributed by ORBIMAGE Holdings to the capital of ORBIMAGE Inc. As a result of this capital contribution, on June 30, 2005, ORBIMAGE Inc. had “Unrestricted Cash” as defined in the indenture governing its existing Senior Subordinated Notes in an amount sufficient to require ORBIMAGE Inc. to redeem the Senior Subordinated Notes pursuant to the mandatory redemption provisions of that indenture. ORBIMAGE Inc. redeemed the Senior Subordinated Notes on July 6, 2005. Upon redemption of the Senior Subordinated Notes, ORBIMAGE Inc. provided its guarantee of the Notes, and the escrow was released to ORBIMAGE Holdings on July 11, 2005. The Company will record a loss of approximately $2.1 million relating to the early extinguishment of the Senior Subordinated Notes in the third quarter of 2005. Of this amount, approximately $1.2 million represents the write-off of the unamortized portion of consent fee payments paid in 2004 to the holders of the Senior Notes and the Senior Subordinated Notes to allow the Company to use its cash flows from existing operations toward project costs for the OrbView-5 satellite, and approximately $0.9 million represents payments to certain executive officers for refinancing the Senior Notes and Senior Subordinated Notes prior to their maturity in 2008 under the terms of an employment agreement entered into in October 2003.
     Net cash provided by financing activities was $22.2 million in 2004, $20.2 million in 2003 and $0 in 2002. In conjunction with the NextView program, on November 16, 2004, ORBIMAGE completed a private placement in which the Company issued investment units composed of 3.25 million shares of common stock and warrants to purchase 4.25 million shares of common stock for a purchase price of $10 per share. At the closing of the private placement, the Company received $32.5 million in gross proceeds. Additionally, ORBIMAGE incurred approximately $10.2 million of investment management fees and legal and other professional costs associated with a debt offering that was executed in 2005 associated with the NextView program. The 2003 amount consists of $19.1 million of loan proceeds that were used to procure launch insurance for OrbView-3 and $2.5 million of proceeds loaned by Orbital Sciences to the Predecessor Company. The insurance loan was converted into the Successor Company’s new ORBIMAGE Senior Notes and the Orbital Sciences loan was converted into the Successor Company’s new ORBIMAGE Senior Subordinated Notes upon emergence from bankruptcy.
     General. Our operations are subject to certain risks and uncertainties that are inherent in the remote sensing industry. We have incurred losses since inception, and we believe that we will continue to do so through 2005. As of June 30, 2005, the Company had $185.4 million of cash and cash equivalents. In addition, the Company had restricted cash of $126.8 million resulting from the issuance of long-term debt. These funds were released from escrow on July 11, 2005. In addition, in connection with the settlement agreement between the Predecessor Company and MDA regarding the sale of a license for rights to distribute data from the RadarSat-2 satellite being constructed by MDA, we possess a note for $1 million payable in October 2005. Historically our operating such flows were primarily impacted by the delays we experience in getting the OrbView satellite to launch.
     Since our emergence from Chapter 11, we have funded our capital expenditures and cash flows from operating activities using cash on hand and revenues from existing contracts, and since the award of the NextView contract, with regards to expenditures and cash flows relating to NextView, payments received under the NextView program. Our cash flows from operating activities have been at a break-even level since the commencement of full OrbView-3 operations at the end of the first quarter of 2004, and should increase with the addition of new customers. Our operating cash flows became more predictable in 2004 due to payments of guaranteed minimum amounts on our primary imagery contracts by all of our major customers, including the U.S. government. As discussed below, we began making cash payments of interest expense on our long-term debt in 2005. We believe that we currently have sufficient resources to meet our operating requirements through the next twelve months, but our ability to be profitable and generate positive cash flow through our operations beyond that period is dependent on the continued expansion of commercial services, adequate customer acceptance of our products and services and numerous other factors. As discussed below, the Company’s performance under the NextView contract will require significant capital expenditures to develop, manufacture and launch the OrbView-5 satellite, which will be funded through our previous issuances of equity, debt and the Company’s future operating cash flows.
Capital Structure and Resources
     Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.
     On the effective date of our emergence from bankruptcy protection, holders of the Predecessor Company’s senior notes and the Predecessor Company’s qualified general unsecured creditors received $50 million of the Successor Company’s new ORBIMAGE Senior Subordinated Notes. In addition, Orbital Sciences received $2.5 million of ORBIMAGE Senior Subordinated Notes in full satisfaction of its claims, and certain other parties received approximately $1.5 million of ORBIMAGE Senior Subordinated Notes in exchange for advisory and other services. Each holder of the Predecessor Company’s Insurance Loan received, in full satisfaction of its Insurance Loan claim, its pro rata share of the Successor Company’s new ORBIMAGE Senior Notes totaling approximately $19.1 million. At December 31, 2004, our total long-term debt amounted to $85.0 million.
     Both the ORBIMAGE Senior Notes and the ORBIMAGE Senior Subordinated Notes accrued interest at the rate of 13.625% per annum, payable only in kind, on a semiannual basis through December 31, 2004. Interest payable in kind on the ORBIMAGE Senior Notes and the ORBIMAGE Senior Subordinated Notes was approximately $10.3 million in 2004. Thereafter, interest became payable in cash on a semiannual basis in arrears at the rate of 11.625% per annum. The company paid $4.3 million of interest on these obligations during the six months ended June 30, 2005.
     The Notes will bear interest at a rate per annum, reset semi-annually, equal to the greater of six-month LIBOR or three percent, plus a margin of 9.5 percent. ORBIMAGE Holdings has entered into an interest rate swap arrangement pursuant to which it has fixed its effective interest rate under the Notes at 13.75 percent through July 1, 2008. The fair value of this cash flow hedge is approximately $3.3 million and has been recorded in other noncurrent liabilities in the accompanying condensed consolidated balance sheet at June 30, 2005.
     On June 29, 2005, ORBIMAGE Holdings entered into a Registration Rights Agreement under which ORBIMAGE Holdings will file a registration statement within 180 days after the issuance date of the Notes, enabling holders to exchange the notes for publicly registered notes with substantially identical terms. ORBIMAGE Holdings will use its reasonable efforts to cause the registration statement to become effective within 240 days after the issuance of the Notes, and will use its reasonable efforts to consummate an exchange offer within 270 days after the issuance of the Notes. The failure to comply with the obligations under this agreement will require ORBIMAGE Holdings to pay additional interest on the Notes under certain circumstances.
     In addition, the indenture governing the Notes contains restrictive covenants that will restrict certain payments, capital expenditures, limitations on issuance of debt, transfers, and asset sales, and will require us to maintain insurance.
     At June 30, 2005, we had contractual commitments to repay debt and to make payments under operating leases. Payments due under these long-term obligations (including interest obligations) and commitments are as follows:

	Payments due by Period
		Less Than		1-3	4-5	After
	Total	1 Year		Years	Years	5 Years
	(in thousands)
Long-term debt	$312,774	$62,774	(a)	$—	$—	$250,000
Operating lease commitments	7,194	1,030		3,200	2,014	950

Total contractual cash obligations	$319,968	$63,804		$3,200	$2,014	$250,950

(a)	The Senior Subordinated Notes due in 2008 were redeemed on July 6, 2005.
     Under the Plan of Reorganization as confirmed by the Bankruptcy Court, all of the existing preferred stock, common stock and any options and warrants outstanding were cancelled as of the effective date of the reorganization. The capital stock of the Successor Company consists of 25.0 million authorized shares of new common stock. Holders of the Predecessor Company senior notes and the general unsecured creditors received a pro-rata distribution of 6.0 million shares of the Successor Company common stock on the Effective Date. These shares currently trade publicly in the over-the-counter markets. Another 0.5 million shares of restricted stock and 0.4 million stock options have been issued as employee compensation since emergence from Chapter 11. These shares will vest over periods ranging from one to three years. The Predecessor Company’s outstanding preferred stock and outstanding warrants were cancelled as of the Effective Date. Holders of the Series A preferred stock were issued a pro-rata share of warrants to purchase up to 318,947 shares of Successor Company common stock at $28.22 per share. These warrants expire on December 31, 2007. These warrants were valued by the Successor Company at $2.04 per share.
NextView Funding
     The Company’s performance under the NextView Contract will require significant capital expenditures to develop, manufacture and launch the OrbView-5 satellite. In order to fund its operations and obligations under the NextView Contract, the Company will need to raise approximately $265 million over a period of approximately two and one half years. The Company planned to raise such funds through a combination of (i) an issuance and sale of units composed of an aggregate of approximately 6.5 million shares of its common stock and approximately 6.5 million new warrants for a price of $10 per unit totaling approximately $65 million, (ii) an issuance of $155 million of additional senior subordinated indebtedness of the Company, and (iii) cash flow generated by the Company’s existing business in the amount of approximately $45 million.
     The first portion of this funding was raised in a private placement to certain private investors which closed on November 16, 2004, in which the Company issued 3.25 million investment units, each consisting of one share of our common stock and one warrant to purchase a share of common stock at a cash exercise price of $10.00 per share. At the closing of the private placement, the Company received $32.5 million in gross proceeds. In addition, on that date the Company issued warrants to purchase an additional 1.0 million shares to the private investors as consideration for their commitment to backstop our rights offering. All of these warrants were exercised in the first quarter of 2005, with the Company receiving $42.5 million of proceeds. The second portion of this funding was raised in a rights offering that commenced in February 2005 in which the Company issued to its existing shareholders transferable subscription rights to purchase up to an aggregate of approximately 3.26 million investment units, each consisting of one share of our common stock and one warrant to purchase a share of common stock at a cash exercise price of $10.00 per share. The subscription rights expired on March 14, 2005 and the offering was oversubscribed. ORBIMAGE received approximately $32.6 million from the rights offering on March 24, 2005.
     In addition to these stock and warrant issuances, ORBIMAGE also received commitments from private investors to fund $155 million in aggregate principal amount of additional senior subordinated indebtedness. ORBIMAGE paid to each party who committed to the additional senior subordinated indebtedness a commitment fee equal to 100 basis points in cash for the total aggregate principal to which their commitments relate plus a pro rata share of 155,000 shares. Because the commitments were not refinanced by three months from execution of the NextView Contract, ORBIMAGE subsequently paid these parties an additional commitment fee in cash equal to 50 basis points. ORBIMAGE released these investors from their commitments on March 31, 2005. As a result of this release, ORBIMAGE was not obligated to pay a commitment fee to such investors that would otherwise have become due and payable on March 31, 2005.
     At September 30, 2004 the Company had received consents from the holders of its ORBIMAGE Senior Subordinated Notes and the holders of its ORBIMAGE Senior Notes that, among other things, permit ORBIMAGE to use up to $45 million of its cash flow from existing operations toward project costs for the OrbView-5 satellite. The consenting holders who held notes on the record date of July 29, 2004 received a consent fee in additional notes equal to 200 basis points on the principal amount of the notes to which the holders’ consents relate. In addition, the consents modified certain other provisions of the ORBIMAGE Senior Notes and the ORBIMAGE Senior Subordinated Notes to allow ORBIMAGE to perform its obligations under the NextView contract. In particular, those amendments would allow the Company to incur additional senior subordinated indebtedness discussed above, allowed ORBIMAGE to issue the shares and warrants that were issued in the private placement and the rights offering without using the proceeds thereof repurchase its outstanding ORBIMAGE Senior Notes and ORBIMAGE Senior Subordinated Notes and to incur capital expenditures under the NextView contract.
     As discussed above, in June 2005, the Company underwent a corporate reorganization and a refinancing transaction whereby the Company was able to secure the $155 million of debt financing commitment for the NextView program. ORBIMAGE expects to generate at least $45 million of operating cash for the OrbView-5 construction costs over the construction period of OrbView-5. Since the NextView award, ORBIMAGE has intensified its efforts to further develop its current operations, particularly in overseas markets. The incremental costs associated with international customers are expected to be smaller than the associated revenues, resulting in higher operating margins. Management believes that sufficient positive cash flow will be generated to allow ORBIMAGE to meet its NextView funding commitment.
Qualitative and Quantitative Disclosure of Market Risk
     The Company’s primary exposure to market risk relates to interest rates. The financial instruments which are subject to interest rate risk principally are limited to floating rate long-term debt. These notes are subject to interest rate fluctuation because the interest rate is reset semiannually for the term of the notes. A 100 basis point increase in market interest rates on the notes would result in an annual increase in the Company’s interest expense of approximately $2.5 million. The Company is using an interest rate swap to mitigate its interest rate exposure.
Recent Accounting Pronouncements
     In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS 123(R), “Share-Based Payments,” that, upon implementation, will impact the Company’s net earnings and earnings per share, and change the classification of certain elements of the statement of cash flows. SFAS 123(R) requires stock options and other share-based payments made to employees to be accounted for as compensation expense and recorded at fair value, and to reflect the related tax benefit received upon exercise of the options in the statement of cash flows as a financing activity inflow rather than an adjustment of operating activity as currently presented.
     In April 2005, the Securities and Exchange Commission (“SEC”) adopted a new rule which defers the compliance date of SFAS 123(R) until 2006 for calendar year companies such as ORBIMAGE. We intend to adopt SFAS 123(R) in the first quarter of 2006. We are continuing to analyze and assess a number of technical implementation issues relating to adoption of the standard, including the selection and use of an appropriate valuation model, and therefore the ultimate impact of adopting SFAS 123(R) is not yet known.
     In May 2005, the FASB issued SFAS 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3.” SFAS 154 requires retrospective application to prior period financial statements of a voluntary change in accounting principle and is effective for period beginning after December 15, 2005. The effect of adoption of SFAS 154 will depend upon the nature of accounting changes the Company may initiate in future periods, if any.
Recent Developments
     On September 15, 2005, ORBIMAGE Inc. and ORBIMAGE Holdings Inc. entered into a definitive asset purchase agreement to acquire the operating assets of Space Imaging LLC. The total consideration to be paid for the assets is approximately $58.5 million, subject to certain adjustments to be made at closing. The transaction is subject to government regulatory approvals and other customary closing conditions. ORBIMAGE is optimistic that such conditions will be satisfied in time for the closing to occur on or prior to December 31, 2005.
     Denver, Colorado-based Space Imaging is a leading supplier of visual information products and services derived from space imagery. Space Imaging launched the world’s first one-meter resolution, commercial Earth imaging satellite, IKONOS(tm), on Sept. 24, 1999. It is a privately held company with resellers and over a dozen international affiliates and ground stations around the world and provides satellite imagery and imagery products to a wide variety of governmental and commercial customers both in the U.S. and internationally.

BUSINESS
Overview
     ORBIMAGE is a leading provider of global space-based imagery of the earth. We provide our customers high-resolution and low-resolution imagery, imagery-derived products and image processing services.
     We currently operate the OrbView-3 high-resolution satellite and OrbView-2 low-resolution satellite. OrbView-3, launched in June 2003, supports a wide range of applications: general mapping and charting; defense, military planning, and intelligence; and civil and commercial applications such as agriculture, forestry, and environmental monitoring. It collects 1m resolution panchromatic (black and white) imagery and 4m resolution multi-spectral (color) imagery. OrbView-2, launched in 1997, collects 1km resolution multi-spectral imagery and was the first commercial satellite to image the Earth’s entire surface daily in color. Its coverage supports a wide array of projects focusing on global change, global warming, and non-scientific applications for commercial fishing and environmental monitoring, as well as military operations. As the winning bidder of the NextView Second Vendor award, we will, as prime contractor, construct a new satellite, which we refer to as OrbView-5. The Company anticipates the OrbView-5 satellite would be launched and go into service in early 2007.
     We also operate image production and exploitation facilities. The facility at our headquarters in Dulles, Virginia, produces and transmits up to 50,000 geospatial images per month. We also own and operate a satellite image processing facility in St. Louis, Missouri, that provides advanced image processing products, software, engineering analysis and related services to the U.S. Government and other commercial customers. The St. Louis facility was acquired in 1998 and is a leader in advanced image processing and photogrammetry. Photogrammetry refers to the process of measuring objects from the imagery data collected from satellites or other imagery sources and is used principally for object interpretation (i.e., establishing what the object is, type, quality, quantity) and object measurement (i.e., what are its coordinates, what is its form and size). These image production capabilities combined with imagery from our satellites enable us to provide end-to-end imagery solutions.
     Our headquarters is located at 21700 Atlantic Blvd., Dulles, Virginia, 20166. Our telephone number is 703-480-7500.
Company History; Relationship with Orbital Sciences
     We started in 1991 as an operating division of Orbital Sciences Corporation (“Orbital Sciences”) to manage the development and operation of remote imaging satellites that would collect, process, and distribute digital imagery of the earth’s landmass, oceans and atmosphere. We were incorporated under the name of Orbital Imaging Corporation in 1992 in Delaware as a wholly owned subsidiary of Orbital Sciences. Our first satellite, Orb-View-1 was launched in 1995, to provide dedicated weather — related imagery and metrological data to the National Aeronautics and Space Administration (“NASA”), and was retired from service in 2003. In 1996 and 1997, we executed three significant contracts with Orbital Sciences. These contracts involved, among other things, all assets and liabilities of Orbital Sciences’ operating division being sold to us at historical cost. Under these contracts, we purchased engineering, construction and launch services for each of our satellites from Orbital Sciences.
     The three significant contracts which we had with Orbital Sciences at the beginning of 2002 were: (i) the ORBIMAGE System Procurement Agreement dated November 18, 1996, as amended, (ii) the OrbView-2 License Agreement dated May 8, 1997, and (iii) the Amended and Restated Administrative Services Agreement dated May 8, 1997.
     Under the system procurement agreement, we purchased (i) the OrbView-1 satellite, (ii) an exclusive license entitling us to all of the economic rights and benefits of the OrbView-2 satellite, (iii) the OrbView-3 satellite and launch service, (iv) the OrbView-4 satellite and launch service and (v) the ground system assets used to command and control the satellites as well as receive and process imagery. The system procurement agreement originally called for the OrbView-3 satellite to be constructed and launched before OrbView-4; however, continuing schedule delays resulted in OrbView-4 being constructed and delivered first. In September 2001, Orbital Sciences attempted to launch our Orb-View-4 satellite but it failed to achieve orbit and was lost over the Indian Ocean. In June of 2003, Orbital Sciences successfully launched OrbView-3. We own all of our satellites (or, in the case of OrbView-2, an exclusive license to all rights in the satellite) and all material equipment at each of our ground stations, free of any liens or other encumbrances.
     On April 5, 2002 we filed for protection under Chapter 11 of the U.S. Bankruptcy Code in the Eastern District of Virginia (the “Court”) and in that proceeding commenced actions against Orbital Sciences for various claims, including breach of our procurement agreement in connection with delays in the construction and launch of our Orb-View-3 satellite. We subsequently settled those claims pursuant to a settlement agreement with Orbital Sciences.
     The system procurement agreement is now largely completed save for a continuing warranty by Orbital Sciences on our ground stations which expired on May 7, 2005 and post-launch incentives we may owe to Orbital Sciences in connection with the ongoing performance of our Orb-View-3 satellite. Under the system procurement agreement, as modified by the settlement agreement, we currently owe Orbital Sciences $100,000 for an on-orbit milestone payment payable in 2005 and up to $5.25 million in post-launch on-orbit incentive payments payable over the next four years. The amount of each on-orbit payment is dependent on the operating performance of OrbView-3 at the time each payment is due.
     Because the Orb-View-3 launch did not occur by April 30, 2003 and the cause of the delay in launch was other than force majeure (as defined in the system procurement agreement), the terms of the settlement agreement required Orbital Sciences to pay us penalties relating to the delayed launch and delayed on-orbit verification and checkout. The penalties were eliminated in October 2003 when it was mutually agreed that Orbital Sciences had made all commercially reasonable efforts to achieve on-orbit verification. Orbital Sciences paid us delay penalties of approximately $2.3 million during the year ended December 31, 2003.
     Under the Orb-View-2 license agreement, Orbital Sciences has granted an exclusive worldwide license to ORBIMAGE to use and sell Orb-View-2 imagery. Pursuant to the terms of the Orb-View-2 license agreement, Orbital Sciences assigned to ORBIMAGE all amounts that are due or become due to Orbital Sciences under a contract Orbital Sciences had with NASA to deliver Orb-View-2 imagery. At the time, this NASA contract, since expired, was the primary contract for imagery from Orb-View-2. We have sole responsibility for operating and controlling the Orb-View-2 satellite.
     Under the administrative services agreement, we paid Orbital Sciences for office space and other administrative services, as well as certain direct and indirect operating services provided by Orbital Sciences. The administrative services agreement was terminated on March 31, 2002. As part of the settlement agreement, we and Orbital Sciences executed a sublease agreement permitting us to continue subleasing our current office space from Orbital Sciences through April 2005. Currently, we lease space directly from the owner of our building.
     As of June 30, 2005, the Company has paid approximately $273 million to Orbital Sciences under these agreements most of which was paid prior to our bankruptcy. Approximately $0.8 million of this amount was paid under our office sublease since the Company’s emergence from Chapter 11. We currently owe Orbital Sciences a $100,000 on-orbit milestone payment payable in 2005 and up to $5.1 million in total post-launch on-orbit incentive payments payable over the next four years. The amount of each on-orbit incentive payment is dependent on the operating performance of OrbView-3 at the time each payment is due.
     We filed an amended Plan of Reorganization with the Bankruptcy Court on September 15, 2003 which received the requisite affirmative votes of our creditors, and the Court approved our Plan on October 24, 2003. We emerged from bankruptcy on December 31, 2003 having changed our corporate name to ORBIMAGE Inc. Other than the contractual obligations with Orbital Sciences under the procurement agreement and sublease as outlined above, following our emergence from bankruptcy, we no longer have any continuing relationship with Orbital Sciences or any of its affiliates. We refer to Orbital Imaging Corporation and its operations prior to January 1, 2004 as the “Predecessor Company.”
Remote Imagery Industry
     Remote imaging is the process of observing, measuring and recording objects or events from a distance using a variety of sensors mounted on satellites and aircraft. The market for remote sensing includes satellite development, construction and operations by both domestic and international commercial and government users who decide to build and operate their own satellite systems, as well as purchased imagery and related services currently addressable by existing imagery suppliers. Historically, in the United States, the only “commercial” operators of remote imaging satellites were quasi-governmental programs like the low-resolution Landsat satellite systems in operation since the 1970s. The opportunities for commercialization of space-based imagery expanded in 1994 when the U.S. Government implemented a policy permitting the worldwide, commercial sale of high-resolution satellite imagery by U.S. companies.
     Formerly, all satellite imagery systems were either military surveillance platforms or were sponsored by large national and international civil space agencies, which used satellites to monitor meteorological conditions and environmental changes on the Earth’s surface. Currently, there are a limited number of commercial providers of satellite imaging services, which collectively address only a portion of the market opportunities in the remote imaging industry. Historically, the majority of commercial imagery came from local or regional aerial photography firms. Although aerial imaging companies are able to achieve high spatial resolution and customize their products according to local needs, their slow response time, limited coverage range, restricted ability to fly over certain areas and high cost limit widespread use of their products.
     The major purchaser of commercial satellite imagery in the United States is the National Geospatial-Intelligence Agency (“NGA”) (formerly known as the National Imagery and Mapping Agency or “NIMA”). Under NGA’s ClearView and NextView programs, it acquires imagery and imagery derived products on behalf of its clients in the U.S. defense, intelligence and law enforcement agencies. Other agencies of the U.S. Government that purchase satellite imagery include the Department of Agriculture, the Department of Commerce (NOAA), the Department of Interior, the Department of State, the Department of Transportation, the Department of Treasury and many independent agencies that include the EPA, FEMA and NASA among others. The White House recently announced a Commercial Remote Sensing Space Policy establishing the U.S. Geological Survey (“USGS”) as the lead civil agency to implement a civilian version of NGA’s ClearView program for the procurement of commercial imagery for all civilian Federal (i.e. non-military) agencies.
     Similarly, countries around the world that are unable or unwilling to establish their own space programs must rely on limited aerial imagery collection for border surveillance and related national defense programs. OrbView-3, however, is able to image areas that are not accessible by airplanes because of restrictions on air space or because the areas are too remote. In addition, up-to-date maps are crucial for serving the high-technology segments of the national security market, such as digital terrain modeling for aircraft and missile guidance. International customers represent a substantial portion of our revenue from OrbView-3 as well.
     In the aftermath of the terrorist attacks on the U.S. on September 11, 2001 and the conflict in Afghanistan, the “war on terror” and the conflict with Iraq have significantly contributed to the increase in demand by the U.S. Government for satellite imagery to address national security and intelligence gathering concerns. This shift in demand towards commercial satellite imagery providers was formalized in the Bush Administrations “U.S. Commercial Remote Sensing Policy” dated April 25, 2003. This policy requires U.S. Government agencies to “rely to the maximum practical extent on commercial remotes sensing space capabilities for filling imagery and geospatial needs.”
     Additionally, a commercial imagery customer, like a telecommunications company that wants to map a large, fairly remote area to determine where to place cellular towers, would hire an aerial photographer to fly an airplane over the area to take pictures, develop the film and deliver the final map to the customer. This can be time consuming and expensive. In contrast, our high-resolution OrbView-3 satellite is capable of obtaining up to 20,000 square kilometers of one-meter resolution imagery in a single 10-minute pass (though operationally image windows are set for shorter periods and the imaging mode that maximizes the size of the imaged area is not used unless that is the appropriate mode for a customer’s needs). Additionally, OrbView-3 can quickly downlink its imagery to a customer or we can further process the imagery in response to specialized customer requests.
     We believe real-time global satellite imagery allows commercial customers to map areas of the world efficiently and cost-effectively where either no maps exist or where existing maps are obsolete. This imagery also permits users to monitor agricultural, forestry and fishing areas frequently to provide timely information to enhance business and government effectiveness.

Products and Services
     Currently, we employ an integrated system of imaging satellites, ground stations and global sales channels to collect, process, and distribute satellite imagery and derived products from our OrbView-2 and OrbView-3 satellites throughout the world. With our satellite systems and our large-scale product generation capabilities in Dulles and St. Louis, ORBIMAGE serves the worldwide market needs for advanced imagery information products to view, map, measure, and monitor the earth for applications ranging from environmental monitoring, to construction planning, to precision mapping and intelligence gathering. A clear, high-resolution image of the earth can help national security agencies monitor borders, gather intelligence on potential conflicts, plan air, ground and naval missions, deploy resources, and assess battle damage. It can also aid with a wide range of commercial applications such as environmental impact assessments, utility infrastructure planning, wireless telecommunications design, oil and gas exploration, forestry management, and natural disaster assessment.
     The U.S. Government is our largest single customer. We currently have a contract to provide NGA imagery, imagery derived products and image production services under the Government’s ClearView program over a two-year period which concludes in January 2006. The contract provides for NGA to pay us a minimum of $10 million in the first year and $12 million in the second year for imagery products. The contract also provides for NGA to reimburse approximately $5 million for infrastructure costs we have incurred and expect to incur to provide the required imagery.
     We provide imagery production services to NGA under the ClearView contract and the Global Geospatial Intelligence (GGI) program. We recently received an additional task order under the ClearView contract to provide $6.4 million of production services to NGA which will be performed during the first two years of the contract. Although funding for these programs has been allocated by the U.S. Government, the Government may cancel the programs at any time, subject to limited termination liability.
     Our various contracts with the U.S. Government in the aggregate were responsible for approximately 50% of our revenues for the year ended December 31, 2004.
     After the U.S. Government, our major clients are Korea Aerospace Industries, Ltd. in Korea, NTT Data Corporation in Japan, and a client in Taiwan. The material terms of each of these agreements is similar. In each case, our international clients pay us a guaranteed annual minimum for a defined amount of direct access time to OrbView-3 while it is over their antenna “footprint”. Under the agreements, the customer provides us with their requested collection and we then uplink commands to OrbView-3 to task such imagery and transmit it to the customer by direct downlink to the customer’s ground station. The contracts are generally for a period of up to four years and the customers have options to renew. In the event OrbView-3 becomes incapable of providing the required imagery, the contracts can be terminated, without further liability of either party beyond that for imagery already provided to the date of termination. The U.S. Government places certain restrictions on the sale and dissemination of satellite imagery which is discussed below under “Regulation — United States Regulation.”
     We also sell imagery and imagery products commercially, though it currently represents only a small portion of our revenues. ORBIMAGE currently offers two different commercial imagery products that are derived from OrbView-3 imagery and vary in type and processing levels for geolocation accuracy. Our initial product offering consists of two product types, OrbView BASIC™ and OrbView ORTHO™. OrbView BASIC™ imagery products are typically used by customers with the ability to perform their own advanced image processing and permit the customer to orthorectify (or adjust the image to give a consistent site angle throughout the image) the BASIC imagery product and perform three dimensional feature extraction (in addition to more routine image enhancements and processing). ORBIMAGE’s OrbView ORTHO™ imagery products are typically used by customers who need a product with a high degree of geolocation accuracy, for applications such as urban planning. Users are able to input any OrbView ORTHO™ imagery product directly into an image processing system as a base map or as a source for feature extraction. All OrbView ORTHO™ products have been corrected for the effects of systematic distortions, earth rotation and curvature effects, variations in orbital altitude and variations in the earth’s surface.
     Prices for our OrbView BASIC™ and OrbView ORTHO™ imagery products range from $15.00 — $73.00 per square kilometer and are delivered to our customers by various means, including electronic transmission, tape, compact disc, and direct downlink to ground receiving stations.

     We market our products directly to our major markets, including the U.S. Government and the international markets. We intend to rely on value-added resellers to develop, market, and sell our products and services to address certain target markets, including domestic markets.
     Prior to the spring of 2002, we also collected and distributed high-resolution aerial imagery products but we terminated the distribution agreement with our prior supplier of aerial imagery during our restructuring. We see aerial imagery data as complementary to our satellite data and plan to expand our product line to include aerial data as well as other types of imagery data, including radar and hyperspectral imagery data. However, we currently have no arrangements in place for such expansion of our product lines and agreements will need to be reached with third party providers of such imagery data prior to any expansion of our product lines.
Satellite and Ground System Operations
     Our basic system architecture consists of the following major components:
•	two advanced-technology low-Earth orbit, imaging satellites carrying sophisticated sensors that collect specific types of land and ocean data;

•	a central U.S.-based ground system that controls the satellites and that receives, processes and archives their imagery, and includes electronic cataloging and distribution capabilities; and

•	international regional distributor satellite receiving and distribution centers with direct downlinking capabilities.
     The following table summarizes the primary characteristics of our satellites:

	ORBVIEW-2	ORBVIEW-3
Principal Applications	Weather, Fishing, Agricultural, Scientific Research	National Security, Mapping, Oil and Gas, Agriculture, Land Use, Land Planning
Best Ground Resolution	1 km to 4 km Multispectral	1 m Panchromatic, 4 m Multispectral
Scene-Width	2,800 km	8 km Panchromatic and Multispectral
Image Area (or Swath)	N.A.	64 km2 Panchromatic and Multispectral
On-Board Storage	128 Megabytes	32 Gigabytes
Revisit Time	1 Day	3 Days
Orbital Altitude	705 km	470 km
Design Life	7 1/2 Years	5 Years
Launch Date	August 1997	June 2003
     We are also constructing a next-generation high-resolution imagery satellite, which we have designated OrbView-5. We anticipate the OrbView-5 satellite will be launched and go into service in early 2007.
OrbView-3
     OrbView-3 has been designed to provide one-meter resolution black and white imagery and four-meter resolution color imagery of the Earth’s surface. Orbital Sciences successfully launched OrbView-3 on June 26, 2003. We formally accepted the system from Orbital Sciences effective May of this year. OrbView-3 provides 1-meter resolution panchromatic (i.e., black and white) and 4-meter resolution multispectral (i.e., color) imagery on a global basis to a variety of government and commercial customers worldwide. OrbView-3 has a design life of 5 years and sufficient fuel to operate for up to two additional years. Although it is possible that OrbView-3 will continue to operate past its design life, we can offer no assurances that it will maintain its orbit or remain commercially operational for its design life or thereafter.

OrbView-5
     OrbView-5 has been designed to provide .4 meter resolution black and white imagery and one-meter resolution color imagery of the Earth’s surface. OrbView-5 is intended to have a design life of 7 years. Although it is possible that OrbView-5 will continue to operate past its design life, we can offer no assurances that it will maintain its orbit or remain commercially operational for its design life or thereafter.
Ground Operations Centers and Image Processing Facilities
     OrbView-2 and OrbView-3 are controlled from our main operations center located in Dulles, Virginia. Our operations center in Dulles monitors the satellites while they are in orbit and commands them as required for imagery collection and to ensure that they maintain their proper orbits and appropriate communication links and that electrical power and other operating variables stay within acceptable limits. We communicate with the OrbView satellites through three main antennas located Dulles, Virginia, Fairmont, West Virginia and Point Barrow, Alaska.
     In addition, the Dulles operations center performs the tasking operations for our OrbView-3 satellite. The tasking process is complicated and employs two software systems to evaluate whether a customer’s tasking request is feasible — the satellite must be able to view the desired area on a certain day at the time it passes overhead; adverse weather conditions, such as clouds or sun angle, may make it inadvisable to attempt to image a certain area on a certain day; and the order must be received in time for processing and transmission to the satellite. In addition, the tasking systems consider the relative priority of different requests by one customer or several customers.
     The Dulles facility also has an image receiving and processing center for the OrbView satellites. The Dulles image processing center receives OrbView imagery downlinked to multiple ground antennas and is equipped with numerous work stations that process and convert the digital imagery into useful imagery products. The center is designed to archive the maximum number of high-resolution OrbView satellite images per day and has the capability to generate a variety of geospatial products for resale.
     Our St. Louis image processing facility provides advanced image processing products, software, engineering analysis and related services to the U.S. Government and other commercial customers. The St. Louis facility can produce imagery from multiple sources including the U.S. Government’s satellites, our OrbView-3 satellite, the satellites operated by our two U.S. competitors and many of the current international satellites.
     For the NextView program, we will need to create two new ground stations, one in Northern Europe (either Sweden or Norway) and the other in Antarctica. Negotiations regarding the establishment of those ground stations are currently underway.
OrbView-2
     The OrbView-2 satellite was launched in August 1997. It has operated continuously for the last eight years. OrbView-2 collects digital imagery of the Earth’s surface (land and oceans). We market OrbView-2 imagery and derived products to commercial customers, as well as to researchers and U.S. Government agencies. We believe that OrbView-2 is one of the few satellites of its kind providing daily color images of the entire Earth’s surface. OrbView-2 downlinks imagery to both our primary and backup ground stations and to various regional receiving stations around the world. We provide OrbView-2 value-added products on a global basis to the commercial fishing industry under our SeaStar Fisheries Information Service™. We currently have approximately 300 customers in the commercial fishing industry. We provide OrbView-2 imagery to researchers and U.S. Government agencies for scientific and environmental applications. There can be no assurance that U.S. Government agencies will renew their contracts beyond their current terms. Despite OrbView-2’s seven and a half year design life, we currently expect to continue commercial operations with OrbView-2 for up to ten years. However notwithstanding the ongoing successful operation of OrbView-2, we can offer no assurance that OrbView-2 will maintain its prescribed orbit or remain commercially operational past its design life.

Backlog
     Total negotiated backlog excluding the NGA’s expected remaining contribution relating to OrbView-5 construction costs was $230.7 million at June 30, 2005. This amount includes both funded backlog (unfilled firm orders for our products and services for which funding has been both authorized and appropriated by the customer) and unfunded backlog (firm orders for which funding has not yet been appropriated). Negotiated backlog does not include potential orders to be issued under indefinite-delivery/indefinite-quantity (“IDIQ”) type contracts. Total funded backlog was $30.5 million at June 30, 2005. In addition, the NGA’s share of OrbView-5 construction costs of up to $237.4 million will be recognized as revenue on a straight-line basis over the imagery delivery term of the program after OrbView-5 has been placed into service.
Competition
     We compete against various private companies as well as against systems owned by the U. S. Government and various foreign governments.
     There are three primary commercial competitors in the United States market for satellite remote sensing. They are Space Imaging, Inc. (“Space Imaging”), Thornton, CO., Digital Globe, Inc. (“Digital Globe”), Longmont, CO and our company. Space Imaging operates the IKONOS satellite, which launched in 1999, and Digital Globe operates the QuickBird satellite, which launched in 2001. Digital Globe is believed to offer the highest level of resolution for its imagery products, followed by Space Imaging, then our company. Both Space Imaging and Digital Globe generate larger revenues than we do. We believe we have lower levels of debt and operating expense than Space Imaging. Space Imaging has generated the most revenues to date, followed by Digital Globe.
     The companies compete on the basis of resolution, accuracy, the ability to downlink directly to overseas customers in real time, and the ability to produce value added products from the imagery received from the satellites. While the Ikonos and QuickBird satellites can simultaneously collect both Panchromatic (or black and white) and Multispectral (or color) imagery of any area, OrbView-3 can only collect an area in either the Panchromatic or Multispectral mode. This enhanced capability enables our competitors to generate a value-added (or “bundled”) product that ORBIMAGE cannot offer. Due to this limitation of OrbView-3, and because we were the last to launch our high resolution satellite, our competitors were able to obtain contracts with the U.S. Government and other clients before we were.
     Despite the single-mode collection capabilities of OrbView-3, we are able to compete for customers because OrbView-3 has the ability to downlink imagery data directly to international ground station customers, while Digital Globe must downlink imagery in the U.S. before sending it overseas. This real-time downlink capability, combined with what believe are lower satellite access fees and ground station equipment costs, negatively impact Digital Globe’s ability to compete in this market segment. Additionally, although Space Imaging does offer direct downlink capability from their satellite, Ikonos, that satellite has already entered the fifth year of its seven year design life. OrbView-3 is only a year old. Customers that now receive Ikonos imagery must soon seek another source (since there is no announced follow-on mission from Space Imaging), and we believe few (if any) new customers desiring a direct satellite receiving capability will invest in a multi-million dollar ground station for a satellite that may expire within 24 months.
     We also compete indirectly against certain systems operated by the U.S. Government. The U.S. Government currently supports the use of commercial imagery for mapping and certain other purposes. There can be no guarantee that the U.S. Government will continue that policy.
     We also compete indirectly against certain systems operated by certain foreign governments and foreign corporations. We believe that those systems do not currently offer as high a level of resolution or accuracy as the commercial U.S. companies offer. There can be no assurance that future systems will not be equal to or better than our current system.

Seasonality
     Our business is not materially affected by seasonality. Although the angle of the sun and the presence or absence of cloud cover at different times of the year affects our satellites’ ability to capture useful images, most of our clients pay us on an annual basis, so seasonal weather changes do not affect our annual revenue.
Employees
     We currently employ 159 people. Of those, 107 work at the Dulles facility and 52 work at the St. Louis facility. Of our employees, 30 in our Dulles facility and 51 in our St. Louis facility have U.S. Government security clearances to work on data that is classified by the U.S. Government. We have six employees holding PhDs or other terminal degrees in their fields.
     None of our employees are members of a collective bargaining agreement. We believe that our relations with our employees are good.
Regulation
     The satellite remote imaging industry is a highly regulated industry, both domestically and internationally. In the U.S., remote imaging satellites generally require licenses from the Department of Commerce (“DoC”) and from the Federal Communications Commission (“FCC”). In addition, to operate internationally, remote imaging satellites may require International Telecommunications Union (“ITU”) coordination and registration and licenses from the governments of foreign countries in which imagery will be directly downlinked.
United States Regulation
     General. The collection and transmission of satellite imagery as well as satellite tracking, telemetry and control are subject to various forms of regulation under different U.S. laws and regulations. Because we maintain control of the satellite at all times, there are no issues with satellite telemetry or control. Likewise, the actual transmission of imagery data has been determined to not be covered by the general export rules. However, as with any U.S. business, we are subject to restrictions from doing business with certain prohibited countries, entities or persons (such as embargoed countries or persons on the designated persons list (such as terrorist organizations)). Additionally, under the current rules of the DoC and the terms of our DoC licenses (discussed below), we are restricted from providing certain imagery to non-U.S. government sources.
     DoC regulation. The DoC, through the National Oceanic and Atmospheric Administration (“NOAA”), is responsible for granting commercial imaging satellite operating licenses, coordinating satellite imaging applications among several governmental agencies to ensure that any license addresses all U.S. national security concerns, and complying with all international obligations of the United States. Under our DoC licenses, the U.S. Government reserves the right to interrupt service during periods of national emergency when U.S. national security interests are affected. The threat of these interruptions of service could adversely affect our ability to market its products to some foreign distributors or end-users. In addition, the DoC has the right to review and approve the terms of agreements with international customers and distributors for high-resolution optical imagery and the DoC licenses may not be transferred or assigned without NOAA’s prior written consent.
     We currently have a DoC license for the OrbView-2, OrbView-3 and OrbView-5 high-resolution satellites. The DoC licenses for OrbView-2 and OrbView-3 are valid through the operational lifetime of each high-resolution satellite. Once it becomes operational, the DoC license for OrbView-5 will also be valid through its operational lifetime. We expect to satisfy the terms of its DoC licenses for OrbView-2 and OrbView-3 and to maintain the regulatory licenses and approvals necessary for their ongoing operations and will be required to obtain a DoC operating license for any new commercial imaging satellite systems developed by the company. Our licenses do not allow us to disseminate better resolution imagery of the state of Israel than that generally available in the market (not including U.S. providers subject to the same restriction). Currently, this prevents us from providing imagery of Israel that has resolution of less than 1.8 meters. Current restrictions placed on satellite imagery providers also prevent dissemination to anyone other than the U.S. Government of panchromatic imagery with a resolution of less than .5 meters or multispectral imagery of less than 2 meters. Imagery with resolutions between .5 meters and less than .82 meters panchromatic and between 2 meters and less than 3.2 meters multispectral may not be disseminated for 24 hours after collection to anyone other than the U.S. Government.
     Under the DoC licenses for our satellites, during periods when national security or international obligations and/or foreign policies may be compromised, as defined by the U.S. Secretary of Defense or the U.S. Secretary of State, the Secretary of Commerce may, after consultation with appropriate agency(ies), require us to limit data collection and/or distribution by the system , subject to geographic or periodic constraints. During those periods when the Secretary of Commerce requires us to limit distribution, we would be required, on request, to make the unenhanced data available exclusively to the U.S. Government, by means of government-furnished rekeyable encryption on the downlink. This form of control of the system at the direction of the U.S. Government is referred to as “shutter control” of the system. The costs and terms associated with meeting this condition would be negotiated directly between us and the Department of Defense (for the U.S. Government). Although a situation has never arisen which has resulted in the U.S. Government exercising its “shutter control”, we cannot anticipate whether or under what circumstances this condition would be exercised, nor can we reasonably determine what costs and terms would be negotiated between us and the U.S. Government.
     FCC regulation. The FCC is responsible for licensing commercial satellite systems and the radio frequencies used by commercial satellite systems. In general, the FCC grants licenses to commercial satellite systems that conform to the technical, legal and financial requirements for these systems set forth in FCC regulations.
     The FCC regulates the operation of OrbView-2. We have an experimental license issued by the FCC to operate OrbView-2 and the Fairmont, West Virginia ground station using commercial frequencies in support of existing government contracts with NOAA and NGA. The FCC experimental authorization expires October 1, 2007, and is renewable subject to FCC approval. We expect to obtain the U.S. Government agency sponsors and regulatory approvals necessary to continue OrbView-2 operations in support of our government contracts, however, if such sponsorships or approvals are not granted, it would have a material adverse effect on its results of operations.
     In February 1999, the FCC granted our application for a ten-year license to launch and operate the OrbView-3 satellite and to obtain a frequency allocation in the FCC’s Earth Exploration-Satellite Service (“EESS”) to transmit wideband imagery directly to Earth for commercial use and to perform telemetry, tracking and command of the satellites. Now that OrbView-3 has been launched successfully, the ten-year license term commenced upon the date we certified to the FCC that OrbView-3 has successfully been placed into orbit and operations conform to the terms of its FCC license. In April 1999, the FCC also granted licenses to us to operate ground stations for the OrbView-3 satellite in Dulles, Virginia and Point Barrow, Alaska. These ground station licenses have a 10-year term expiring April, 2009, and are renewable for additional terms upon FCC approval. We will be required to obtain FCC licenses for any new commercial imaging satellite systems developed by the company. Currently, two of our satellite-based competitors, Digital Globe and Space Imaging, hold licenses to use the same frequency band that we intend to use for its imagery transmissions by the OrbView-3 satellite and any new commercial imaging satellite systems developed by the company. The band is allocated by the FCC for use by other EESS licensees, as well as terrestrial fixed and mobile services. We expect to satisfy the terms of our FCC licenses and obtain the regulatory licenses and approvals necessary for OrbView-3 operations and any new commercial imaging satellite systems satellite we develop, including OrbView-5, however, the termination of such licenses or failure to obtain such licenses or approvals would have a material adverse effect on our results of operations.
     U.S. regulators may subject us in the future to new laws, policies or regulations, or changes in the interpretation or application of existing laws, policies and regulations that modify the current regulatory environment. U.S. regulators could decide to impose limitations on U.S. companies that are currently applicable only to other countries or other regulatory limitations that affect satellite remote imaging operations. Any limitations of this kind could adversely affect our business or results of operations.
International Regulation
     All satellite systems operating internationally must comply with general international regulations and the specific laws of the countries in which satellite imagery is downlinked. Applicable regulations include:

•	ITU regulations, which define for each service the technical operating parameters, including maximum transmitter power, maximum interference to other services and users, and the minimum interference the user must operate under for that service;

•	the Intelsat and Inmarsat agreements, which require that operators of international satellite systems demonstrate that they will not cause technical harm to Intelsat and Inmarsat; and

•	regulations of foreign countries that require satellite operators to secure appropriate licenses and operational authority to use the required spectrum in each country.
     The FCC is undertaking the ITU coordination and registration process on behalf of OrbView-3 and likely will undertake the ITU coordination and registration process for any new commercial imaging satellite systems developed by the company and licensed by the FCC. Failure by the FCC to obtain the necessary coordination or registration in a timely manner could have a material adverse effect on our results of operations, as the case may be. The Canadian Government must coordinate with ITU to secure the necessary authorizations to operate RadarSat-2 in Canada.
     The U.S. Government, on our behalf, is required to coordinate the frequencies used by the OrbView-2 and OrbView-3 satellites, which do or will operate internationally. ITU frequency coordination is a necessary prerequisite to ITU registration, which provides interference protection from other international satellite systems. In addition, this coordination is a necessary prerequisite for obtaining approvals and licenses from some foreign countries. The ITU coordination process has been completed for OrbView-2. In 1998, the FCC advanced published the OrbView-3 satellite system’s technical parameters with the ITU. There are no ITU coordination requirements for non-geostationary satellite systems such as OrbView-3 system. In April 2003, the FCC submitted a bringing-into-use notification to the ITU informing it that all OrbView-3 satellite system frequency assignments had been brought into use within the time frame required under the ITU regulations for registration in the ITU’s Master International Frequency Register. We believe that the ITU registration process will not prevent us from obtaining necessary foreign licenses in a timely manner.
     In addition to complying with ITU regulations and coordination processes, we must also demonstrate that our satellites will not cause technical harm to Intelsat and Inmarsat communications satellites, under the Intelsat and Inmarsat agreements signed under international treaty. We have completed this process for OrbView-2 and believe that because of the frequencies it intends to use, the OrbView-3 satellite will not cause any technical harm to the Intelsat or Inmarsat systems.
     Within foreign countries, we expect that our regional distributors or customers will secure appropriate licenses and operational authority to use the required spectrum in each country into which we will downlink high-resolution OrbView satellite imagery. For the most part, we anticipate that distributors or customers will perform these activities, with assistance from us when required.
     While we believe we will be able to obtain all U.S., ITU and international licenses, authorizations and registrations necessary to operate effectively, we cannot assure you that we will be successful in doing so. The failure to obtain some or all necessary licenses, approvals or registrations could adversely affect our business.
Properties
     We currently lease approximately 39,000 square feet of office and operations space in Dulles, Virginia. This space includes our principal executive offices. The annual rent is approximately $820,000, and the lease will expire on June 30, 2012.
     We also lease approximately 16,000 square feet of office and operations space in St. Louis, Missouri. The lease will expire on March 31, 2009. The current annual rent is approximately $265,000.

Legal Proceedings
     In the normal course of business, we are party to various lawsuits, legal proceedings and claims arising out of our business. We cannot predict the outcome of these lawsuits, legal proceedings and claims with certainty. Nevertheless, we believe that the outcome of any existing or known threatened proceedings, even if determined adversely, should not have a material adverse effect on our business, financial condition or results of operations.
RECENT DEVELOPMENTS
Entry into a Material Agreement
     On September 15, 2005, ORBIMAGE Inc. and ORBIMAGE Holdings Inc. entered into a definitive asset purchase agreement to acquire the operating assets of Space Imaging LLC. The total consideration to be paid for the assets is approximately $58.5 million, subject to certain adjustments to be made at closing. The transaction is subject to government regulatory approvals and other customary closing conditions. ORBIMAGE is optimistic that such conditions will be satisfied in time for the closing to occur on or prior to December 31, 2005.
     Denver, Colorado-based Space Imaging is a leading supplier of visual information products and services derived from space imagery. Space Imaging launched the world’s first one-meter resolution, commercial Earth imaging satellite, IKONOS(tm), on Sept. 24, 1999. It is a privately held company with resellers and over a dozen international affiliates and ground stations around the world and provides satellite imagery and imagery products to a wide variety of governmental and commercial customers both in the U.S. and internationally.

MANAGEMENT
Directors of ORBIMAGE
     The following table lists our directors as of the date of this Registration Statement.

Name	Age	Position
James A. Abrahamson	72	President, Chairman of the Board, Director
Matthew M. O’Connell	53	Chief Executive Officer and Director
Joseph M. Ahearn	50	Director
Talton R. Embry	58	Director
Lawrence A. Hough	61	Director
John W. Pitts	55	Director
William W. Sprague	47	Director
     Each director serves from the date of his election or appointment to the Board until the next annual meeting of shareholders and until his successor is duly elected and qualified.
General (Ret.) James A. Abrahamson
Director (Chairman)
     General Abrahamson has been a member of the board since April 1998. General Abrahamson currently serves as Chairman and Chief Executive Officer of StratCom, LLC and Sky Sentry LLC. From 1992 to 1995, he served as Chairman of Oracle Corporation. He served as Executive Vice President for Corporate Development for Hughes Aircraft Company from October 1989 to April 1992 and President of the Transportation Sector for Hughes Aircraft Company from April 1992 to September 1992. General Abrahamson directed the Strategic Defense Initiative from April 1984 until he retired from the Air Force in January 1989 at the rank of Lieutenant General. He also directed the development of the F-16 Multi-National Fighter and served as NASA Associate Administrator for Space Flight, managing NASA’s space shuttle from its first flight through ten safe and successful missions.
Joseph M. Ahearn
Director
     Joseph M. Ahearn is a Partner of Pilgrim Advisors in White Plains, New York. He has also served as President and CEO of Toy Biz Inc., Managing Director of Tot Funding, Inc., and as a Partner of GDL Management, Inc. Mr. Ahearn also serves as director of LaRoche Industries and Hedstrom Corporation. Mr. Ahearn was a member of the firm of Touche Ross & Co. from 1981 to 1987 and Arthur Andersen & Co. from 1976 to 1980.
     Mr. Ahearn serves as Chairman of the Audit Committee.
Talton R. Embry
Director
     Talton R. Embry has been Chairman of Magten Asset Management Corp. since 1978. Mr. Embry was chairman of the Official Committee of Unsecured Creditors in our bankruptcy proceeding from April 2002 until July 2003. Mr. Embry is a director of First Union Real Estate Equity and Mortgage Investments and National Patent Development. He was formerly co-chairman and a director of Revco Drug Stores (now CVS Corp). He has been a director of Anacomp, BDK Holdings, Capsure Holdings (now CNA Surety), Combined Broadcasting, Salant, Texscan, Thermadyne, Varco International, and Westpoint Stevens.
     Mr. Embry is a member of the Audit Committee and the Compensation Committee.

Lawrence A. Hough
Director
     Lawrence A. Hough is Chairman of Stuart Mill Capital, Inc. Mr. Hough previously served as Co-chairman and Chief Executive Officer of SatoTravel, President and Chief Executive Officer of Sallie Mae, Chief Financial Officer of Hufcor and served in the United States Navy as a Lieutenant. Mr. Hough is also a director of SynXis Corporation, Versura, Inc., Community Foundations of America and a trustee of the Levine School of Music and the Shakespeare Theatre.
     Mr. Hough is a member of the Audit Committee.
Matthew M. O’Connell
CEO, President and Director
     Matthew O’Connell is the Chief Executive Officer and President of ORBIMAGE and he also serves on the board of directors. Mr. O’Connell served as Acting CEO of our Predecessor Company from October 2001 after which he served as CEO. Mr. O’Connell was a Managing Director at Crest Advisors, a New York based private investment bank that invests in and advises middle-market companies, especially in the media and communications industries. Mr. O’Connell has over twenty years of experience in communications management and finance. Prior to joining Crest, Mr. O’Connell was Senior Vice President, Legal and Business Affairs for Sony Worldwide Networks, a division of Sony Corporation specializing in radio and Internet programming. Before working at Sony, he served as Senior Vice President and General Counsel of Osborn Communications Corporation, a publicly traded radio and television station operator. Prior to his tenure at Osborn, Mr. O’Connell was the Assistant General Counsel at Cablevision Systems Corporation, where he was responsible for acquisitions and finance, including the company’s initial public offering. Mr. O’Connell began his career as a lawyer on Wall Street, specializing in mergers and acquisitions and corporate finance. Mr. O’Connell earned his Juris Doctor in Law from the University of Virginia and a BA from Trinity College, where he was elected to Phi Beta Kappa.
John W. Pitts
Director
     John W. Pitts presently serves as President and Managing Member of JWPITTS LLC. Previously he held the position of Corporate Director of Schwartz Electro-Optics, Inc, President and Chief Executive Officer of Reflectone, Inc., President and General Manager of Systems Research Laboratories, Inc. and Senior Vice President, Calspan-SRL Corporation.
     Mr. Pitts serves as Chairman of the Compensation Committee.
William W. Sprague
Director
     William Sprague has been a member of the Board since 1997. A Managing Director at Sandors Morris Harris, where he manages the investment banking division, Mr. Sprague was the founder and President of Crest Communications Holdings LLC, and its affiliate, Crest Advisors LLC, a private investment bank that invested in and advised middle-market companies, especially in the media and communications industries. Crest Communications Holdings LLC held Series A Preferred Stock in our Predecessor Company and received warrants as parts of our restructuring, which it sold. From 1989 to 1996, Mr. Sprague served in various positions at Smith Barney, Inc., including as a Managing Director and head of the Media and Telecommunications Group, as co-head of the Mergers and Acquisitions Group and as a senior member of Smith Barney Inc.’s high yield group. From 1985 to 1989, Mr. Sprague was a Vice President at Kidder Peabody & Co. Incorporated in the High Yield/Merchant Banking Group.
Audit Committee Financial Expert
     The Board has determined that the Chairman of the Audit Committee, Mr. Ahearn, qualifies as an “audit committee financial expert” as defined in rules adopted by the SEC. The Board has also determined that Mr.

Ahearn, and the other members of the Audit Committee, are independent of management, as required by the rules of the SEC.
Executive Officers who are not Directors
     The following table lists our executive officers who are not Directors as of the date of this Registration Statement.

Name	Age	Position
William Schuster	54	Chief Operating Officer
Timothy J. Puckorius	45	Senior Vice President, Worldwide Marketing & Sales
Gary G. Adkins	56	Vice President, Federal and National Security Programs
Tony Anzilotti	43	Vice President, Finance and Controller
Lee Demitry	52	Vice President, Satellite Engineering and Operations
Alex J. Fox	44	Vice President, CIO Products and Solutions
Ray Helmering, Ph.D.	67	Vice President, Photogrammetric Engineering
William L. Warren	40	Vice President, General Counsel and Secretary
William Schuster
Chief Operating Officer
     William Schuster joined us in his current position in December 2004. Prior to joining ORBIMAGE, Mr. Schuster most recently served as President of Integrated Systems for BAE Systems. Prior to BAE, Mr. Schuster served at Harris Corporation as Vice President of Programs within the Government Communications System Division and was Vice President of the Space Applications Operation at Loral Space and Range Systems. Prior to that, Mr. Schuster was with the Central Intelligence Agency where he spent nearly twenty-two years. Mr. Schuster has a BSEE from the Polytechnic Institute of Brooklyn and has completed numerous graduate-level management courses and programs, including the Penn State Executive Management Program and the Mahler Advanced Management Skills Program.
Timothy J. Puckorius
Senior Vice President, Worldwide Marketing & Sales
     Timothy J. Puckorius joined us in his current position in December 2001. Prior to joining the Predecessor Company, Mr. Puckorius was Senior Vice President for WorldSpace Corporation, a global provider of digital satellite radio and multimedia, and held similar international marketing positions with Space Imaging Inc., Earth Observation Satellite Company (“EOSAT”), and EarthSat Corporation. Mr. Puckorius has lived in France, Belgium and Saudi Arabia and his academic background includes advanced degrees from The George Washington University (Washington, DC) and The American University in Paris (France). Mr. Puckorius serves on numerous industry-related Boards and Advisory Committees including the International Council of The George Washington University’s Elliott School of International Affairs.
Gary G. Adkins
Vice President, Federal and National Security Programs
     Gary Adkins joined the Predecessor Company in April 2002 and is responsible for marketing the company’s satellite imagery products and value-added services to the Federal and National Security government sectors. For the past several years, Mr. Adkins has served in executive-level positions with geospatial information technology companies including Space Imaging, and Laser Scan, responsible for program management, business development, marketing and sales, and corporate management.
Tony Anzilotti
Vice President, Finance and Controller
     Tony Anzilotti joined the Predecessor Company in June 2000 as Corporate Controller and was promoted to his current position in February 2003. Prior to joining ORBIMAGE, he worked for over 10 years with Lockheed

Martin Corporation at its Corporate Headquarters in Bethesda, MD, in a number of progressively responsible positions in its accounting organization. Mr. Anzilotti received his Bachelor of Science degree in Commerce with a concentration in accounting from the University of Virginia and is a Certified Public Accountant.
Lee Demitry
Vice President — Satellite Engineering and Operations
     Lee Demitry joined our Predecessor Company in late 1995. Prior to joining ORBIMAGE, Mr. Demitry was Director of Special Programs at Orbital Sciences. Prior to working at Orbital Sciences, Mr. Demitry served as Colonel (select) in the Air Force for 20-years and has managed several satellite projects, including projects for the U.S. space program at the Department of Defense. Mr. Demitry holds an MS in Astronautical Engineering from MIT, an MBA in Business Management from Golden Gate University, and a BS in Electrical Engineering from the United States Air Force Academy.
Alex J. Fox
Vice President/CIO — Products & Solutions
     Alex Fox joined our Predecessor Company in 1997 and has over twenty years experience developing and deploying geospatial and intelligence solutions for both commercial and government clients. Prior to joining ORBIMAGE, Mr. Fox was employed by Orbital Sciences as Engineering Manager and was the Co-founder of the Transportation Managements Systems (TMS) group. Prior to Orbital Sciences, Mr. Fox was Senior Project Manager with Fairchild Space and Defense which was acquired by Orbital Sciences. Mr. Fox received an M.S. in Computer Science from John Hopkins University and a B.S. in Information and Computer Science from the Georgia Institute of Technology.
Ray Helmering, Ph.D.
Vice President, Photogrammetric Engineering
     Ray Helmering is currently Vice President, Photogrammetric Engineering at our offices in St. Louis, Missouri. Prior to joining ORBIMAGE’s predecessor in 1997, Dr. Helmering was a co-founder of TRIFID Corporation, a small high technology company that grew to approximately 65 professionals before its acquisition by the company’s predecessor in 1997. Dr. Helmering received his BS in Geophysical Engineering from St. Louis University in Missouri; his MS in Geodetic Sciences from Purdue University in Indiana, and his Ph.D. in Geodetic Sciences also from Purdue University.
William L. Warren
Vice President, General Counsel and Secretary
     William Warren became the Vice President, General Counsel and Secretary in January 2004. Prior to joining ORBIMAGE, Mr. Warren practiced law in the Northern Virginia and Washington, D.C. offices of Latham & Watkins LLP, an international law firm, for several years. Prior to joining Latham & Watkins, Mr. Warren was an associate in the New York office of Baker & Botts, L.L.P. Mr. Warren received his Juris Doctor, with honors, from the University of Texas at Austin. He is admitted to practice in Virginia, New York and the District of Columbia.
Compensation of Directors
     During 2003, ORBIMAGE did not pay fees to its directors who are not officers for their services as directors, although ORBIMAGE did pay $26,370 in fees to General Abrahamson for his services as a consultant.
     Beginning in 2004, ORBIMAGE paid its directors, who are not officers, fees for their services as directors as described in this paragraph. Each non-employee director receives an annual fee of $15,000; a fee of $1,000 for attendance at each in person meeting of the Board of Directors; and $500 for attendance at each telephonic meeting of the Board of Directors and each meeting of a committee of the Board of Directors. The Chairman of the Board and the chairman of the Audit Committee will each receive a $5,000 annual fee, and the chairman of the Compensation Committee will receive an annual fee of $3,000. In addition, in 2004 a supplemental cash fee of $10,000 will be paid to the chairman of the Audit Committee in recognition of his work in connection with our first audit following our bankruptcy and the registration of our common stock. In June 2004, the Board approved a non-employee director stock incentive plan for the non-employee directors. Under the non-employee director stock incentive plan, each non-employee director will receive annually an award of 1,000 “restricted” shares of common stock. The amount and type of awards to directors under the non-employee director stock incentive plan may be changed at any time by majority vote of the compensation committee.
Compensation of Executive Officers
     The following table sets forth information concerning the compensation paid by the Company for the years ended December 31, 2004, 2003 and 2002: (i) to our President and Chief Executive Officer and (ii) to each of the four other most highly compensated executive officers in 2004 who were serving as executive officers at December 31, 2004 (the “Named Executive Officers”).
Summary Compensation Table

					Long-Term Compensation
			Annual		Restricted		Securities
			Compensation (1)		Share		Underlying	All Other
Name and Principal Position		Year	Salary	Bonus	Awards		Options	Compensation
Matthew M. O’Connell	President and Chief	2004	$350,000	$87,500	—		45,307	$9,720	(2)
	Executive Officer	2003	$350,000	$87,500	$3,489,357	(3)	—	$78,587	(4)
		2002	$234,616	—	—		—	$56,645	(5)

Timothy J. Puckorius	Senior Vice President	2004	$200,000	$68,540	$85,020	(6)	25,890	$15,467	(7)
	Worldwide Sales &	2003	$191,924	$55,200	$13,800	(8)	—	$27,462	(9)
	Marketing	2002	$185,000	—	—		—	$23,353	(10)

Lee Demitry	Vice President—Satellite	2004	$185,640	$50,123	$65,040	(11)	24,031	$7,623	(12)
	Engineering and Operations	2003	$173,923	$48,195	$5,355	(13)	—	$25,578	(14)
		2002	$168,639	—	—		—	$41,449	(15)

Alex J. Fox	Vice President—Products	2004	$175,139	$47,288	$55,490	(16)	24,031	$5,338	(17)
	And Solutions and Chief	2003	$144,840	$41,119	$4,569	(18)	—	$20,129	(19)
	Information Officer	2002	$138,450	—	—		—	$33,674	(20)

William L. Warren	Vice President, General	2004	$161,827	$59,400	$25,050	(21)	21,359	$6,146	(22)
	Counsel and Secretary	2003	—	—	—		—	—
		2002	—	—	—		—	—

(1)	Compensation is reportable in the year in which the compensable service was performed even if the compensation was paid in a subsequent year.

(2)	Includes $8,200 matching contribution to 401(k) plan and $1,520 payment for life insurance premium.

(3)	Total includes 275,454 shares of restricted stock granted on December 31, 2003 pursuant to Mr. O’Connell’s employment agreement. Of such shares, 45,909 vested on June 30, 2004, 137,727 vested on January 3, 2005 and 91,818 will vest on January 3, 2006. Total also includes 7,085 shares of restricted stock granted as the stock portion of Mr. O’Connell’s 2003 bonus. Such shares vested on June 30, 2005. To the extent we pay dividends on our shares of common stock, Mr. O’Connell will be entitled to dividends only on the shares which are then vested.

(4)	Includes $67,375 retention bonus, $9,692 matching contribution to 401(k) plan and $1,520 payment for life insurance premium.

(5)	Includes $55,125 retention bonus and $1,520 payment for life insurance premium.

(6)	Total includes 8,502 shares of restricted stock granted on July 1, 2004, 2,834 shares of which vest on each of December 31, 2004, 2005 and 2006. To the extent we pay dividends on our shares of common stock, Mr. Puckorius will be entitled to dividends only on the shares which are then vested.

(7)	Includes $7,000 commissions, $8,000 matching contribution to 401(k) plan and $467 payment for life insurance premium.

(8)	Total includes 1,117 shares of restricted stock granted as the stock portion of Mr. Puckorius’s 2003 bonus. Such shares vested on June 30, 2005. To the extent we pay dividends on our shares of common stock, Mr. Puckorius will be entitled to dividends only on the shares which are then vested.

(9)	Includes $20,350 retention bonus and $7,112 matching contribution to 401(k) plan.

(10)	Includes $16,650 retention bonus, $3,857 sales commissions and $2,846 matching contribution to 401(k) plan.

(11)	Total includes 6,504 shares of restricted stock granted on July 1, 2004, 2,168 shares of which vest on each of December 31, 2004, 2005 and 2006. To the extent we pay dividends on our shares of common stock, Mr. Demitry will be entitled to dividends only on the shares which are then vested.

(12)	Includes $7,623 matching contribution to 401(k) plan.

(13)	Total includes 434 shares of restricted stock granted as the stock portion of Mr. Demitry’s 2003 bonus. Such shares vested on June 30, 2005. To the extent we pay dividends on our shares of common stock, Mr. Demitry will be entitled to dividends only on the shares which are then vested.

(14)	Includes $18,700 retention bonus and $6,878 matching contribution to 401(k) plan.

(15)	Includes $18,822 retention bonus, $15,976 payment for accrued vacation foregone and $6,878 matching contribution to 401(k) plan.

(16)	Total includes 5,549 shares of restricted stock granted on July 1, 2004, 1,850 shares of which vest on each of December 31, 2004 and 2005 and 1,849 shares of which will vest on December 31, 2006. To the extent we pay dividends on our shares of common stock, Mr. Fox will be entitled to dividends only on the shares which are then vested.

(17)	Includes $5,338 matching contribution to 401(k) plan.

(18)	Total includes 370 shares of restricted stock granted as the stock portion of Mr. Fox’s 2003 bonus. Such shares vested on June 30, 2005. To the extent we pay dividends on our shares of common stock, Mr. Fox will be entitled to dividends only on the shares which are then vested.

(19)	Includes $15,230 retention bonus and $4,899 matching contribution to 401(k) plan.

(20)	Includes $15,381 retention bonus, $13,865 payment for accrued vacation foregone and $4,427 matching contribution to 401(k) plan.

(21)	Total includes 2,505 shares of restricted stock granted on July 1, 2004, 835 shares of which vest on each of December 31, 2004 and 2005 and 1,849 shares of which will vest on December 31, 2006. To the extent we pay dividends on our shares of common stock, Mr. Warren will be entitled to dividends only on the shares which are then vested.

(22)	Includes $6,146 matching contribution to 401(k) plan.

Option Grants In Last Fiscal Year

	Individual Grants				Potential Realizable
					Value at Assumed
		(c)			Annual Rates of
		% of Total			Stock Price
	(b)	Options			Appreciation for
	Number of	Granted to			Option Term
	Securities	Employees	(d)
(a)	Underlying Options	in Fiscal	Exercise Price	(e)	(f)	(g)
Name	Granted (1)	Year	($/Sh)	Expiration Date	5%($)	10%($)
Matthew M. O’Connell	45,307	15.2%	$6.50	9/23/2014	$184,853	$468,927
Timothy J. Puckorius	25,890	8.7%	$6.50	9/23/2014	$105,631	$267,962
Lee Demitry	24,031	8.0%	$6.50	9/23/2014	$98,046	$248,721
Alex J. Fox	24,031	8.0%	$6.50	9/23/2014	$98,046	$248,721
William L. Warren	21,359	7.2%	$6.50	9/23/2014	$87,145	$221,066

(1)	All option grants were made on September 24, 2004 and vest in equal installments on each of December 31, 2004, 2005, 2006, 2007 and 2008.
     The table below shows information with respect to the number of stock options exercised by the officers named below during 2004 and the value of unexercised stock options granted under the 2003 Employee Stock Option Plan.
Aggregated Option Exercises During 2004 and December 31, 2004 Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
	Shares		Option Shares at		Options at
	Acquired on	Value	December 31, 2004		December 31, 2004
Name	Exercised	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Matthew M. O’Connell	—	—	9,061	36,246	$108,732	$434,952
Timothy J. Puckorius	—	—	5,178	20,712	62,136	248,544
Lee Demitry	—	—	4,806	19,225	57,672	230,700
Alex J. Fox	—	—	4,806	19,225	57,672	230,700
William L. Warren	—	—	4,272	17,087	51,264	205,044
Employment Agreements
     ORBIMAGE and Matthew O’Connell entered into an employment agreement effective as of October 27, 2003, pursuant to which Mr. O’Connell serves as our President and Chief Executive Officer. The employment agreement calls for a base salary of $350,000, an annual target bonus, a special bonus if the company refinances the current outstanding senior notes and senior subordinated notes prior to their maturity in 2008, Mr. O’Connell’s initial restricted stock grant, a company paid life insurance policy and eligibility for stock options. The annual bonus is subject to review of the Board of Directors on an annual basis, and the award of the annual bonus is based upon the achievement of performance objectives of Mr. O’Connell personally and the company as a whole. In the event Mr. O’Connell is terminated without cause, he will have a one year severance period, during which he will receive an amount equal to his base salary for one year, payment of the annual bonus for the current year to which he would be entitled (pro-rated for the number of months he was employed during the year), and continuation of all health and life insurance benefits during his one year severance period.
     ORBIMAGE and William Schuster entered into an employment agreement effective as of December 6, 2004, pursuant to which Mr. Schuster serves as Chief Operating Officer. The employment agreement calls for a base annual salary of $242,500 and an annual target bonus. The agreement also provides for Mr. Schuster to receive an initial restricted stock grant of 10,000 shares of common stock to vest in equal installments over a four year period beginning with December 31, 2005, options to purchase 22,262 shares of common stock to vest in equal installments over a four year period beginning with December 31, 2005, and a company paid life insurance policy. The annual bonus is subject to review of the Chief Executive Officer and the Board of Directors on an annual basis and the award of the annual bonus is based upon the achievement of performance objectives of Mr. Schuster personally and the company as a whole. In the event Mr. Schuster is terminated without cause, he will have a nine month severance period, during which he will receive an amount equal to his base salary for such period, payment of the annual bonus for the current year to which he would be entitled (pro-rated for the number of months he was employed during the year), and continuation of all health and life insurance benefits during his nine month severance period.
     ORBIMAGE and Timothy Puckorius entered into an employment agreement effective as of October 27, 2003, pursuant to which Mr. Puckorius serves as our Senior Vice President — Worldwide Marketing and Sales. The employment agreement calls for a base salary of $200,000, an annual target bonus, a company paid life insurance policy and eligibility for stock options. The annual bonus is subject to review of the Chief Executive Officer and the Board of Directors on an annual basis, and the award of the annual bonus is based upon the achievement of performance objectives of Mr. Puckorius personally and the company as a whole. In the event Mr. Puckorius is terminated without cause, he will have a six month severance period during which he will receive an amount equal to his base salary for such period, payment of the annual bonus for the current year to which he would be entitled (pro-rated for the number of months he was employed during the year), and continuation of all health and life insurance benefits during his six month severance period.
Equity Incentive Plans
2003 Employee Stock Incentive Plan. As of December 31, 2003, at the effectiveness of our plan of reorganization, 12% of our fully diluted common equity (consisting of 826,363 shares of common stock) was set aside for officers and other employees for the issuance of stock awards under the 2003 Employee Stock Incentive Plan of ORBIMAGE. Out of the shares reserved under this employee stock incentive plan, 275,454, representing 4% of the fully diluted common equity, was granted on December 31, 2003 to the Chief Executive Officer in the form of restricted stock vesting in three tranches as follows: 45,909 shares on June 30, 2004, 137,727 shares on January 3, 2005 and 91,818 shares to vest on January 3, 2006. The remaining shares were left available for issuance under the plan and may be issued from time to time as approved by the Board of Directors and the compensation committee of the Board of Directors. On July 1, 2004, we issued an aggregate 9,709 shares of restricted stock to our officers as part of their 2003 annual performance bonuses, all of which vested on June 30, 2005. In addition, on July 1, 2004, in recognition of past performance by employees for their work done during our Chapter 11 bankruptcy case, all employees who had served during the bankruptcy case received awards of restricted stock in an aggregate amount of 100,269 shares. These shares of restricted stock, granted under the special reorganization stock bonus, vested as to all non-officer employees on December 31, 2004. For all officers, the shares of restricted stock granted under the special reorganization stock bonus, vested one third on December 31, 2004, with an additional one third to vest on December 31, 2005 and one third on December 31, 2006. On September 24, 2004, all employees were granted options to purchase an aggregate 297,600 shares of common stock for a purchase price of $6.50 per share. These options will vest 20% per year on each December 31, with the first 20% having vested on December 31, 2004.
2004 Non-Employee Director Stock Incentive Plan. On June 24, 2004, ORBIMAGE established a 2004 Non-Employee Directors Incentive Stock Plan under which 70,000 shares of common stock were reserved for issuance to non-employee directors. Each non-employee director was granted 5,000 shares of restricted stock which will vest 1,000 shares each July 1st, beginning July 1, 2004.
401(k) Plan
     ORBIMAGE maintains a Section 401(k) and Profit Sharing Plan (the “401(k) Plan”) covering eligible employees. The 401(k) Plan permits eligible employees to defer up to a designated percentage of their annual compensation, subject to certain limitations imposed by the Internal Revenue Code. The employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. ORBIMAGE makes matching contributions for its employees up to 4% of an employee’s annual compensation. The 401(k) Plan is designed to qualify under Section 401 of the Code and is set up so that contributions by employees or ORBIMAGE to the 401(k) Plan and income earned on plan contributions are not taxable to employees until such amounts are withdrawn from the 401(k) Plan, and so that contributions by ORBIMAGE will be deductible by ORBIMAGE when made.

Compensation Committee Interlocks and Insider Participation
     The Compensation Committee of the Board of Directors is currently comprised of John W. Pitts, Jr. and Talton R. Embry, neither of whom is an executive of ORBIMAGE.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
     Prior to the effectiveness of our plan of reorganization under Chapter 11 on December 31, 2003, Orbital Sciences held 99.9% of our then outstanding common stock representing approximately 50% of the voting power of our then outstanding equity securities. As part of our plan of reorganization, all of our stock held by Orbital Sciences was cancelled. Orbital Sciences and ORBIMAGE are parties to a system procurement agreement, pursuant to which, among other things, Orbital Sciences constructed, launched and sold the OrbView-3 satellite system to us. Under the system procurement agreement, we paid Orbital Sciences a total of $263 million, all of which was paid prior to 2003. Other than some continuing obligations such as warranty, performance of Orbital Sciences under the system procurement agreement has been completed. Our only remaining commitment is to pay certain post-launch performance payments over the next 4 years, if the OrbView-3 system’s on-orbit performance meets certain threshold requirements. Prior to its termination in June 2003, we were also party to an administrative services agreement with Orbital Sciences under which we reimbursed them for certain administrative services they provided, including use of our headquarters office space. Prior to the termination of our sublease in April 2005, we subleased our headquarters office space from Orbital Sciences. Currently, we lease our headquarters office space from the building’s owner. For further information regarding our relationship with Orbital Sciences, see “Business — Company History; Relationship with Orbital Sciences.”
     On November 16, 2004, we entered into various Investment Agreements with various private investors, including Harbert Distressed Investment Master Fund, Ltd., which currently holds approximately 39% of our outstanding common stock.

BENEFICIAL OWNERSHIP OF SECURITIES AND SELLING SECURITYHOLDERS
Principal Securityholders
     The following table shows the beneficial ownership of shares of common stock of ORBIMAGE as of the date of this Registration Statement by (i) each director of ORBIMAGE; (ii) the Chief Executive Officer and the four other most highly compensated executive officers of ORBIMAGE for the year ended December 31, 2003; (iii) all directors and executive officers of ORBIMAGE, as a group; and (iv) holders of 5% or more of our common stock.
     As of the date of this prospectus, there were 17,434,889 shares of common stock of ORBIMAGE outstanding.

	Number of Shares		Percentage of
	Beneficially		All
Name and Business Address of Beneficial Owner	Owned		Shares
Directors and Executive Officers*
Matthew M. O’Connell	304,428	(1)	1.7%
Lee Demitry	11,389	(2)	—
Alex J. Fox	10,725	(3)	—
Timothy J. Puckorius	14,798	(4)	—
William L. Warren	6,777	(5)	—
James A. Abrahamson	5,000	(6)	—
Joseph M. Ahearn	5,000	(6)	—
Talton R. Embry	5,000	(6)	—
Lawrence A. Hough	5,000	(6)	—
John W. Pitts	5,000	(6)	—
William W. Sprague	5,000	(6)	—
All directors and executive officers as group (15 persons)	412,082	(1)(2)(3)(4)(5)(6)(7)	2.4
5% Holders
Harbert Distressed Investment Master Fund, Ltd. (8)	6,768,662	(9)	38.8
Redwood Master Fund, Ltd. (10)	1,721,278	(11)	9.9
Deephaven Distressed Opportunities Trading, Ltd. (12)	1,538,116	(13)	8.8
Whitebox Advisors, LLC (14)	1,289,739	(15)	7.4
Sagamore Hill Hub Fund Ltd. (16)	996,331	(17)	5.7
Credit Suisse First Boston LLC (18)	1,146,645	(19)	6.6

*	Unless otherwise indicated, the address is c/o ORBIMAGE Inc., 21700 Atlantic Boulevard, Dulles, Virginia 20166.

(1)	Total includes (i) 237,117 shares of restricted stock, of which 145,299 previously vested and 91,818 which vest on January 3, 2006, (ii) 9,061 options to purchase common stock, which vested on December 31, 2004 and (iii) warrants to purchase 7,500 shares of common stock. To the extent we pay dividends on our shares of common stock, Mr. O’Connell will be entitled to dividends only on the shares which are then vested.

(2)	Total includes (i) 4,770 shares of restricted stock, of which 434 previously vested, (ii) 4,336 shares of restricted stock, 2,168 shares of which vest on each of December 31, 2005 and 2006, (iii) 4,806 options to purchase common stock, which vested on December 31, 2004, and (iv) warrants to purchase 911 shares of common stock.

(3)	Total includes (i) 370 shares of restricted stock granted as the stock portion of Mr. Fox’s 2003 bonus, which vested on June 30, 2005, (ii) 5,549 shares of restricted stock granted on July 1, 2004, 1,850 shares of which vest on each of December 31, 2004 and 2005 and 1,849 shares of which will vest on December 31, 2006, and (iii) 4,806 options to purchase common stock, which vested on December 31, 2004.

(4)	Total includes (i) 7,445 shares of restricted stock, of which 1,777 previously vested and 5,668 of which vest on each of December 31, 2005 and 2006 (ii) 5,178 options to purchase common stock, which vested on December 31, 2004.

(5)	Total includes (i) 2,505 shares of restricted stock granted on July 1, 2004, 835 shares of which vest on each of December 31, 2004, 2005 and 2006, and (ii) 4,272 options to purchase common stock, which vested on December 31, 2004.

(6)	Each of the non-employee directors received a grant of 5,000 shares of restricted stock which vest 1,000 shares per year on each July 1, beginning July 1, 2004.

(7)	Includes 11,200 options to purchase common stock and 500 warrants to purchase common stock issued to executive officers (other than Messrs. O’Connell, Demitry, Fox, Puckorius and Warren).

(8)	Includes Harbert Distressed Investment Master Fund, Ltd. (the “Master Fund”), HMC Distressed Investment Offshore Manager, L.L.C. (“HMC Management”), the sole investment manager of the Master Fund, HMC Investors, L.L.C. (“HMC Investors”), the managing member of HMC Management, Philip Falcone, a member of HMC Management, who acts as the portfolio manager of the Master Fund on behalf of HMC Management and is the portfolio manager of Alpha US Sub Fund VI, LLC (which is a separate managed account), Raymond J. Harbert, a member of HMC Investors, and Michael D. Luce, a member of HMC Investors. The address of Philip Falcone is 555 Madison Avenue, 16th Floor, New York, NY 10022. The address for the Master Fund is c/o International Fund Services (Ireland) Limited, Third Floor, Bishop’s Square, Redmond’s Hill, Dublin 2, Ireland. The address for HMC Management, HMC Investors, Raymond J. Harbert, and Michael D. Luce is One Riverchase Parkway South, Birmingham, AL 35244.

(9)	Based on publicly available filings with the SEC through June 15, 2005. Includes warrants to purchase 1,001,544 shares of common stock.

(10)	Address is 910 Sylvan Avenue, Englewood Cliffs, NJ 07632.

(11)	Based on information provided to the Company by such beneficial owner, as adjusted to give effect to (i) the issuance of shares and warrants in a private placement on November 16, 2004 and the subsequent exercise of such warrants, (ii) an additional issuance of shares as consideration for such beneficial owner’s commitment to purchase additional debt securities of the Company in the future and (iii) warrants to purchase 295,784 shares of common stock.

(12)	Address is 130 Cheshire Lane—Suite 102, Minnetonka, MN 55305.

(13)	Based on information provided to the Company by such beneficial owner, as adjusted to give effect to (i) the issuance of shares and warrants in a private placement on November 16, 2004 and the subsequent exercise of such warrants, (ii) an additional issuance of shares as consideration for such beneficial owner’s commitment to purchase additional debt securities of the Company in the future and (iii) warrants to purchase 247,577 shares of common stock.

(14)	Includes Whitebox Advisors, LLC (“WA”), Whitebox Convertible Arbitrage Advisors, LLC (“WCAA”), Whitebox Convertible Arbitrage Partners, L.P. (“WCAP”), Whitebox Convertible Arbitrage Fund, L.P. (“WCAFLP”), Whitebox Convertible Arbitrage Fund, Ltd. (“WCAFLTD”), Whitebox Hedged High Yield Advisors, LLC (“WHHYA”), Whitebox Hedged High Yield Partners, L.P. (“WHHYP”), Whitebox Hedged High Yield Fund, L.P. (“WHHYFLP”), Whitebox Hedged High Yield Fund, Ltd. (“WHHYFLTD”), AJR Financial, LLC (“AJR”), Pandora Select Advisors, LLC (“PSA”), Pandora Select Partners, L.P. (“PSP”), Pandora Select Fund, L.P. (“PSFLP”), and Pandora Select Fund, Ltd. (“PSFLTD”). WA, the managing member and sole owner of WCAA and WHHYA, has the power to direct the affairs of WCAA and WHHYA which manages accounts for the benefit of its clients WCAP, WCAFLP, WCAFLTD, WHHYP, WHHYFLP and WHHYFLTD. WCAA has the power to direct the affairs of WCAP and WHHYA has the power to direct the affairs of WHHYP including decision making power with respect to the disposition of the proceeds from the sale of the Common Stock. AJR, the managing member and sole owner of PSA, has the power to direct the affairs of PSA which manages accounts for the benefit of its clients PSP, PSFLP and PSFLTD. PSA has the power to direct the affairs of PSP including decision making power with respect to the disposition of the proceeds from the sale of the Common Stock. The address of WA, WCAA, WCAFLP, WHHYA,

WHHYFLP, AJR, PSA, and PSFLP is 3033 Excelsior Boulevard, Suite 300, Minneapolis, MN 55416. The address of WCAP, WCAFLTD, WHHYP, WHHYFLTD, PSP, and PSFLTD is Trident Chambers, P.O. Box 146, Waterfront Drive, Wickhams Cay, Road Town, Tortolla, British Virgin Islands.

(15)	Based on information provided to the Company by such beneficial owner, as adjusted to give effect to (i) the issuance of shares and warrants in a private placement on November 16, 2004 and the subsequent exercise of such warrants, (ii) an additional issuance of shares as consideration for such beneficial owner’s commitment to purchase additional debt securities of the Company in the future and (iii) warrants to purchase 203,177 shares of common stock.

(16)	Address is 10 Glenville Street, Third Floor, Greenwich, CT 06831.

(17)	Based on publicly available filings with the SEC through June 15, 2005, as adjusted to give effect to the issuance of shares and warrants in the rights offering. Includes warrants to purchase 164,269 shares of common stock.

(18)	Address is 11 Madison Avenue, New York, NY 10010.

(19)	Based on information provided to the Company by such beneficial owner, as adjusted to give effect to (i) the issuance of shares and warrants in a private placement on November 16, 2004 and the subsequent exercise of such warrants, (ii) an additional issuance of shares as consideration for such beneficial owner’s commitment to purchase additional debt securities of the Company in the future, and (iii) warrants to purchase 184,513 shares of common stock.
Selling Securityholders
     The following table sets forth certain information as of June 15, 2005 with respect to persons for whom we are registering the selling securityholders’ securities for resale to the public. We will not receive any of the proceeds from the sale of the selling securityholders’ securities. Beneficial ownership of the selling securityholders’ securities by such selling securityholders after the offering will depend on the number of selling securityholders’ securities sold by each selling securityholder. This assumes that securityholders will still hold unrestricted shares.

			Beneficial Ownership After
	Beneficial Ownership of Shares		Offering if All Securities in
	and Warrants Prior to Sale		Offering Are Sold
Selling Securityholder (1)	Shares (2)	Warrants	Shares	Warrants

Triage (3)	295,199	55,915	211,440	39,850
CSS, LLC	285,145	57,594	74,247	57,594
River Run (4)	269,595	90,081	83,304	90,081
Harbert Distressed Investment Master Fund, Ltd. (5)	5,767,108	1,001,554	3,142,777	510,816
Redwood Master Fund Ltd.	1,452,494	295,784	0	0
Deephaven Distressed Opportunities Trading, Ltd.	1,290,539	247,577	0	0
Whitebox (6)	1,086,562	203,177	0	0
Credit Suisse First Boston LLC	962,132	184,513	410,000	0
Concordia (7)	649,468	124,389	41,317	10,671
Sagamore Hill Hub Fund Ltd.	832,062	164,269	299,448	62,093
Deutsche Bank Securities, Inc.	853,343	163,425	244,532	54,532
Rockbay (8)	105,001	24,636	0	0
Alpha US Sub Fund, VI LLCC	178,363	12,346	0	0
Other	206

Total	14,027,217	2,625,260	4,507,065	825,637

(1)	Except as indicated, no selling securityholder is an officer, director, affiliate or 5% stockholder of ours.

(2)	Includes shares issuable upon exercise of the warrants listed in the second column of the table above.

(3)	Securities listed as beneficially owned by Triage are held in the name of Triage Capital Management L.P. (29,560 shares and 5,669 warrants), Triage Offshore Fund, Ltd (173,468 shares and 33,276 warrants) and Triage Capital Management B, LP (88,471 shares and 16,970 warrants). The beneficial ownership of these entities after the offering if all securities in the offering are sold will be as follows: Triage Capital Management L.P. (22,022 shares and 4,224 warrants), Triage Offshore Fund, Ltd (112,323 shares and 21,547 warrants) and Triage Capital Management B, LP (73,395 shares and 14,079 warrants).

(4)	Securities listed as beneficially owned by River Run entity, are held in the name of Cold Springs LP (15,216 shares and 4,195 warrants), River Run Partners LP (92,987 shares and 36,948 warrants) and River Run Fund Ltd. (161,392 shares and 48,938 warrants). The beneficial ownership of these entities after the offering if all securities in the offering are sold will be as follows: Cold Springs LP (0 shares and 4,195 warrants), River Run Partners LP (16,948 shares and 36,948 warrants) and River Run Fund Ltd. (62,161 shares and 48,938 warrants).

(5)	Harbert Distressed Investment Master Fund, Ltd. beneficially owns 38.8% of our common stock prior to the offering of the securities registered hereby.

(6)	Securities listed as beneficially owned by Whitebox are held in the name of Pandora Select Partners, L.P. (117,902 shares and 22,046 warrants), Whitebox Hedged High Yield Partners, L.P. (960,050 shares and 179,521 warrants) and Whitebox Convertible Arbitrage Partners, L.P. (8,610 shares and 1,610 warrants). The beneficial ownership of these entities after the offering if all securities in the offering are sold will be as follows: Pandora Select Partners, L.P. (0 shares and 0 warrants), Whitebox Hedged High Yield Partners, L.P. (0 shares and 0 warrants) and Whitebox Convertible Arbitrage Partners, L.P. (0 shares and 0 warrants).

(7)	Securities listed as beneficially owned by Concordia are held in the name of Concordia Distressed Debt Fund LP (607,740 shares and 116,587 warrants) and Concordia MAC29, Ltd. (41,728 shares and 7,802 warrants). The beneficial ownership of these entities after the offering if all securities in the offering are sold will be as follows: Concordia Distressed Debt Fund LP (38,488 shares and 10,142 warrants) and Concordia MAC29, Ltd. (2,829 shares and 529 warrants).

(8)	Securities listed as beneficially owned by Rockbay are held in the name of Rockbay Capital Fund, LLC (1,978 shares and 534 warrants), Rockbay Capital Institutional Fund, LLC (26,790 shares and 7,117 warrants) and Rockbay Capital Offshore Fund, Ltd. (76,223 shares and 16,985 warrants). The beneficial ownership of these entities after the offering if all securities in the offering are sold will be as follows: Rockbay Capital Fund, LLC (1,869 shares and 534 warrants), Rockbay Capital Institutional Fund, LLC (25,337 shares and 7,117 warrants) and Rockbay Capital Offshore Fund, Ltd. (72,794 shares and 16,985 warrants).

DESCRIPTION OF MATERIAL AGREEMENTS
The NextView Contract
     Our largest customer is the U.S. government and our largest single contracts are those related to the NextView program. Although we refer to our NextView contract, under the NextView program we actually have two separate contracts with the U.S. government. The satellite construction contract covers the development, construction and bringing into operation of our OrbView-5 satellite. The imagery contract covers the purchase of imagery and imagery products for the six quarters following the date on which OrbView-5 is placed into service. As described below, these contracts contain standard government contract clauses, including those providing for termination for the convenience of the U.S. government or for default of the contractor.
Satellite Construction Contract
     The NextView satellite construction contract provides for the NGA to pay 50% of actual costs up to agreed upon amounts based on the reaching of pre-set milestones based on contract progress. We estimate the OrbView-5 project, construction, launch and insurance costs will be approximately $474 million. The cost share is not to exceed 50% of our actual costs incurred for the development, construction and bringing into service of our OrbView-5 satellite. To the extent the NGA’s cost share payments exceed 50% of costs, they will receive a credit to be applied against their purchases of imagery under the NextView imagery contract. Under this arrangement, we share with the NGA savings accrued for performance for less than target costs, but we carry the entire burden of costs exceeding the negotiated ceiling price of approximately $474 million. Accordingly, revenues may also be adjusted up or down depending upon whether specified performance objectives are met. As of June 30, 2005, the NGA had paid us approximately $69.9 million under this cost share arrangement.
Imagery Contract
     Under the NextView imagery contract, for the six quarter period beginning on the date on which OrbView-5 becomes fully operational, which period we expect will end in September 2008, the U.S. government has agreed to order approximately $197 million in imagery sales from OrbView-5. The U.S. government also may purchase up to $150 million of value-added processing services on an IDIQ basis during the same period at previously negotiated prices.
General
     Under each of our U.S. government contracts, as a U.S. government contractor engaged in supplying goods and services to the U.S. government and its various agencies, we are dependent on Congressional appropriations and incremental administrative allocations of funds and may be affected by changes in U.S. government policies. Congress appropriates funds on a fiscal-year basis even though contract performance may extend over many years. Consequently, at the outset of a program, the contract is partially funded, and Congress annually determines if additional funds are to be appropriated to the contract. Additionally, as a defense contractor, our contract costs are audited and reviewed on a continual basis by the Defense Contract Audit Agency.
     We must comply with, and are affected by laws and regulations relating to, the formation, administration and performance of U.S. government contracts. These laws and regulations, among other things:
•	require certification and disclosure of all cost or pricing data in connection with certain contract negotiations; and

•	restrict the use and dissemination of information classified for national security purposes and the exportation of certain products and technical data.
     The U.S. government may terminate any of our government contracts and, in general, subcontracts, at the U.S. government’s convenience, as well as for default based on performance. Upon termination for convenience of a fixed price contract, we are entitled to receive the purchase price for delivered items, reimbursement for allowable costs for work-in-process and either an allowance for profit on the contract or an adjustment for loss if completion of performance would have resulted in a loss.

     A termination arising out of our default could expose us to liability and have a material adverse effect on our ability to compete for future U.S. government contracts and orders.
     See “Risk Factors—We depend on contracts with U.S. government agencies for a substantial portion of our revenues. These government agencies can terminate their contracts at any time.”

DESCRIPTION OF SECURITIES TO BE REGISTERED
Capital Stock
     The following description of our capital stock and provisions of our certificate of incorporation and bylaws are summaries and are qualified by reference to the certificate of incorporation and the bylaws. Copies of these documents have been filed with the Securities and Exchange Commission as exhibits to our registration statement on Form 10, filed on September 13, 2004.
General Background
     Our authorized capital stock consists of 25 million shares of common stock, par value $0.01 per share, and 5 million shares of preferred stock, par value $.01 per share. As of June 15, 2005, there were approximately 17.4 million shares of new common stock outstanding and no shares of preferred stock outstanding. Our Third Amended and Restated Certificate of Incorporation does not prohibit us from issuing non-voting equity securities nor does it contain any redemption or sinking fund provisions.
Common Stock
     All of our outstanding shares of common stock are validly issued, fully paid and non-assessable. The holders of common stock are entitled to such dividends (whether payable in cash, property or capital stock) as may be declared from time to time by our Board of Directors from funds, property or stock legally available and therefore will be entitled after payment of all prior claims, to receive all of our assets upon the liquidation, dissolution or winding up of our company. Generally, holders of common stock have no redemption, conversion or preemptive rights to purchase or subscribe for our securities.
     Except as required by law, the holders of common stock are entitled to vote on all matters as a single class, and each holder of common stock is entitled to one vote for each share of common stock owned. Holders of common stock do not have cumulative voting rights. Our common stock is not currently traded on any securities exchange. We intend to apply in the future to have our common stock listed on the NASDAQ National Market®. However, there is no guarantee that we will be successful in this effort, or, even if we are, that an active and liquid trading market will develop.
     Our Board of Directors is authorized, subject to certain limitations prescribed by law, to issue up to 5 million shares of Preferred Stock in one or more classes or series and to fix the designations, powers, preferences and relative participation, option or other special rights and qualifications, limitation or restrictions thereof, including the dividend rate, conversion or exchange rights, redemption price and liquidation preference of any such class or series. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. We have no current plans to issue Preferred Stock.
     If specific kinds of change of control events occur, we will be required to offer to repurchase all outstanding Senior Notes and Senior Subordinated Notes at a price equal to 100% of the principal amount, plus accrued but unpaid interest. If a change in control event occurs, we cannot assure you that we will have sufficient funds to pay the purchase price for any notes tendered to us upon such change of control event. This may have the effect of discouraging or making it more for a third party to acquire a majority of our outstanding voting stock.
Indemnification of Directors and Officers
     The Delaware General Corporate Law (the “DGCL”) permits a corporation to indemnify its current and former directors and officers against expenses, judgments, fines and amounts paid in connection with a legal proceeding. To be indemnified, the person must have acted in good faith and in a manner the person reasonably believed to be in, and not opposed to, the best interests of the corporation. With respect to any criminal action or proceeding, the person must not have had reasonable cause to believe the conduct was unlawful.

     The DGCL permits a present or former director or officer of a corporation to be indemnified against certain expenses if the person has been successful, on the merit or otherwise, in defense of any proceeding brought against such person, by reason of the fact that the person is or was an officer or director of the corporation. In addition, the DGCL permits the advancement of expenses to directors and officers relating to the defense of any proceeding. Such advancement is contingent upon the person’s commitment to repay the company for expenses incurred if such person is determined not to be entitled to indemnification. .
     The DGCL provides that the indemnification provisions contained in the DGCL are not exclusive of any other right that a person seeking indemnification may have or later acquire under any provision of a corporation’s by-laws, by any agreement, by any vote of stockholders, disinterested directors or otherwise. Furthermore, the DGCL provides that a corporation may maintain insurance, at its expense, to protect its directors and officers against any expense, liability or loss, regardless of whether the corporation has the power to indemnify such persons under the DGCL.
     Our Third Amended and Restated Certificate of Incorporation provides that, to the extent permitted by the DGCL, we will indemnify our current and former directors and officers against all expenses actually and reasonably incurred by them as a result of their being threatened with, or otherwise involved in, any action, suit or proceeding by virtue of the fact that they are or were one of our officers or directors. However, we will not be required to indemnify an officer or director for an action, suit or proceeding commenced by that officer or director unless we authorized that director or officer to commence the action, suit or proceeding. The Third Amended and Restated Certificate of Incorporation also provides that we shall advance expenses incurred by any person that we are obligated to indemnify, upon presentation of appropriate documentation.
     Furthermore, the Third Amended and Restated Certificate of Incorporation provides that we may purchase and maintain insurance on behalf of our directors and officers against any liability, expense or loss, whether or not we would otherwise have the power to indemnify such person under our Third Amended and Restated Certificate of Incorporation or the DGCL.
     In addition to the provisions of our Third Amended and Restated Certificate of Incorporation providing for indemnification of directors and officers, we have entered into indemnification agreements with each of our directors and officers which provide for us to indemnify such directors and officers against all expenses actually and reasonably incurred by them as a result of their being threatened with or otherwise involved in any action, suit or proceeding by virtue of the fact that they are or were one of our officers or directors. However, we will not be required to indemnify an officer or director for an action, suit or proceeding commenced by that officer or director unless we authorized that director or officer to commence the action, suit or proceeding. The indemnification agreements also provide that we shall advance expenses incurred by any person we are obligated to indemnify, upon presentation of appropriate documentation.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors and officers of ORBIMAGE, we have been advised that, although the validity and scope of the governing statute have not been tested in court, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.
Warrants
     You should review the form of warrant which has been filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions of the warrants.
     The warrants are governed by the laws of the state of Delaware.
     The warrants have been registered by us on a register thereof, and are issued in certificated form.
     We have authorized and reserved for issuance, and will at all times reserve and keep available out of our authorized but unissued common stock (or out of shares of common stock held in our treasury) solely for the purpose of issuance upon the exercise of the warrants, the maximum number of shares issuable upon the exercise of the warrants. All shares of common stock that may be issued upon the exercise of the rights represented by the warrants will, upon issuance, be validly issued, fully paid and nonassessable, and free from all taxes, liens, preemptive rights and charges with respect to the issue thereof.
     Each warrant gives the holder thereof the right to purchase one share of our common stock at an exercise price of $10.00 per share, subject to adjustment as set forth below, within five years of the date of its issuance. Thus, the outstanding warrants that were issued in the private placement and the warrants that were issued as a commitment fee will expire on November 16, 2009 (five years from the date of their issuance), and the warrants issued in the rights offering will expire on March 31, 2010 ( five years after the closing of the rights offering).
     The exercise price is subject to adjustment from time to time if, at any time during the term of the warrants, the number of shares of common stock outstanding is increased by a stock dividend payable in shares of common stock or by a subdivision or split up of shares of common stock or is decreased by a stock combination of the outstanding shares of common stock, in each case, in proportion to such increase or decrease in outstanding shares. Similarly, the number of shares of common stock that a holder of warrants is entitled to purchase will be adjusted to the number of shares obtained by multiplying the exercise price immediately prior to such adjustment by the number of shares purchasable pursuant to the warrants immediately prior to such adjustment, and dividing the product thereof by the exercise price resulting from such adjustment.
     The warrants may not be exercised unless there is a current registration statement in effect with the SEC and qualification in effect under applicable state securities laws, or applicable exemptions from the federal and state securities laws, with respect to the issuance of the common stock underlying the warrants. Although we have undertaken and intend to have the shares of our common stock underlying the warrants qualified in the states where our securities are being offered and to maintain a current registration statement relating to such shares of common stock until the expiration or exercise of all of the warrants, subject to the terms of the warrants, we cannot assure you that we will be able to do so. We will not be required to honor the exercise of warrants if, in our opinion, the sale of our common stock upon exercise of the warrants would be unlawful.
     The warrants will not entitle the holder to any of the rights of a stockholder of the company, including without limitation any preemption rights, voting rights or rights to dividends, except upon exercise in accordance with the terms thereof.

PLAN OF DISTRIBUTION
     The selling securityholders and their successors, which term includes their transferees, pledgees or donees or their successors, may sell the warrants and the common stock held by them or issuable upon exercise of the warrants directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.
     The warrants and the common stock may be sold at various times in one or more transactions at:
•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.
     These sales may be effected in transactions:
•	for the common stock, on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including the Nasdaq National Market;

•	in the over-the-counter market;

•	in privately negotiated transactions other than in the over-the-counter market;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers and in transactions where the broker or dealer acts as principal and resells shares for its own account under this prospectus;

•	through the writing of options, whether the options are listed on an options exchange or otherwise;

•	through the settlement of short sales;

•	any other method permitted under applicable law; or

•	in a combination of any of the above transactions.
     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade.
     In connection with the sale of the warrants, the underlying common stock and the common stock held by the securityholders, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of the common stock in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the warrants and the underlying common stock short and deliver these securities to close out such short positions, or loan or pledge the warrants or the underlying common stock to broker-dealers that in turn may sell these securities.
     The aggregate proceeds to the selling securityholders from the sale of the warrants or the common stock pursuant to this prospectus will be the purchase price of the warrants or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.
     Our outstanding common stock is quoted on the “Pink Sheets” service provided by Pink Sheets LLC. We do not intend to list the warrants for trading on any national securities exchange, on the Nasdaq National Market or to provide for their quotation on the Pink Sheets service, and can give no assurance about the development of any trading market for the warrants.
     In order to comply with the securities laws of some states, if applicable, the warrants, the common stock and the common stock underlying the warrants may be sold in these jurisdictions only through registered or licensed brokers or dealers.
     Under certain circumstances, the selling securityholders and any broker-dealers or agents that participate in the sale of the warrants, the common stock and the common stock underlying the warrants may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Profits on the sale of the warrants, the common stock and the common stock underlying the warrants by selling securityholders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. To the extent the selling securityholders may be deemed to be “underwriters,” they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act. The selling securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the securities against certain liabilities, including liabilities arising under the Securities Act. Liabilities under the federal securities laws cannot be waived.
     The selling securityholders and any other person participating in a distribution will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations thereunder. Regulation M of the Securities Exchange Act may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. We have informed the selling securityholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.
     To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholder and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling securityholders.
     A selling securityholder may decide not to sell any warrants, common stock or common stock underlying the warrants described in this prospectus. We cannot assure holders that any selling securityholder will use this prospectus to sell any or all of the warrants, common stock or common stock underlying the warrants. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, a selling securityholder may transfer, devise or gift the warrants, the common stock and the commons stock underlying the warrants by other means not described in this prospectus.
     With respect to a particular offering of the warrants, the common stock and the common stock underlying the warrants, to the extent required an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:
•	the specific warrants or common stock to be offered and sold;

•	the names of the selling securityholders;

•	the respective purchase prices and public offering prices and other material terms of the offering;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.
     We entered into a registration rights agreement for the benefit of holders of the warrants and the common stock issued in certain private placement transactions to register their securities, including the common stock underlying the warrants, under applicable federal and state securities laws under certain circumstances and at certain times. The registration rights agreement provides that we and the selling securityholders will indemnify each other and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the warrants, the common stock and the common stock underlying the warrants, including liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities. We will pay all of our expenses and all costs and expenses incurred by the selling securityholders incidental to the registration, offering and sale of the warrants, the common stock and the common stock underlying the warrants to the public, but each selling securityholder will be responsible for payment of commissions, concessions, fees and discounts of underwriters, broker-dealers and agents.
LEGAL MATTERS
     Certain legal matters with respect to the validity of the shares of common stock and the warrants offered by this prospectus will be passed upon for us by Latham & Watkins LLP.
EXPERTS
     The financial statements included in this offering memorandum have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
     We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file reports, proxy statements and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy information statements and other materials that are filed through the SEC’s Electronic Data Gathering, Analysis, and Retrieval, or EDGAR, system. You can access this web site at http://www.sec.gov.
     We have filed a registration statement on Form S-1 with the SEC with respect to this offering by selling securityholders. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement. You may wish to inspect the registration statement and the exhibit to that registration statement for further information with respect to us and the securities offered in this prospectus. Copies of the registration statement and the exhibit to such registration statement are on file at the offices of the SEC and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the SEC described above. Statements contained in this prospectus concerning the provisions of documents are necessarily summaries of the material provisions of such documents, and each statement is qualified in our entirety by reference to the copy of the applicable document filed with the SEC.

Report of Independent Registered Public Accounting Firm
Board of Directors and Stockholders
ORBIMAGE, Inc.
Dulles, VA
     We have audited the accompanying balance sheets of ORBIMAGE Inc. (Successor Company) as of December 31, 2004 and 2003 and the related statement of operations, stockholders’ equity, and cash flows for the year ended December 31, 2004. We have also audited the statements of operations, stockholders’ equity, and cash flows of Orbital Imaging Corporation (Predecessor to ORBIMAGE Inc.) for the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ORBIMAGE Inc. at December 31, 2004 and 2003 the results of its operations and its cash flows for the year ended December 31, 2004, and the results of operations and cash flows of Orbital Imaging Corporation for the years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO SEIDMAN, LLP

Bethesda, MD March 11, 2005

ORBIMAGE Inc.
STATEMENTS OF OPERATIONS

	Successor
	Company	Predecessor Company
	Year Ended	Years Ended December 31
	December 31, 2004	2003	2002
	(in thousands, except share data)
Revenues	$31,020	$9,219	$15,552
Direct expenses	33,754	10,697	10,498

Gross (loss) profit	(2,734)	(1,478)	5,054
Selling, general and administrative expenses	11,746	4,744	4,060
Asset losses and impairment charges	—	18,205	5,115

Loss from operations	(14,480)	(24,427)	(4,121)
Interest expense, net (excludes contractual interest of $26,156, and $19,258 in 2003 and 2002, respectively)	10,259	1,303	8,085

Loss before reorganization items and provision (benefit) for income taxes	(24,739)	(25,730)	(12,206)
Reorganization items:
Gain on debt discharge	—	(116,056)	—
Write off of unamortized debt issuance costs	—	—	11,252
Professional fees	—	6,067	7,218
Interest earned on accumulated cash and cash equivalents during Chapter 11 proceedings	—	(30)	(74)

Earnings (loss) before provision (benefit) for income taxes	(24,739)	84,289	(30,602)
Provision (benefit) for income taxes	—	—	—

Net earnings (loss)	$(24,739)	$84,289	$(30,602)

Earnings (loss) per common share—basic	$(3.80)	$3.34	$(1.26)
Earnings (loss) per common share—diluted	$(3.80)	$1.73	$(1.26)
See accompanying Notes to Financial Statements.

ORBIMAGE Inc.
BALANCE SHEETS

	December 31,	December 31,
	2004	2003
	(in thousands,
	except share data)
ASSETS
Current assets:
Cash and cash equivalents	$60,565	$14,405
Receivables net of allowances of $126 and $0, respectively	12,148	756
Other current assets	2,612	1,143

Total current assets	75,325	16,304
Property, plant and equipment, less accumulated depreciation of $3,751 and $0, respectively	18,263	17,714
Satellites and related rights, less accumulated depreciation and amortization of $18,142 and $0, respectively	116,640	89,370
Goodwill	28,490	28,490
Other assets	10,428	1,441

Total assets	$249,146	$153,319

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$3,970	$4,743
Amounts payable to subcontractors	47,545	—
Deferred revenue	2,234	651

Total current liabilities	53,749	5,394
Long-term debt	85,018	73,115
Deferred revenue, net of current portion	24,491	—

Total liabilities	163,258	78,509
Stockholders’ equity:
Common stock, par value $0.01; 25,000,000 shares authorized, 9,917,078 shares issued and outstanding and 6,332,993 shares issued and outstanding at December 31, 2004 and 2003, respectively	99	63
Additional paid-in-capital	112,373	78,149
Unearned compensation	(1,845)	(3,402)
Accumulated deficit	(24,739)	—

Total stockholders’ equity	85,888	74,810

Total liabilities and stockholders’ equity	$249,146	$153,319

See accompanying Notes to Financial Statements.

ORBIMAGE Inc.
STATEMENTS OF CASH FLOWS

	Successor
	Company	Predecessor Company
	Year Ended	Years Ended
	December 31,	December 31,
	2004	2003	2002
	(in thousands)
Cash flows from operating activities:
Net earnings (loss)	$(24,739)	$84,289	$(30,602)
Adjustments to reconcile net earnings (loss) to net cash provided by (used) in operating activities:
Depreciation, amortization and other	22,575	3,356	6,454
Interest expense paid in kind	11,903	1,403	—
Stock compensation	3,452	—	—
Gain on debt extinguishment	—	(116,056)	—
Asset losses and impairment charges	—	18,205	5,134
Write off of unamortized debt issuance costs	—	—	11,252
Changes in assets and liabilities:
(Increase) decrease in receivables and other current assets	(11,993)	5,416	34,093
Decrease in other assets	1,000	—	22
Decrease in accounts payable and accrued expenses	(773)	(181)	(23,084)
Increase (decrease) in deferred revenue	26,075	581	(1,953)
Decrease in obligations to related parties	—	—	(169)
Liabilities subject to compromise:
Decrease in accounts payable and accrued expenses	—	—	(982)
Decrease in deferred revenue	—	—	(5,283)

Net cash provided by (used) in operating activities	27,500	(2,987)	(5,118)
Cash flows from investing activities:
Capital expenditures	(3,530)	(21,402)	(1,990)
Proceeds from sale of satellite license	—	10,000	—
Proceeds from launch delay penalties	—	2,284	—

Net cash used in investing activities	(3,530)	(9,118)	(1,990)
Cash flows from financing activities:
Prepaid financing costs	(10,174)	—	—
Issuance of common stock	32,364	—	—
Proceeds from insurance loan	—	17,717	—
Proceeds from Orbital Sciences note	—	2,500	—

Net cash provided by financing activities	22,190	20,217	—
Net increase (decrease) in cash and cash equivalents	46,160	8,112	(7,108)
Cash and cash equivalents, beginning of year	14,405	6,293	13,401

Cash and cash equivalents, end of year	$60,565	$14,405	$6,293

Supplemental cash flow information:
Interest paid	$—	$—	$34,292

Non-cash items:
Capital expenditures	$(47,545)	$—	$—
Amounts payable to subcontractors	47,545	—	—
Preferred stock dividends	—	—	1,111
See accompanying Notes to Financial Statements

ORBIMAGE Inc.
STATEMENTS OF STOCKHOLDERS’ EQUITY

			Additional
	Common Stock		Paid-In	Unearned	Accumulated
	Shares	Amount	Capital	Compensation	Deficit	Total
	(in thousands, except share data)
Balance as of December 31, 2001	25,214,000	$252	$87,502	$—	$(277,940)	$(190,186)
Issuance of stock options	—	—	5	—	—	5
Preferred stock dividends	—	—	—	—	(1,111)	(1,111)
Net loss	—	—	—	—	(30,602)	(30,602)

Balance as of December 31, 2002	25,214,000	252	87,507	—	(309,653)	(221,894)
Net earnings	—	—	—	—	84,289	84,289
Cancellation of Predecessor Company equity and application of Fresh-Start accounting	(25,214,000)	(252)	(87,507)	—	225,364	137,605

Successor Company—ORBIMAGE Inc.
Balance as of December 31, 2003 prior to capitalization	—	—	—	—	—	—
Capitalization of Successor Company	6,057,539	60	74,750	—	—	74,810
Issuance of restricted stock	275,454	3	3,399	(3,402)		—

Balance as of December 31, 2003	6,332,993	63	78,149	(3,402)	—	74,810

Net loss	—	—	—	—	(24,739)	(24,739)
Issuance of common stock associated with equity offering, net of issuance costs	3,405,001	34	32,330	—	—	32,364
Issuance of restricted stock	179,084	2	1,894	—	—	1,896
Compensation attributable to vesting of restricted stock	—	—	—	1,557	—	1,557

Balance as of December 31, 2004	9,917,078	$99	$112,373	$(1,845)	$(24,739)	$85,888

See accompanying Notes to Financial Statements.

ORBIMAGE Inc.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004
(1) Business Operations
     On December 31, 2003 (the “Effective Date”), Orbital Imaging Corporation (the “Predecessor Company”) emerged from reorganization proceedings under Chapter 11 of the Federal bankruptcy laws pursuant to the terms of the Plan of Reorganization (as hereinafter defined). Upon reorganization, the Orbital Imaging Corporation changed its name to ORBIMAGE Inc. (“ORBIMAGE,” the “Company” or the “Successor Company”), a Delaware corporation.
     ORBIMAGE Inc. is a global provider of Earth imagery products and services. ORBIMAGE Inc. operates an integrated system of digital remote sensing satellites, U.S. and international ground stations and sales channels to collect, process and distribute Earth imagery products. The Company’s OrbView-3 satellite was successfully launched on June 26, 2003 and began generating revenues in 2004, providing one-meter panchromatic (black and white) and four-meter multi-spectral (color) imagery of the Earth. This imagery supports a wide range of applications including general mapping and charting, defense and intelligence, and commercial applications. ORBIMAGE recognized revenues related to the OrbView-3 satellite of $23.2 million for the year ended December 31, 2004. The Company’s OrbView-2 satellite was launched on August 1, 1997 and collects one kilometer resolution multi-spectral imagery that supports a wide array of projects focusing on global environmental monitoring. The Company recognized revenues related to the OrbView-2 satellite of $4.4 million for the year ended December 31, 2004 while the Predecessor Company recognized revenues of $3.8 million and $9.8 million for the years ended December 31, 2003 and 2002, respectively.
    Emergence from Chapter 11 Bankruptcy Protection
     On April 5, 2002, the Predecessor Company filed a voluntary petition for reorganization under Chapter 11 in the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”). The Predecessor Company had incurred losses since its inception, with an accumulated deficit of approximately $290 million as of the filing date. The Predecessor Company was in default on its senior notes and its ability to continue as a going concern was dependent on restructuring its senior notes. As of the date of the filing, the Predecessor Company’s current liabilities exceeded its current assets by approximately $230 million. The Predecessor Company had previously announced publicly that it intended to take such action in furtherance of its plan to reorganize and had been in negotiations with its senior noteholders, holders of its Series A Preferred Stock and Orbital Sciences Corporation (“Orbital Sciences”), its majority stockholder. The Predecessor Company was permitted to engage in ordinary course of business transactions without prior approval of the Bankruptcy Court.
     On September 15, 2003, the Predecessor Company filed its Fourth Amended Plan of Reorganization (the “Plan”) and Fourth Amended Disclosure Statement with the Bankruptcy Court. The Plan was confirmed by the Bankruptcy Court on October 24, 2003. The Predecessor Company officially emerged from bankruptcy protection effective December 31, 2003 (the “Effective Date”). On the Effective Date, all then-outstanding equity securities of the Predecessor Company, as well as substantially all of its pre- petition liabilities, were cancelled. Holders of the Predecessor Company’s old notes and the Predecessor Company’s general unsecured creditors received $50 million in new Senior Subordinated Notes due 2008 and 6 million shares of new common stock of the Successor Company, representing approximately 99 percent of the then-outstanding capital stock of the Successor Company. In addition, Orbital Sciences received $2.5 million of Senior Subordinated Notes in full satisfaction of its claims, and certain other parties received approximately $1.5 million of Senior Subordinated Notes in exchange for advisory and other services. Holders of certain debt obligations incurred during the Predecessor Company’s bankruptcy period received approximately $19 million of new Senior Notes due 2008. Holders of the Predecessor Company’s Series A Preferred Stock received out-of-the-money warrants to purchase up to 318,947 shares of common stock of the Successor Company.
     As a general rule, all of the Predecessor Company’s contracts and leases continued in effect in accordance with their terms, unless otherwise ordered by the Bankruptcy Court. The Bankruptcy Court provided the Predecessor Company with the opportunity to reject any executory contracts or unexpired leases that were burdensome or assume any contracts or leases that were favorable or otherwise necessary to its business operations. Certain executory contracts were rejected by the Predecessor Company during the course of the bankruptcy proceedings.

(2) Significant Accounting Policies
   Basis of Presentation
     In connection with the emergence from Chapter 11, ORBIMAGE reflected the terms of its Plan of Reorganization in its financial statements in accordance with American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“SOP 90-7”) with respect to financial reporting upon emergence from Chapter 11 (“Fresh-Start accounting”). Upon applying Fresh-Start accounting, a new reporting entity (the Successor Company) is deemed to be created on the Effective Date and the recorded amounts of assets and liabilities are adjusted to reflect their estimated fair values. In the accompanying financial statements and footnotes, references to the years ended December 31, 2003 and prior periods refer to the Predecessor Company while the year ended December 31, 2004 refers to the Successor Company. Also, the financial position as of December 31, 2004 and 2003 refer to the Successor Company. The reported historical financial statements of the Predecessor Company for the years ended December 31, 2003 and prior generally will not be comparable to those of the Successor Company.
     As of April 5, 2002, the date of the Predecessor Company’s voluntary petition for reorganization under Chapter 11, the Predecessor Company adopted the financial reporting and accounting policies required for companies operating pursuant to Chapter 11 as prescribed in SOP 90-7. Revenues, expenses, gains and losses relating to the reorganization are reported separately in the accompanying statement of operations for the years ended December 31, 2003 and 2002, respectively.
   Use of Estimates
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amount reported in its financial statements and accompanying notes. Actual results could differ from these estimates.
   Revenue Recognition
     ORBIMAGE’s principal source of revenue is the sale of satellite imagery to customers, value-added resellers and distributors. Such sales often require us to provide imagery over the term of a multi-year sales contract. Accordingly, revenues are recognized on imagery contracts on a straight-line basis over the delivery term of the contract. Deferred revenue represents receipts in advance of the delivery of imagery. Revenue for other services is recognized as services are performed.
     Revenue is recognized on contracts to provide image-processing services using the percentage-of-completion method of accounting. Revenue on these contracts is recognized based on costs incurred in relation to total estimated costs. These incurred costs approximate the output of deliverables to the Company’s customers. Revenues recognized in advance of becoming billable are recorded as unbilled receivables. Such amounts generally do not become billable until after the products have been completed and delivered. Total unbilled accounts receivable were $0.3 million and $0.2 million at December 31, 2004 and 2003, respectively, and were collected in the succeeding 12 month period. To the extent that estimated costs of completion are adjusted, revenue and profit recognized from a particular contract will be affected in the period of the adjustment. Anticipated contract losses are recognized as they become known.
     Much of the Company’s revenues are generated through contracts with the U.S. Government. U.S. Government agencies may terminate or suspend their contracts at any time, with or without cause, or may change their policies, priorities or funding levels by reducing agency or program budgets or by imposing budgetary constraints. If a U.S. Government agency terminates or suspends any of its contracts with ORBIMAGE, or changes its policies, priorities, or funding levels, these actions would have a material adverse effect on the business, financial condition and results of operations. Imagery contracts with international customers generally are not cancelable.
     For contracts consisting of multiple elements, the Company identifies these elements and considers whether the delivered item(s) has value to the customer on a standalone basis, whether there is objective and reliable evidence of the fair value of the undelivered item(s) and, if the arrangement includes a general right of return relative to the delivered item(s), delivery of performance of the undelivered item(s) considered probable and substantially in the Company’s control.

     Allowances for doubtful accounts receivable balances are recorded when circumstances indicate that collection is doubtful for particular accounts receivable or as a general reserve for all accounts receivable. Management estimates such allowances based on historical evidence such as amounts that are subject to risk. Accounts receivable are written off if reasonable collection efforts are not successful.
   Stock-Based Compensation
     Compensation expense for employee stock-based compensation plans is measured using the market value as of the measurement date as prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” Compensation expense is recognized over the restriction period for the restricted stock grants to the employees. To the extent that ORBIMAGE grants stock options to non-employee consultants or advisors, costs are recorded equal to the fair value of the options granted as of the measurement date as determined using a Black-Scholes model.
     For purposes of pro forma disclosures, the options’ estimated fair values are amortized to expense over the options’ vesting periods (see Note 16). The Company’s pro forma information follows:

	Successor
	Company	Predecessor Company
	2004	2003	2002
Net earnings (loss):
Net earnings (loss) available to common stockholders	$(24,739)	$84,289	$(31,713)
Fair value-based compensation cost, net of taxes	(595)	—	—

Pro forma net earnings (loss) available to common stockholders	$(25,334)	$84,289	$(31,713)

Earnings (loss) per common share—basic
As reported	$(3.80)	$3.34	$(1.26)

Pro forma	$(3.89)	$3.34	$(1.26)

Earnings (loss) per common share—diluted
As reported	$(3.80)	$1.73	$(1.26)

Pro forma	$(3.89)	$1.73	$(1.26)

     In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS 123(R), “Share-Based Payments,” that, upon implementation, will impact the Company’s net earnings and earnings per share, and change the classification of certain elements of the statement of cash flows. SFAS 123(R) requires stock options and other share-based payments made to employees to be accounted for as compensation expense and recorded at fair value, and to reflect the related tax benefit received upon exercise of the options in the statement of cash flows as a financing activity inflow rather than an adjustment of operating activity as currently presented. Consistent with the provisions of the new standard, the Company intends to adopt SFAS 123(R) in the third quarter of 2005, and to implement it on the modified prospective basis.
   Cash and Cash Equivalents
     ORBIMAGE considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.
   Concentrations of Credit Risk
     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of operating cash in excess of FDIC insured limits and temporary cash investments. ORBIMAGE places temporary cash investments with high credit quality financial institutions that invest primarily in U.S. Government instruments guaranteed by banks or savings and loan associations which are members of the FDIC.

   Recovery of Long-Lived Assets
     The Company’s policy is to review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Impairment losses are recognized when the sum of expected undiscounted net future cash flows is less than the carrying amount of the assets. The amount of the impairment is measured as the difference between the asset’s estimated fair value and its book value. Fair market value is determined primarily using the projected future cash flows discounted at a rate commensurate with the risk involved.
   Goodwill and Intangibles
     On January 1, 2002, the Predecessor Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” which eliminated the amortization of goodwill and other intangibles with indefinite useful lives unless the intangible asset is impaired. The Successor Company performed an impairment test of its goodwill and determined that no impairment of recorded goodwill existed at December 31, 2004 and 2003, respectively.
     As part of the Fresh-Start accounting as discussed in Note 3, ORBIMAGE recorded goodwill based on an independent enterprise valuation. Intangible assets that have finite useful lives continue to be amortized over those useful lives.
   Income Taxes
     ORBIMAGE recognizes income taxes using the asset and liability method in accordance with SFAS No. 109, “Accounting for Income Taxes.” Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The deferred tax assets are reviewed periodically for recoverability and valuation allowances are provided as necessary.
   Satellites and Related Rights and Property, Plant and Equipment
     The Predecessor Company purchased the OrbView-2 License, the OrbView-3 satellite and the ground system assets from Orbital Sciences pursuant to the System Procurement Agreement, discussed in Note 5 below. Amortization of the capitalized costs begins when the assets are placed in service. Capitalized costs include the cost of any applicable launch insurance.
     Depreciation and amortization are provided using the straight-line method as follows:

Ground system assets.	8 years
Furniture and equipment	3 to 7 years
OrbView-2	7 1/2 years
OrbView-3	5 years
Leasehold improvements	Shorter of estimated useful life of lease or lease term
   Recent Accounting Pronouncements
     In November 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 151, “Inventory Costs.” SFAS No. 151 establishes standards for how a company accounts for abnormal amounts of idle facility expense, freight, handling costs, and wasted material when pricing its inventory. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of this statement is not expected to have a material effect on the Company’s financial statements.
     In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets.” SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets. The provisions of this Statement are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

     SFAS 123(R), “Share-Based Payments,” was released by the FASB in December 2004. The Company plans to adopt this new standard prospectively in the third quarter of 2005. The Company has not yet completed an evaluation but expects the adoption of SFAS 123(R) to have an effect on its financial statements based on the unamortized pro forma expense related to unvested options outstanding at the date of adoption. A brief description of SFAS 123(R) appears in the stock-based compensation section within this note.
(3) Fresh-Start Accounting, Reporting and Reorganization
     The emergence from Chapter 11 resulted in a new reporting entity and adoption of Fresh-Start accounting in accordance with SOP 90-7. We allocated the reorganization value to our net assets based on their estimated fair values in accordance with SFAS No. 141, “Business Combinations,” as of December 31, 2003, the Effective Date. Such fair values represented our best estimates based on independent valuations. These valuations were based on a number of estimates and assumptions which are inherently subject to significant uncertainties and contingencies beyond our control. Immaterial differences between estimated pre-petition liabilities assumed by the Successor Company and the final settlement amounts were recognized as they occurred.
     ORBIMAGE developed a set of financial projections to facilitate the calculation of the enterprise value of the Successor Company. The enterprise value was determined with the assistance of a third party financial advisor using a discounted cash flow analysis. The discounted cash flow analysis was based upon five years projected financial results, including an assumption for terminal values using cash flow multiples, discounted at our estimated post restructuring weighted-average cost of capital. The estimated enterprise value of ORBIMAGE on the effective date of the Plan of Reorganization (“POR”) was determined to be approximately $140 million to $155 million. We selected the midpoint of the range, approximately $148 million, as the estimated enterprise value. Pursuant to SOP 90-7, the reorganization value of ORBIMAGE on the effective date of the POR was determined to be approximately $153 million, which represented the enterprise value of $148 million plus the fair value of the current liabilities on December 31, 2003.
     As stated previously, ORBIMAGE’s post-emergence financial statements are not comparable with the Predecessor Company’s pre-emergence financial statements. The table below reflects the implementation of the POR and the adjustments of such assets and liabilities to fair value as of December 31, 2003 based on the Successor Company’s reorganization value as included in the POR and as approved by the Bankruptcy Court. The reorganization equity value of $74.8 million is calculated by subtracting the Successor Company’s debt of $73.1 million on the Effective Date from the estimated enterprise value. On December 31, 2003 all liabilities subject to compromise were settled in accordance with the POR by either being discharged by the Bankruptcy Court or settled as ongoing obligations.
     The effects of the reorganization pursuant to the Restructuring Plan and the application of fresh start reporting on the Predecessor’s Company’s balance sheet as of December 31, 2003 are as follows (in thousands):

	Predecessor					Successor
	Company	Debt		Fresh-Start		Company
Condensed Balance Sheet	December 31, 2003	Discharge		Adjustments		December 31, 2003
Current assets:
Cash and cash equivalents	$14,405	$—		$—		$14,405
Receivables, net	784	(28	)(a)			756
Other current assets	1,143	—		—		1,143

Total current assets	16,332	(28)		—		16,304
Property, plant and equipment, net	17,714	—		—		17,714
Satellites and related rights, net	89,370	—		—		89,370
Goodwill	1,974	—		26,516	(A)	28,490
Other assets	1,441	—		—		1,441

Total assets	$126,831	$(28)		$26,516		$153,319

	Predecessor					Successor
	Company	Debt		Fresh-Start		Company
Condensed Balance Sheet	December 31, 2003	Discharge		Adjustments		December 31, 2003
Current liabilities:
Accounts payable and accrued expenses (post petition)	$4,743	$—		$—		$4,743
Deferred revenue	651	—		—		651
Liabilities subject to compromise (pre-petition)	242,309	(242,309	)(a)	—		—

Total current liabilities	247,703	(242,309)		—		5,394
Long-term debt	21,640	(21,640	)(a,b)	—		73,115
		73,115	)(a,b)
Series A preferred stock	111,150	(111,150	)(c)	—		—
Stockholders’ equity:
Common stock	252	(192	)(c,d)	3	(B)	63
Additional paid-in-capital	87,507	111,342	(c,d)	(120,700	)(A,B)	78,149
Unearned compensation	—	—		(3,402	)(B)	(3,402)
Accumulated deficit	(341,421)	190,806	(a,b)	150,615	(A)	—

Total stockholders’ equity (deficit)	(253,662)	301,956		26,516		74,810

Total liabilities and stockholders’ equity (deficit)	$126,831	$(28)		$26,516		$153,319

Notes:

a —	To reflect discharge of the disputed liabilities and liabilities subject to compromise per the POR.

b —	To record the cancellation of the $19.1 million Insurance Loan and issuance of $19.1 million of Senior Notes to the holders of the Insurance Loan and $54.0 million of Senior Subordinated Notes to the qualified creditors of the Predecessor Company.

c —	To reflect the discharge of the preferred stock. All preferred stock was cancelled and warrants exercisable at $28.22 per warrant were issued pro-rata to the preferred stockholders.

d —	To record the cancellation of Predecessor Company’s common stock (25.2 million shares) and issuance of Successor Company’s common stock (6.0 million shares).

A —	To record fresh start adjustments to eliminate accumulated deficit and record goodwill per the independent fair market valuation. Reorganization value in excess of the fair value of identified assets was recorded to reflect the enterprise value.

B —	To record the issuance of a restricted stock grant.
(4) NextView Program
     The U.S. Government, through the National Geo-Spatial Intelligence Agency (“NGA”), announced in March 2003 that it intended to support the continued development of the commercial satellite imagery industry through subsidies for the engineering, construction and launch of the next generation of imagery satellites by two providers. This program is known as NextView. The first NextView award was made to a competitor of the Company in September 2003.
     NGA announced a request for proposals from potential second providers in April 2004. The NextView Second Vendor program allows NGA to have two separate providers of next generation high-resolution satellite imagery. On September 30, 2004, NGA announced that ORBIMAGE had been awarded a contract under this NextView Second Vendor program. As the winning bidder of the NextView Second Vendor award, ORBIMAGE is the prime contractor constructing a new satellite to be referred to as OrbView-5. The Company estimates its total project cost (including financing and launch insurance costs) to bring the OrbView-5 satellite into service will be approximately $502 million. Under the NextView contract, NGA will support the project with a cost share totaling approximately $237 million spread out over the course of the project and subject to various milestones. As of December 31, 2004, NGA had paid the Company approximately $21.1 million. ORBIMAGE is deferring the cost share amounts until OrbView-5 is put into service and then will recognize revenue on a straight-line basis over the imagery delivery term of the program. Total incurred costs of the OrbView-5 satellite and related ground systems were approximately $48.3 million at December 31, 2004. Approximately $47.5 million of this amount was payable to subcontractors at December 31, 2004. Of this amount, approximately $40.0 million was paid to subcontractors during the first quarter of 2005, with the remainder to be paid in April 2005.
     The Company anticipates the OrbView-5 satellite will launch and go into service in early 2007. ORBIMAGE intends to purchase launch insurance and on-orbit insurance to cover the replacement cost of the satellite in the event of a launch failure or if on-orbit anomalies prevent the satellite from being placed into service. The costs of such insurance cannot be determined with specificity at this time, but the Company believes the premium will cost approximately 20 percent of the coverage amount if the insurance market at the time such insurance is purchased is similar to the current market. Once the OrbView-5 satellite is placed into service, the NextView award provides for NGA to purchase imagery from the satellite through September 30, 2008. NGA will have the first right to order images from the satellite, which the Company anticipates will utilize slightly more than half of the satellite’s imagery-taking capacity at any given time, with the remainder available for commercial and state and foreign government sales by the Company.
     ORBIMAGE’s performance under the NextView Contract will require significant capital expenditures to develop, manufacture and launch the OrbView-5 satellite. In order to fund its operations and obligations under the NextView Contract, ORBIMAGE will need to raise approximately $265 million over a period of approximately two and one half years, which it intends to raise through a combination of (i) an issuance and sale of units composed of an aggregate of 6.5 million shares of common stock and 6.5 million new warrants for a price of $10 per unit totaling $65 million, which would be raised through a combination of a private offering and a rights offering to its existing stockholders, (ii) an issuance of $155 million of additional senior subordinated indebtedness that will rank no higher than pari passu with, and will not have any scheduled amortization or a maturity date prior to the scheduled maturity of, the existing senior subordinated notes of the Company, and (iii) cash flow generated by the Company’s existing business in the amount of approximately $45 million.
     The first portion of this funding was raised in a private placement to certain private investors which closed on November 16, 2004, in which the Company issued 3.25 million shares of common stock and warrants to purchase 3.25 million shares of common stock for a purchase price of $10 per share. At the closing of the private placement, the Company received $32.5 million in gross proceeds. In addition, on that date the Company issued warrants to purchase an additional 1.0 million shares to the private investors as consideration for their commitment to backstop this rights offering. All of these warrants were exercised in the first quarter of 2005, with the Company receiving $42.5 million of proceeds. The second portion of this funding was raised in a rights offering that commenced in February 2005 in which the Company issued to its existing shareholders transferable subscription rights to purchase up to an aggregate of approximately 3.26 million investment units, each consisting of one share of our common stock and one warrant to purchase a share of common stock at a cash exercise price of $10.00 per share. The subscription rights expired on March 14, 2005 and the offering was oversubscribed.
(5) Relationship with Orbital Sciences
     The Predecessor Company was initially established as a wholly-owned subsidiary of Orbital Sciences. In 1997, the Predecessor Company issued preferred stock to private investors to fund a significant portion of the remaining costs of existing projects (the “Private Placement”). During 1997, the Predecessor Company also executed certain contracts with Orbital Sciences whereby all assets and liabilities of Orbital Sciences’ operating division, the Predecessor Company, were sold to the Predecessor Company at historical cost.
     The Predecessor Company had three significant contracts with Orbital Sciences at the beginning of 2002: (i) the ORBIMAGE System Procurement Agreement dated November 18, 1996, as amended (the “System Procurement Agreement”), (ii) the OrbView-2 License Agreement dated May 8, 1997 (the “OrbView-2 License”), and (iii) the Amended and Restated Administrative Services Agreement dated May 8, 1997 (the “Administrative Services Agreement”).
     Under the System Procurement Agreement, the Predecessor Company purchased (i) the OrbView-1 satellite, (ii) an exclusive license entitling the Predecessor Company to all of the economic rights and benefits of the OrbView-2 satellite, (iii) the OrbView-3 satellite and launch service, (iv) the OrbView-4 satellite and launch service and (v) the ground system assets used to command and control the satellites as well as receive and process imagery. Pursuant to the System Procurement Agreement, the Predecessor Company committed to purchase various satellites, rights and ground systems for approximately $279.9 million, net of $31.0 million to be funded by the U.S. Air Force through a contract with Orbital Sciences. The System Procurement Agreement originally called for the OrbView-3 satellite to be constructed and launched before OrbView-4; however, continuing schedule delays resulted in OrbView-4 being constructed and delivered first. The OrbView-4 satellite suffered a launch failure in September 2001 and did not reach its intended orbit. On the date of the Bankruptcy Filing, $4.4 million of costs previously incurred under the System Procurement Agreement were outstanding.

     On June 19, 2002, the Official Committee of Unsecured Creditors (the “Creditors Committee”) appointed in the bankruptcy proceeding filed a motion in the Bankruptcy Court for authority to conduct discovery against Orbital Sciences under Federal Rules of Bankruptcy Procedure 2004. The stated purpose of the Creditors Committee in seeking such discovery was to investigate the details of the Predecessor Company’s relationship and transactions with Orbital Sciences in order to reveal whether claims were warranted against Orbital Sciences or certain of its directors, officers and former officers on theories that might include, among others, wrongful control and domination, breach of fiduciary duty, breach of contract, fraud and misrepresentation.
     On July 24, 2002, the Predecessor Company initiated an adversary proceeding in the Bankruptcy Court by filing a complaint seeking damages and other relief from Orbital Sciences due to, among other things, breach of the satellite System Procurement Agreement between the two parties, conversion of property, breach of fiduciary duty, fraud and misrepresentation, and civil conspiracy in connection with various transactions with Orbital Sciences and MacDonald, Dettwiler and Associates Ltd. (“MDA”), Orbital Sciences’ former subsidiary. The complaint also named certain officers/directors of Orbital Sciences as defendants in connection with certain of the claims. The Bankruptcy Court ordered that the majority of the claims against Orbital Sciences be referred to resolution by binding arbitration in accordance with the arbitration provisions of the procurement agreement between the Predecessor Company and Orbital Sciences.
     On February 11, 2003, the Predecessor Company signed a Settlement Agreement with the Creditors’ Committee and Orbital Sciences to facilitate the Predecessor Company’s emergence from its Chapter 11 reorganization proceeding. Under the Settlement Agreement, the Predecessor Company agreed to suspend its pending litigation with Orbital Sciences in exchange for additional working capital and other consideration to be provided by Orbital Sciences. The Settlement Agreement provided for mutual releases of all claims among the parties, including the Predecessor Company and a significant majority of its bondholders and preferred stockholders, Orbital Sciences, and certain officers/directors of Orbital Sciences. The releases became effective upon launch of the OrbView-3 satellite by Orbital Sciences and payment by Orbital Sciences of $2.5 million to the Predecessor Company (the “Orbital Sciences Payment”). In exchange, Orbital Sciences received new notes that were equal to the Orbital Sciences Payment and ranked pari passu with the new notes to be issued to the Predecessor Company’s pre-bankruptcy unsecured creditors. As part of the Settlement Agreement, if OrbView-3 was not launched by April 30, 2003 or on-orbit check out was not successfully completed by July 31, 2003, Orbital Sciences would pay the Predecessor Company delay penalties. Orbital Sciences also agreed to eliminate the $4.4 million obligation discussed above and further agreed to defer a $1.5 million on-orbit milestone payment due Orbital Sciences until May 7, 2005, the one-year anniversary of the date of acceptance by ORBIMAGE of the OrbView-3 system. In addition, the maximum amount of the annual post-launch on-orbit payments to Orbital Sciences was reduced from $2.25 million to $1.125 million on each of the first five anniversaries of the acceptance by ORBIMAGE of the OrbView-3 system, for a total maximum obligation of $6.375 million. The Predecessor Company obtained formal approval of the Settlement Agreement from the Bankruptcy Court on February 19, 2003.
     Because the OrbView-3 launch did not occur by April 30, 2003, the terms of the Settlement Agreement required that Orbital Sciences pay the Predecessor Company daily launch delay penalties of $16,430 beginning May 1, 2003 until Launch had occurred. Furthermore, because the Predecessor Company did not accept the OrbView-3 System as provided in the System Procurement Agreement by July 31, 2003, Orbital Sciences was required to pay the Predecessor Company daily checkout delay penalties of $16,430 until either (i) the Predecessor Company accepted the OrbView-3 system; (ii) Orbital Sciences had made all commercially reasonable efforts to achieve on-orbit verification and checkout of the OrbView-3 system; or (iii) the delay penalty cap of $5 million was reached. The checkout penalty delays were terminated in October 2003 when it was mutually agreed that Orbital Sciences had made all commercially reasonable efforts to achieve on-orbit verification. Orbital Sciences paid the Predecessor Company delay penalties of approximately $2.3 million during the year ended December 31, 2003.
     Under the OrbView-2 License Agreement, Orbital Sciences has granted an exclusive worldwide license to ORBIMAGE to use and sell OrbView-2 imagery. Pursuant to the terms of the OrbView-2 License Agreement, Orbital Sciences assigned to ORBIMAGE all amounts that are due or become due to Orbital Sciences under a contract Orbital Sciences had with NASA to deliver OrbView-2 imagery, and ORBIMAGE has sole responsibility for operating and controlling the OrbView-2 satellite. This contract expired on December 19, 2002. Effective December 20, 2002, the Predecessor Company executed a new contract to provide OrbView-2 imagery to NASA for a one-year period. This contract was renewed effective December 20, 2003 for an additional year.

     Under the Administrative Services Agreement, the Predecessor Company paid Orbital Sciences for office space and other administrative services, as well as certain direct and indirect operating services provided by Orbital Sciences. The Administrative Services Agreement was terminated on March 31, 2002. As part of the Settlement Agreement, the Predecessor Company and Orbital Sciences executed a sublease agreement which permitted ORBIMAGE to continue subleasing its current office space from Orbital Sciences through April 2005.
(6) Asset Losses and Impairment Charges
   Loss on Sale of RadarSat-2 License
     In 1998, the Predecessor Company entered into an agreement with MDA, then a Canadian subsidiary of Orbital Sciences, under which the Predecessor Company acquired the exclusive worldwide distribution rights for the RadarSat-2 satellite imagery (the “RadarSat-2 License”). Under the RadarSat-2 License, MDA would own and operate the RadarSat-2 satellite, and would provide operations, data reception, processing, archiving and distribution services to the Predecessor Company. The Company’s acquisition of the RadarSat-2 License was to cost $60 million, of which $30 million was paid in 1999. The RadarSat-2 License Agreement was terminated on February 9, 2001 and replaced with a new RadarSat-2 Territorial License agreement (the “RadarSat-2 Territorial License”), pursuant to which MDA granted to the Predecessor Company an exclusive territorial license to distribute and sell RadarSat-2 imagery in North America (except Canada) for $40 million. The $30 million of payments previously remitted to MDA under the original RadarSat-2 License agreement were applied to the $40 million license fee under the RadarSat-2 Territorial License. The License required the Predecessor Company to pay the remaining $10 million license fee obligation in 2002. The Predecessor Company did not pay the remaining $10 million obligation because of numerous program delays and began to pursue litigation against MDA related to the RadarSat-2 Territorial License, seeking, among other things, rescission of the RadarSat-2 License and the return of the $30 million that the Predecessor Company paid to MDA. The Predecessor Company entered into a settlement agreement with MDA dated September 12, 2003 whereby the RadarSat-2 Territorial License Agreement was returned to MDA for $12 million. MDA paid $10 million in October 2003 to the Predecessor Company and $1 million in October 2004 and will pay us $1 million in October 2005. If MDA were to default in making such payment, interest would accrue on the unpaid principal amount at the default rate of 18 percent per annum compounded quarterly. The Predecessor Company recorded a loss on the sale of the RadarSat-2 Territorial License of $18.2 million in 2003.
   Asset Impairments
     Due to continued delays in the completion of OrbView-3 and RadarSat-2, the entry of competitors in markets served by us and the effect of terrorism activities on Federal funding for scientific imagery applications, the Company evaluated the recoverability of its remaining satellites and ground station assets pursuant to SFAS No. 144. Accordingly, the carrying value of the OrbView-2 license was adjusted to its most likely estimated fair value based on anticipated future discounted cash flows, resulting in a $5.1 million non-cash impairment charge for the year ended December 31, 2002.
(7) Comprehensive Income (Loss)
     For the years ended December 31, 2004, 2003, and 2002, there were no material differences between net earnings (loss) as reported and comprehensive income (loss).

(8) Earnings (Loss) Per Common Share
     The computations of basic and diluted loss per common share were as follows for the years ended December 31, 2004, 2003, and 2002 (in thousands, except share data):

	Successor
	Company	Predecessor Company
	2004	2003	2002
Numerator for basic and diluted earnings (loss) per common share:
Net earnings (loss)	$(24,739)	$84,289	$(30,602)
Preferred stock dividends	—	—	(1,111)

Net earnings (loss) available to common stockholders	$(24,739)	$84,289	$(31,713)

Denominator for basic and diluted earnings (loss) per common share:
Average number of common shares outstanding for basic computations	6,513,231	25,214,000	25,214,000
Average number of common shares assuming conversion of Series A 12% cumulative convertible preferred stock	n/a	23,389,664	(a )

Average number of common shares outstanding for diluted computations	6,513,231	48,603,664	25,214,000
Earnings (loss) per common share — basic	$(3.80)	$3.34	$(1.26)

Earnings (loss) per common share — diluted(b)	$(3.80)	$1.73	$(1.26)

(a)	The effect of the conversion of the Series A preferred stock is antidilutive for the year ended December 31, 2002.

(b)	All warrants, nonvested restricted stock and employee and stock options of the Successor Company are antidilutive because the Successor Company incurred a net loss for the year ended December 31, 2004. All warrants and employee stock options of the Predecessor Company are antidilutive since such warrants and options had exercise prices in excess of the average market value of the Predecessor Company’s common stock.
(9) Property, Plant and Equipment
     Property, plant and equipment consisted of the following at December 31, 2004 and 2003 (in thousands):

	Successor	Successor
	Company	Company
	2004	2003
Land	$213	$213
Ground system assets	19,289	16,068
Furniture and equipment	1,968	897
Leasehold improvements	544	536
Accumulated depreciation and amortization	(3,751)	—

Total	$18,263	$17,714

     Depreciation and amortization expense was $3.8 million, $1.1 million, and $1.4 million for the years ended December 31, 2004, 2003 and 2002, respectively.
(10) Satellites and Related Rights
     Satellites and related rights consisted of the following at December 31, 2004 and 2003 (in thousands):

	Successor	Successor
	Company	Company
	2004	2003
In service:
OrbView-2 License	$3,054	$3,054
OrbView-3 Satellite	86,468	—
Accumulated depreciation and amortization	(18,142)	—

	71,380	3,054
Satellites in process	45,260	86,316

Total	$116,640	$89,370

     During the first quarter of 2004, the OrbView-3 system became fully operational. The total capitalized cost of the OrbView-3 system is being depreciated over its five-year design life. Total satellite depreciation and amortization expense was $21.9 million, $2.3 million, and $4.6 million for the years ended December 31, 2004, 2003 and 2002, respectively.

(11) Income Taxes
     The Predecessor Company recorded no income tax expense for the years ended December 31, 2004, 2003 and 2002 as a result of tax losses incurred in those years. The differences between the tax provision (benefit) calculated at the statutory Federal income tax rate and the actual tax provision (benefit) for each of those years are as follows:

	Successor	Predecessor	Predecessor
	Company	Company	Company
	2004	2003	2002
U.S. Federal tax at statutory rate	$(8,411)	$24,833	$(6,579)
State income taxes, net	(1,041)	3,068	(813)
Valuation allowance	9,452	(27,901)	7,392
Other	—	—	—

Total tax provision	$—	$—	$—

     The primary components of federal deferred tax assets and liabilities were as follows (in thousands):

	Successor	Successor
	Company	Company
	2004	2003
Deferred tax assets related to:
Net operating loss carryforward	$60,318	$50,516
Property, plant and equipment	7,125	7,453
Other	606	558

Deferred tax assets	68,049	58,527
Less: valuation allowance	(67,961)	(58,367)

Net deferred tax assets	88	160
Deferred tax liabilities related to:
Amortization	(88)	(160)

Net deferred tax assets	$—	$—

     The increase in valuation allowance is principally the result of current year operating losses. We believe it is more likely than not that our existing deferred tax assets will not be realized. As of December 31, 2004, we had net operating loss carryforwards totaling approximately $158 million, which expire beginning in 2021. Such net operating loss carryforwards are subject to certain limitations and other restrictions.

(12) Long-Term Debt
     Long-term debt consisted of the following as of December 31, 2004 and 2003 (in thousands):

		Successor	Successor
		Company	Company
	Maturity Date	2004	2003
Senior Subordinated Notes	June 30, 2008	$62,774	$53,995
Senior Notes	June 30, 2008	22,244	19,120

Total		$85,018	$73,115

     Prior to the Bankruptcy filing, the Predecessor Company had approximately $225 million of senior notes outstanding. Interest on the senior notes accrued at a rate of 11.625% per annum and was payable semi-annually in arrears on March 1 and September 1. The senior notes were to mature on March 1, 2005. At December 31, 2001, the Predecessor Company was in default with regard to the senior notes because the Predecessor Company did not make the scheduled interest payments for that year. On February 10, 2002, the senior noteholders received approximately $28.4 million of insurance proceeds as payment of the outstanding interest on the senior notes, which cured the payment default. This payment included interest on the overdue installments of interest which was payable at a rate of 12.625 percent per annum. The Predecessor Company made a partial payment of $5.9 million to the senior noteholders in conjunction with the March 1, 2002 semiannual interest payment on March 31, 2002, but was in default again on its interest obligations under the senior notes by $7.2 million with regard to that payment. As a result of the Bankruptcy Filing on April 5, 2002, an automatic stay was imposed to prevent claimants from attempting to collect amounts due or to proceed against property of the Predecessor Company.
     The Predecessor Company recorded interest expense on the senior notes until April 5, 2002. In accordance with SOP 90-7, interest expense was not recorded during the Chapter 11 period because it was considered probable that a claim for payment of interest would not be allowed. If the Predecessor Company had recorded interest expense during the Chapter 11 period, interest expense for the years ended December 31, 2003 and 2002 would have increased by approximately $28.0 million and $22.0 million, respectively.
     In conjunction with the issuance of the senior notes, the Predecessor Company incurred debt financing costs which had been deferred and were being amortized over the term of the senior notes. Such amortization was reported as a component of interest expense. As a result of the Chapter 11 filing, the Predecessor Company ceased amortizing these costs and wrote them off.
     In June 2003, the Predecessor Company purchased insurance coverage for the combined risk of launch, satellite checkout and on-orbit satellite operations with respect to OrbView-3. The Predecessor Company paid approximately $14.8 million to purchase insurance coverage of $51 million on behalf of the senior note holders. Certain of the members of the informal committee of holders of the senior notes loaned the Predecessor Company the funds necessary to purchase the insurance coverage (the “Insurance Loan”). The Predecessor Company also borrowed funds required to pay a 20 percent commitment fee to the Insurance Loan lenders for securing the loan. The total amount borrowed under the Insurance Loan was approximately $17.8 million. Interest accrued on the Insurance Loan at an annual rate of 13.625% and was added to the principal balance. The Predecessor Company recognized interest expense on the insurance loan of approximately $1.3 million during the year ended December 31, 2003.
     On the Effective Date of our emergence from bankruptcy protection, holders of the Predecessor Company’s senior notes and the Predecessor Company’s qualified general unsecured creditors received $50 million of the Successor Company’s new Senior Subordinated Notes. In addition, Orbital Sciences received $2.5 million of Senior Subordinated Notes in full satisfaction of its claims, and certain other parties received approximately $1.5 million of Senior Subordinated Notes in exchange for advisory and other services. Each holder of the Predecessor Company’s Insurance Loan received, in full satisfaction of its Insurance Loan claim, its pro rata share of the Successor Company’s new Senior Notes totaling approximately $19.1 million. The Senior Notes rank senior to the Senior Subordinated Notes. The Senior Notes mature on June 30, 2008 and can be prepaid in full at any time without penalty. The Senior Subordinated Notes also mature on June 30, 2008 and can be prepaid in full after January 1, 2007 without penalty.
     Both the Senior Notes and the Senior Subordinated Notes accrued interest at the rate of 13.625 percent per annum, payable only in kind, on a semiannual basis through December 31, 2004. Thereafter, interest is payable in cash on a semiannual basis in arrears at the rate of 11.625 percent per annum, with such payments commencing on June 30, 2005. Interest payable in kind was $10 million for the year ended December 31, 2004. Thereafter, annual interest payable in cash, assuming no repurchase of any portion of Senior Notes or Senior Subordinated Notes, is expected to be approximately $9.7 million.
     Both the Senior Notes and the Senior Subordinated Notes contain certain restrictive covenants that restrict certain payments, capital expenditures, limitations on issuance of debt, transfers, and asset sales. All cash on hand in excess of $15 million at June 30, 2004 and $45 million at December 31, 2004 (after cash required for operations, capital expenditures and required debt service) was required to be used first to repurchase the Senior Notes, then to repurchase up to 50 percent of the Senior Subordinated Notes. No repurchase of Senior Notes and Senior Subordinated Notes occurred in 2004.
     The Senior Note agreement contains a covenant requiring the Company to maintain an on-orbit insurance policy for as long as the Senior Notes remain outstanding (the “Continuing Insurance”). The Continuing Insurance will be for a coverage amount equal to the lesser of $50 million or the maximum amount available to be underwritten in the insurance market. ORBIMAGE paid approximately $1.1 million in January 2004 to procure the Continuing Insurance.
     ORBIMAGE has received commitments from investors to fund the $155 million in aggregate principal amount of additional senior subordinated indebtedness in conjunction with the NextView Second Vendor program. The additional senior subordinated indebtedness will rank pari passu with the Company’s existing Senior Subordinated Notes due 2008 and will not have any scheduled amortization or a maturity date prior to the scheduled maturity of the Senior Subordinated Notes. The Company paid to the parties who committed to the additional senior subordinated indebtedness a commitment fee equal to 100 basis points in cash for the total aggregate principal to which their commitments relate plus a pro rata share of 155,000 shares. Since the commitments were not refinanced by three months from contract execution, the Company paid such parties an additional commitment fee in cash equal to 50 basis points, or $0.8 million, in January 2005. Additionally, if the commitments have not been refinanced by six months from contract execution, the Company will pay such parties additional commitment fees in cash equal to 100 basis points unless such parties are released from their commitment by the Company.
     At September 30, 2004 the Company had received consents from the holders of its Senior Subordinated Notes and the holders of its Senior Notes due 2008 that permit the Company to use up to $45 million of its cash flow from existing operations toward project costs for the OrbView-5 satellite. The consenting holders who held notes on the record date of July 29, 2004 received a consent fee in additional notes equal to 200 basis points on the principal amount of the notes to which the holders’ consents relate.
     The Company has modified certain provisions of its indenture governing its Senior Subordinated Notes and the note and security agreement covering its Senior Notes to allow the Company to perform its obligations under the NextView contract.
(13) Leases
     Total rental expense under operating leases was $0.8 million, $0.7 million, and $0.2 million for the years ended December 31, 2004, 2003, and 2002. Aggregate minimum rental commitments under non-cancelable operating leases (primarily for office space and equipment) as of December 31, 2004 were as follows (in thousands):

2005	$414
2006	229
2007	224
2008	222
2009	215
Thereafter	89

$1,393

     In March 2005, ORBIMAGE signed an agreement to lease office space beginning in April 2005 for a seven-year term. The total rental commitment under this lease is approximately $7.1 million.
(14) Employee Benefit Plan
     The Company’s employees participate in the Orbital Imaging Corporation Retirement Savings Plan, as amended, a defined contribution plan (the “Retirement Plan”) in accordance with Section 401(k) of the Internal Revenue code of 1986, as amended. The Company’s contributions to the Retirement Plan are made based on certain plan provisions and at the discretion of the Board of Directors. The annual contribution expense was $0.3 million, $0.2 million and $0.2 million for the years ended December 31, 2004, 2003, and 2002, respectively.

(15) Capital Stock
     Under the POR as confirmed by the Bankruptcy Court, all of the Predecessor Company’s existing preferred stock, common stock and any options and warrants outstanding were cancelled as of the Effective Date. The capital stock of the Successor Company consists of 25,000,000 authorized shares of new common stock. Holders of the Predecessor Company senior notes and the general unsecured creditors received a pro-rata distribution of 6,000,000 shares of the Successor Company common stock on the Effective Date. Outstanding preferred stock was cancelled as of the Effective Date. Holders of the Series A preferred stock were issued a pro-rata share of warrants to purchase up to 318,947 shares of new common stock at $28.22 per share on the Effective Date. These warrants expire on December 31, 2007. The warrants were valued by the Successor Company at $4.73 and $2.04 per share using the Black-Scholes options pricing model at December 31, 2004 and 2003, respectively. This model utilizes certain information, such as the interest rate on a risk-free security maturing generally at the same time as the warrant being valued, and requires certain assumptions, such as the expected amount of time a warrant will be outstanding until it is exercised or it expires, to calculate the fair value per share of warrants issued. The assumptions used to determine the value of the warrants at December 31, 2004 and 2003 were as follows:

	2004	2003
Volatility	47.3%	41.0%
Dividend yield	0.00%	0.0%
Risk-free interest rate	3.6%	3.2%
Expected average life	4 years	5 years
Exercise price per warrant	$28.22	$28.22
     On November 16, 2004, the Company issued 3.25 million shares of common stock and warrants to purchase 3.25 million shares of common stock for a purchase price of $10 per share in a private placement to certain private investors. At the closing of the private placement, the Company received $32.5 million in gross proceeds. In addition, on that date the Company issued warrants to purchase an additional 1.0 million shares to the private investors as consideration for their commitment to backstop this rights offering. All of these warrants were exercised in the first quarter of 2005, with the Company receiving $42.5 million of proceeds. In February 2005, the Company issued to its existing shareholders transferable subscription rights to purchase up to an aggregate of approximately 3.26 million investment units, each consisting of one share of the Company’s common stock and one warrant to purchase a share of common stock at a cash exercise price of $10.00 per share. The subscription rights expire on March 14, 2005. The Company will receive approximately $32.5 million from the rights offering if the rights offering is fully subscribed.
(16) Stock Incentive Plans
     On December 31, 2003, ORBIMAGE adopted the Employee Stock Incentive Plan (the “Stock Plan”), under which stock options, restricted stock and other stock-based awards may be granted to employees, officers, directors, consultants or advisors. As of December 31, 2003, 826,364 shares were authorized and available for grant under the Stock Plan. On December 31, 2003, 275,454 shares of restricted stock were issued. These shares vest in three tranches as follows: 45,909 shares on June 30, 2004, 137,727 shares on January 3, 2005 and 91,818 shares on January 3, 2006. The fair market value of the restricted stock was valued at the reorganization equity value of ORBIMAGE on the Effective Date divided by the number of ORBIMAGE common shares issued to the creditors upon reorganization. ORBIMAGE issued 156,424 shares in a restricted stock grant to employees on July 1, 2004. The restricted shares will vest entirely between December 31, 2004 and December 31, 2008.
     During 2004, ORBIMAGE issued stock options that generally will vest in annual increments of 20 percent commencing December 31, 2004. The options were valued by the Company at $14.48 per option using the Black-Scholes options pricing model at December 31, 2004. This model utilizes certain information, such as the interest rate on a risk-free security maturing generally at the same time as the option being valued, and requires certain assumptions, such as the expected amount of time a warrant will be outstanding until it is exercised or it expires, to calculate the fair value per share of options issued. The assumptions used to determine the value of the options at December 31, 2004 were as follows:

2004
Volatility	47.3%
Dividend yield	0.00%
Risk-free interest rate	4.2%
Expected average life	10 years
Weighted average exercise price per option	$7.33

     The following table details the stock option activity during 2004:

			Weighted
			Average	Outstanding
	Number of	Option Price	Exercise	and
	Shares	Per Share	Price	Exercisable
Outstanding as of December 31, 2003	—	—	—	—
Granted	317,559	6.50-18.25	7.33
Cancelled or expired	(687)	6.50	6.50

Outstanding as of December 31, 2004	316,872	$6.50-18.25	$7.33	59,059

     Through the Predecessor Company’s stock option plan, as amended (the “Prior Stock Plan”), the Predecessor Company could issue to its employees, Orbital Sciences’ employees, consultants or advisors incentive or non-qualified options to purchase up to 4,800,000 shares of the Predecessor Company ‘s common stock. Under the Prior Stock Plan, stock options could not be granted with an exercise price less than 85% of the stock’s fair market value at the date of the grant as determined by the Board of Directors. The Predecessor Company’s options vested in one-third increments over either a two-year or a three-year period. The maximum term of an option was 10 years. No options were granted for the years ended December 31, 2003 and 2002. The Prior Stock Plan was terminated on the Effective Date, and all options issued were cancelled on that date.
     The following table summarizes the activity relating to the Prior Stock Plan for the years ended December 31, 2002 and 2003:

			Weighted
			Average	Outstanding
	Number of	Option Price	Exercise	and
	Shares	Per Share	Price	Exercisable
Outstanding as of December 31, 2001	3,019,227	1.50-7.25	4.10	2,381,318
Canceled or expired	(678,647)	1.50-7.25	4.21

Outstanding as of December 31, 2002	2,340,580	1.50-7.25	4.10	2,215,266
Canceled or expired	(2,340,580)	1.50-7.25	4.10

Outstanding as of December 31, 2003	—	$—	$—	—

     Had the Predecessor Company determined compensation expense based on the fair value at the grant date for its stock options in accordance with the fair value method prescribed by SFAS 123, no compensation expense would have been recorded for the years ended December 31, 2003 and 2002 because the options were worthless as a result of the Chapter 11 filing.
(17) Information on Industry Segments and Major Customers
     ORBIMAGE operated as a single segment for the year ended December 31, 2004. The Predecessor Company operated as a single segment for the years ended December 31, 2003 and 2002.
     Total domestic and foreign sales for the years ended December 31, 2004, 2003 and 2002 were as follows (in thousands):

	Successor	Predecessor	Predecessor
	Company	Company	Company
	2004	2003	2002
Domestic	$16,567	$3,525	$13,115
Foreign	14,453	5,694	2,437

Total	$31,020	$9,219	$15,552

     At the end of the first quarter of 2004, ORBIMAGE was awarded a contract to supply NGA with imagery and value-added products from the OrbView-3 satellite. The total value of the contract is $27.5 million over two years, of which approximately $10.5 million and $12 million represent minimum commitments to purchase imagery in years one and two, respectively. The contract also provides for NGA to reimburse approximately $5.0 million for infrastructure costs the Company incurred and will incur to provide the required imagery. In June 2004, ORBIMAGE received an additional task order to provide $6.4 million of production services to NGA under the program during the first year of the contract. ORBIMAGE recognized revenues of $11.8 million for the year ended December 31, 2004 related to this contract.
     ORBIMAGE recognized revenue related to contracts with the U.S. Government, its largest customer, of $15.9 million for the year ended December 31, 2004. The Predecessor Company recognized revenue related to contracts with the U.S. Government of $2.7 million in 2003 and $11.9 million in 2002, representing 29 percent and 76 percent of total revenues recognized during 2003 and 2002, respectively.
     During 2004, ORBIMAGE commenced revenue recognition from contracts to supply OrbView-3 imagery to its regional distributors in Asia. These contracts provide for guaranteed annual minimum imagery purchases totaling approximately $13.0 million for terms ranging from one to three years excluding option periods. ORBIMAGE recognized revenue of $4.5 million, $3.8 million and $3.2 million associated with imagery sales to its three largest international customers, which represents 14 percent, 12 percent and 10 percent, respectively, of total revenues recognized during 2004.
(18) Summary of Quarterly Information (Unaudited)

	Successor Company
	2004 Quarters
	First	Second	Third	Fourth
	(in thousands, except share data)
Revenues	$2,010	$9,749	$8,891	$10,370
Gross profit (loss)	(4,566)	376	(157)	1,613
Net loss	(8,389)	(4,428)	(6,140)	(5,782)
Loss per diluted share(a)	(1.32)	(0.70)	(0.95)	(0.74)

	Successor Company
	2004 Quarters
	First	Second	Third	Fourth
	(in thousands, except share data)
Revenues	$1,690	$1,302	$1,134	$5,093
Gross profit (loss)	(24)	(336)	(931)	(187)
Net loss	(2,744)	(2,996)	(4,640)	94,669
Earnings (loss) per diluted share(a)	(0.11)	(0.12)	(0.18)	1.95

(a)	For 2004, the sum of each quarter’s loss per diluted share does not equal earnings per diluted share reported for the full year due to the effect of the issuance of 3.4 million shares in the fourth quarter of 2004. For 2003, the sum of each quarter’s earnings (loss) per diluted share does not equal earnings per diluted share reported for the full year due to the antidilutive effect of the assumed conversion of the Series A preferred stock in the first three quarters of 2003.
   Fourth Quarter Items
     In the fourth quarter of 2003, the Predecessor Company recorded a loss on the sale of the RadarSat-2 Territorial License of $18.2 million, which was offset by the gain recorded on the discharge of Predecessor Company debt of $116.1 million. In the fourth quarter of 2002, the Predecessor Company wrote off unamortized debt issuance costs of $11.3 million, recorded a charge for impairment on the OrbView-2 satellite of $5.1 million and incurred reorganization charges of $3.1 million.

ORBIMAGE HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues	$8,501	$9,749	$17,160	$11,759

Direct expenses	9,258	9,528	18,158	15,835

Gross profit (loss)	(757)	221	(998)	(4,076)

Selling, general and administrative expenses	3,098	2,191	5,646	3,834

Loss from operations	(3,855)	(1,970)	(6,644)	(7,910)

Interest expense, net	1,591	2,458	3,685	4,907

Loss from early extinguishment of debt	—	—	639	—

Loss before benefit for income taxes	(5,446)	(4,428)	(10,968)	(12,817)

Benefit for income taxes	—	—	—	—

Net loss	$(5,446)	$(4,428)	$(10,968)	$(12,817)

Loss per common share — basic and diluted	$(0.32)	$(0.70)	$(0.73)	$(2.02)

Weighted average shares outstanding – basic and diluted	17,272,528	6,335,243	15,116,985	6,334,118
See accompanying Notes to Condensed Consolidated Financial Statements.

ORBIMAGE HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands, except share data)

	Pro Forma
	June 30, 2005	June 30,	December 31,
	(see Note 9)	2005	2004
ASSETS

Current assets:
Cash and cash equivalents	$248,572	$185,380	$60,565
Restricted cash	—	126,836	—
Receivables net of allowances of $131 and $126, respectively	5,603	5,603	12,148
Other current assets	4,549	4,549	2,612

Total current assets	258,724	322,368	75,325

Property, plant and equipment, at cost, less accumulated depreciation of $5,714 and $3,751, respectively	22,721	22,721	18,263
Satellites and related rights, at cost, less accumulated depreciation and amortization of $27,859 and $18,142, respectively	176,846	176,846	116,640
Goodwill	28,490	28,490	28,490
Other assets	19,849	21,098	10,428

Total assets	$506,630	$571,523	$249,146

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$5,536	$5,536	$3,970
Amounts payable to subcontractors	32,119	32,119	47,545
Deferred revenue	2,102	2,102	2,234
Other current liabilities	1,102	1,102	—

Total current liabilities	40,859	40,859	53,749

Long-term debt	245,002	307,776	85,018
Deferred revenue, net of current portion	69,911	69,911	24,491
Other noncurrent liabilities	6,910	6,910	—

Total liabilities	362,682	425,456	163,258

Stockholders’ equity :
Common stock, par value $0.01; 25,000,000 shares authorized; 17,432,033 shares and 9,917,078 shares issued and outstanding as of June 30, 2005 and December 31, 2004, respectively	174	174	99
Additional paid-in-capital	186,050	186,050	112,373
Unearned compensation	(1,109)	(1,109)	(1,845)
Accumulated deficit	(37,826)	(35,707)	(24,739)
Accumulated other comprehensive loss	(3,341)	(3,341)	—

Total stockholders’ equity	143,948	146,067	85,888

Total liabilities and stockholders’ equity	$506,630	$571,523	$249,146

See accompanying Notes to Condensed Consolidated Financial Statements.

ORBIMAGE HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in thousands)

	Six Months Ended June 30,
	2005	2004
Cash flows from operating activities:
Net loss	$(10,968)	$(12,817)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	11,951	10,189
Interest paid in kind	—	4,954
Stock compensation	736	567
Loss on early extinguishment of debt	639	—
Changes in assets and liabilities:
Decrease (increase) in receivables and other current assets	5,918	(8,707)
Increase in other assets	(211)	—
Increase (decrease) in accounts payable and accrued expenses	1,562	(1,597)
Increase in deferred revenue	45,289	659

Net cash provided by (used in) operating activities	54,916	(6,752)

Cash flows from investing activities:
Capital expenditures	(88,408)	(495)

Net cash used in investing activities	(88,408)	(495)

Cash flows from financing activities:
Issuance of long-term debt	245,000	—
Restricted cash held in escrow	(126,836)	—
Extinguishment of long-term debt	(22,244)	—
Long-term debt repayment and issuance costs	(11,365)	—
Issuance of common stock	73,752	—

Net cash provided by financing activities	158,307	—

Net increase (decrease) in cash and cash equivalents	124,815	(7,247)
Cash and cash equivalents, beginning of period	60,565	14,405

Cash and cash equivalents, end of period	$185,380	$7,158

Supplemental cash flow information:
Interest paid	$4,295	$—

Non-cash items:
Capital expenditures	$(32,119)	$—
Amounts payable to subcontractors	32,119	—
See accompanying Notes to Condensed Consolidated Financial Statements.

ORBIMAGE HOLDINGS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2005
(Unaudited)
(1) Basis of Presentation
     In the opinion of management, the accompanying unaudited interim condensed consolidated financial information reflects all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation of the information. Certain information and footnote disclosure normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted following the instructions, rules and regulations prescribed by the Securities and Exchange Commission (“SEC”). Although management believes that the disclosures provided are adequate to make the information presented not misleading, you should read these unaudited interim consolidated financial statements in conjunction with the audited financial statements and associated footnotes for the year ended December 31, 2004, which are included in ORBIMAGE Inc.’s Form 10-K filed with the SEC. Operating results for the six months ended June 30, 2005 are not necessarily indicative of the results that may be expected for the full year.
(2) Reorganization
     ORBIMAGE Holdings Inc, a Delaware corporation (“ORBIMAGE Holdings”), was organized on April 4, 2005 to enable its predecessor registrant and now its wholly-owned subsidiary, ORBIMAGE Inc., a Delaware corporation, to implement a holding company organizational structure. Effective June 21, 2005, the Company reorganized into a holding company structure, effected by a merger conducted pursuant to Section 251(g) of the General Corporation Law of the State of Delaware (the “Merger”), which provides for the formation of a holding company structure without a vote of the stockholders of the corporation in the position of ORBIMAGE Inc.
     Prior to the Merger, ORBIMAGE Holdings was a direct, wholly-owned subsidiary of ORBIMAGE Inc., and ORBIMAGE Merger Sub Inc., a Delaware corporation (the “Merger Sub”), was a direct, wholly-owned subsidiary of ORBIMAGE Holdings. Both ORBIMAGE Holdings and Merger Sub were organized for the sole purpose of implementing the holding company structure. Pursuant to the Merger, Merger Sub merged with and into ORBIMAGE Inc., with ORBIMAGE Inc. continuing as the surviving corporation. Each issued and outstanding share of common stock of ORBIMAGE Inc. was converted into one share of common stock of ORBIMAGE Holdings, each issued and outstanding share of common stock of Merger Sub was converted into one share of ORBIMAGE Inc. common stock, and the separate corporate existence of Merger Sub ceased, and all of the issued and outstanding shares of ORBIMAGE Holdings owned by ORBIMAGE Inc. were automatically canceled and retired. As a result of the Merger, each stockholder of ORBIMAGE Inc. became a holder of the common stock of ORBIMAGE Holdings, evidencing the same proportional interests, and ORBIMAGE Inc. became a direct, wholly owned subsidiary of ORBIMAGE Holdings. Accordingly, ORBIMAGE Holdings became the successor registrant of ORBIMAGE Inc. for SEC reporting purposes.
     In connection with the Merger, ORBIMAGE Holdings assumed ORBIMAGE Inc.’s obligations under its stock incentive plans. In addition, ORBIMAGE Holdings assumed ORBIMAGE Inc.’s obligations under the various warrants issued December 31, 2003, the Warrant Agreement dated March 14, 2005 and the warrant certificates issued thereunder. Outstanding options and warrants to purchase ORBIMAGE Inc.’s common stock were automatically converted into options and warrants to purchase an equal number of shares at the same exercise price of ORBIMAGE Holdings common stock. ORBIMAGE Holdings also assumed ORBIMAGE Inc.’s registration obligations under (i) the Registration Rights Agreement, dated as of December 31, 2003, by and between

ORBIMAGE Inc. and certain holders of ORBIMAGE Inc.’s outstanding securities, relating to securities issued to such holders pursuant to the terms of ORBIMAGE Inc.’s Plan of Reorganization and emergence from Chapter 11 bankruptcy on December 31, 2003 and (ii) the Registration Rights Agreement, dated as of November 16, 2004, by and between ORBIMAGE Inc. and certain holders of ORBIMAGE Inc.’s common stock and warrants issued on March 25, 2005.
     The conversion of shares of capital stock in the Merger occurred without an exchange of certificates. The provisions of the certificate of incorporation, including, without limitation, those relating to the authorized capital stock and the bylaws of ORBIMAGE Holdings, are identical to those of ORBIMAGE Inc. prior to the Merger. The directors and executive officers of ORBIMAGE Holdings are the same individuals who were directors and executive officers of ORBIMAGE Inc. immediately prior to the Merger. The other liabilities of ORBIMAGE Inc., including contingent liabilities, were not assumed by ORBIMAGE Holdings in the transaction and therefore continue to be obligations of ORBIMAGE Inc., and the assets of ORBIMAGE Inc. were not transferred to ORBIMAGE Holdings and continue to be the assets of ORBIMAGE Inc.
(3) Nature of Operations
     ORBIMAGE Holdings Inc. and its subsidiaries (collectively, “ORBIMAGE” or the “Company”), are a global provider of Earth imagery products and services. ORBIMAGE operates an integrated system of digital remote sensing satellites, U.S. ground stations and U.S. and international sales channels to collect, process and distribute Earth imagery products and services. The OrbView-2 satellite was launched on August 1, 1997, and completed its on-orbit checkout in October 1997. Revenues related to the OrbView-2 satellite were $1.2 million and $1.1 million for the three months ended June 30, 2005 and 2004, respectively, and $2.0 million and $2.1 million for the six months ended June 30, 2005 and 2004, respectively. The OrbView-3 satellite was launched on June 26, 2003 and was placed in service in February 2004. ORBIMAGE recognized revenues related to the OrbView-3 satellite of $6.9 million and $7.2 million for the three months ended June 30, 2005 and 2004, respectively, and $14.4 million and $7.8 million for the six months ended June 30, 2005 and 2004, respectively.
(4) Significant Accounting Policies
Basis of Consolidation
     The consolidated financial statements include the accounts of wholly-owned subsidiaries which ORBIMAGE Holdings controls. All intercompany transactions and balances have been eliminated in consolidation.
Use of Estimates
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amount reported in its financial statements and accompanying notes. Actual results could differ from these estimates.
Revenue Recognition
     ORBIMAGE’s principal source of revenue is the sale of satellite imagery and satellite imagery processing services to customers, value-added resellers and distributors. Such sales often require providing imagery over the term of a multi-year sales contract. Accordingly, revenues are recognized on imagery contracts on a straight-line basis over the delivery term of the contract. Deferred revenue represents receipts in advance of the delivery of imagery. Revenue for other services is recognized as services are performed.

     Revenue is recognized on the contracts to construct distributor ground stations and contracts to provide image-processing services using the percentage-of-completion method of accounting. Revenue on these contracts is recognized based on costs incurred in relation to total estimated costs. These incurred costs approximate the output of deliverables to the Company’s customers. Revenues recognized in advance of becoming billable are recorded as unbilled receivables. Such amounts generally do not become billable until after the products have been completed and delivered. Total unbilled accounts receivable were $2.7 million and $0.3 million at June 30, 2005 and December 31, 2004, respectively. To the extent that estimated costs of completion are adjusted, revenue and profit recognized from a particular contract will be affected in the period of the adjustment. Anticipated contract losses are recognized as they become known.
     Much of the Company’s revenues are generated through contracts with agencies of the U.S. Government. These agencies may terminate or suspend their contracts at any time, with or without cause, or may change their policies, priorities or funding levels by reducing agency or program budgets or by imposing budgetary constraints. If a U.S. Government agency terminates or suspends any of its contracts with ORBIMAGE, or changes its policies, priorities, or funding levels, these actions would have a material adverse effect on the business, financial condition and results of operations. Imagery contracts with international customers generally are not cancelable.
     For contracts consisting of multiple elements, the Company identifies these elements and considers whether the delivered item(s) has value to the customer on a standalone basis, whether there is objective and reliable evidence of the fair value of the undelivered item(s) and, if the arrangement includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially in the Company’s control.
     Allowances for doubtful accounts receivable balances are recorded when circumstances indicate that collection is doubtful for particular accounts receivable or as a general reserve for all accounts receivable. Management estimates such allowances based on historical evidence such as amounts that are subject to risk. Accounts receivable are written off if reasonable collection efforts are not successful.
Satellites and Related Rights
     The OrbView-3 satellite and related ground system assets were placed into service in February 2004 and are being depreciated over a 5-year period in accordance with its design life. ORBIMAGE recorded depreciation expense on the OrbView-3 satellite and related ground system assets of $5.4 million and $10.5 million for the three months and six months ended June 30, 2005, respectively, and $5.2 million and $8.6 million for the three months and six months ended June 30, 2004, respectively.
Stock-Based Compensation
     Compensation expense for employee stock-based compensation plans is measured using the market value as of the measurement date as prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” Compensation expense is recognized over the restriction period for the restricted stock grants to the employees. To the extent that ORBIMAGE grants stock options to non-employee consultants or advisors, costs are recorded equal to the fair value of the options granted as of the measurement date as determined using a Black-Scholes model.
     In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS 123(R), “Share-Based Payments,” that, upon implementation, will impact the Company’s net earnings and earnings per share, and change the classification of certain elements of the statement of cash flows. SFAS 123(R) requires stock options and other share-based payments made to employees to be accounted for as compensation expense and recorded at fair value, and to reflect the related tax benefit received upon exercise of the options in the statement of cash flows as a financing activity inflow rather than an adjustment of operating activity as currently presented. In April 2005, the SEC adopted a new rule which defers the compliance date of SFAS 123(R) until 2006 for calendar year companies such as ORBIMAGE. The Company intends to adopt SFAS 123(R) in the first quarter of 2006. The Company is continuing to analyze and assess a number of technical implementation issues relating to adoption of the standard, including the selection and use of an appropriate valuation model, and therefore the ultimate impact of adopting SFAS 123(R) is not yet known.

Prepaid Financing Costs
     Expenses associated with the issuance of Senior Secured Floating Rate Notes are capitalized and are being amortized over the term of the note using the effective interest rate method. These costs are included in “Other assets” on the balance sheet. As of June 30, 2005 prepaid financing costs are $19.3 million, net.
Derivative Instruments and Hedging Activities
     ORBIMAGE accounts for interest rate swaps under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended. Under SFAS No. 133, all derivatives are recorded on the balance sheet as assets or liabilities and measured at fair value. For derivatives designated as cash flow hedges, the effective portion of the changes in fair value of the derivatives are recorded in other comprehensive income and subsequently recognized in earnings when the hedged item impacts income. The ineffective portion of cash flow hedges are recorded in current earnings.
(5) NextView Contract
     On September 30, 2004, the U.S. Government, through the National Geospatial-Intelligence Agency (“NGA”), announced that the Company had been awarded a contract under the NextView Second Vendor program. As the winning bidder of the NextView Second Vendor award, ORBIMAGE is, as prime contractor, constructing a new satellite, which the Company refers to as OrbView-5. The Company estimates its total project cost (including financing and launch insurance costs) to bring the OrbView-5 satellite into service will be approximately $502 million. Total capitalized costs were $117.2 million at June 30, 2005. Under the terms of the Company’s NextView contract, NGA is supporting the project with a cost share totaling approximately $237 million spread out over the course of the project and subject to various milestones. Through June 30, 2005, NGA has paid $69.9 million to support the project. These funds are recorded as deferred revenue as the milestones are achieved and will be recognized as revenue once the satellite is placed into service.
     The Company anticipates the OrbView-5 satellite will be launched in early 2007 and placed into service in mid-2007. Once the OrbView-5 satellite is placed into service, the NextView award provides for NGA to purchase imagery from the satellite for six quarters (which the Company estimates will be through September 30, 2008). NGA will have the first right to order images from the satellite, which the Company anticipates will utilize approximately half of the satellite’s imagery-taking capacity at any given time, with the remainder available for commercial and state and foreign government sales by the Company.
     The Company’s performance under the NextView Contract requires significant capital expenditures to develop, manufacture and launch the OrbView-5 satellite. Funding of the Company’s operations and obligations under the NextView Contract requires approximately $265 million over a period of approximately two and one half years. The Company is using funds for these expenditures from a combination of (i) an issuance of $65 million of equity raised through a combination of a private offering and a rights offering to its existing stockholders; (ii) $155 million of additional indebtedness; and (iii) cash flow of approximately $45 million generated by the Company’s existing business. The first portion of the equity funding was raised in a private placement to certain private investors which closed on November 16, 2004, in which the Company received $32.5 million through the issuance of 3.25 million shares of common stock and warrants to purchase 3.25 million shares of common stock for a purchase price of $10 per share. In addition, on that date the Company issued warrants to purchase an additional 1.0 million shares to the private investors as consideration for their commitment to backstop this rights offering. All of these warrants were exercised in the first quarter of 2005, with the Company receiving $42.5 million of proceeds. The second portion of the equity funding was raised in a rights offering that commenced in February 2005 in which the Company issued to its existing shareholders transferable subscription rights to purchase up to an aggregate of approximately 3.26 million investment units, each consisting of one share of our common stock and one warrant to purchase a share of common stock at a cash exercise price of $10.00 per share. The subscription rights expired on March 14, 2005 and the offering was oversubscribed. The Company received approximately $32.6 million from the rights offering on March 24, 2005. The Company raised the $155 million debt portion of the funding as part of a refinancing of the Company’s long-term debt, which closed on June 29, 2005, as discussed further in Note 9 below.

(6) Other Comprehensive Income (Loss)
     As discussed in Note 9 below, other comprehensive income for the three month and six month periods ended June 30, 2005 include a loss of $3.3 million associated with an interest rate swap agreement entered into by the Company to hedge its interest rate risk. For the three month and six month periods ended June 30, 2004, there were no material differences between net loss as reported and net comprehensive income (loss).
(7) Earnings (Loss) Per Common Share
     The computations of basic and diluted loss per common share were as follows for the three months and six months ended June 30, 2005 and 2004 (in thousands, except share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Numerator for basic and diluted loss per common share:
Loss available to common stockholders	$(5,446)	$(4,428)	$(10,968)	$(12,817)

Denominator for basic and diluted loss per common share:
Average number of common shares outstanding	17,272,528	6,335,243	15,116,985	6,334,118

Loss per common share – basic and diluted (a)	$(0.32)	$(0.70)	$(0.73)	$(2.02)

(a)	All potentially dilutive securities, such as warrants and stock options, are antidilutive for each of the periods presented.
(8) OrbView-3 Milestone Payment Obligations
     Under the terms of a 2003 Settlement Agreement entered into between ORBIMAGE’s predecessor company and Orbital Sciences Corporation (“Orbital Sciences”), the manufacturer of the OrbView-3 system, Orbital Sciences agreed to defer a $1.5 million on-orbit milestone payment due on the OrbView-3 system until May 7, 2005, the one-year anniversary of the date of acceptance by ORBIMAGE of the OrbView-3 system. During the second quarter of 2005, ORBIMAGE paid Orbital Sciences $1.4 million of this obligation. The remaining $0.1 million is expected to be paid once Orbital Sciences completes work on certain warranty obligations. These amounts have been capitalized and will be depreciated over the remaining design life of the OrbView-3 system.
     ORBIMAGE is also responsible under the Settlement Agreement to make annual post-launch on-orbit payments to Orbital Sciences of up to $1.275 million, payable on each of the first five anniversaries of the acceptance by ORBIMAGE of the OrbView-3 system, for a total maximum obligation of $6.375 million. During the second quarter of 2005, ORBIMAGE paid Orbital Sciences the maximum annual obligation payment of $1.275 million. Management believes that, based upon the performance of the OrbView-3 system to date, it is likely that ORBIMAGE will pay the remaining on-orbit payment obligation. Accordingly, ORBIMAGE capitalized the net present value of the remaining obligations and will depreciate them over the remaining design life of the OrbView-3 system. ORBIMAGE also established a liability for the net present value of the remaining obligation to Orbital Sciences and will reduce the liability as payments are made.

(9) Long-Term Debt
     On December 31, 2004, ORBIMAGE Inc. had total indebtedness of $85.0 million, which consisted of $22.2 million of Senior Notes due 2008 and $62.8 million of Senior Subordinated Notes due 2008. On March 31, 2005, ORBIMAGE Inc. repaid the Senior Notes out of existing cash received pursuant to the exercise of warrants by certain investors during the first quarter of 2005. ORBIMAGE Inc. recorded a loss of $0.6 million on the early extinguishment of this debt.
     Both the Senior Notes and the Senior Subordinated Notes accrued interest at a rate of 13.625 percent per annum, payable only in kind, on a semiannual basis through December 31, 2004. Total interest expense paid in kind was $2.5 million for the three months ended June 30, 2004 and $5.0 million for the six months ended June 30, 2004. Effective January 1, 2005, interest would be payable in cash on a semiannual basis at a rate of 11.625 percent per annum, with such payments commencing June 30, 2005. Total interest expense paid in cash was $3.6 million for the three months ended June 30, 2005 and $4.3 million for the six months ended June 30, 2005.
     On June 29, 2005, ORBIMAGE Holdings Inc. issued $250 million aggregate principal amount of Senior Secured Floating Rate Notes due 2012 (the “Notes”). The Notes were offered in a private placement to certain qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The purpose of the offering was to contribute the proceeds to the capital of its wholly-owned subsidiary, ORBIMAGE Inc., to be used for construction costs for the OrbView-5 satellite, to mandatorily redeem all of the outstanding Senior Subordinated Notes of ORBIMAGE Inc. that were to mature in 2008 and for general working capital purposes. In connection with this issuance, on June 29, 2005, ORBIMAGE Holdings entered into a Security Agreement with The Bank of New York (“BONY”), as Collateral Agent, pursuant to which ORBIMAGE Holdings granted a first priority lien on and security interest in substantially all of the assets of ORBIMAGE Holdings. ORBIMAGE Inc. was prohibited from issuing a guarantee of the Notes at the date of issuance due to restrictions in the indenture governing its Senior Subordinated Notes.
     The Notes were issued at a discount of two percent of total principal; consequently, ORBIMAGE Holdings received $245 million of cash proceeds at closing. Concurrently with the closing of the offering, ORBIMAGE Holdings entered into an escrow agreement with BONY as Trustee and Escrow Agent whereby ORBIMAGE Holdings deposited $126.8 million into an escrow account, to remain until such time as ORBIMAGE Inc. could issue a guarantee of the Notes. This amount was classified as restricted cash in the accompanying balance sheet as of June 30, 2005. Approximately $8.7 million was used to pay certain transaction-related expenses. The remaining $109.5 million was contributed by ORBIMAGE Holdings to the capital of ORBIMAGE Inc. As a result of this capital contribution, on June 30, 2005, ORBIMAGE Inc. had “Unrestricted Cash” as defined in the indenture governing its existing Senior Subordinated Notes in an amount sufficient to require ORBIMAGE Inc. to redeem the Senior Subordinated Notes pursuant to the mandatory redemption provisions of that indenture. ORBIMAGE Inc. redeemed the Senior Subordinated Notes on July 6, 2005. Upon redemption of the Senior Subordinated Notes, ORBIMAGE Inc. provided its guarantee of the Notes, and the escrow was released to ORBIMAGE Holdings on July 11, 2005. The Company will record a loss of approximately $2.1 million relating to the early extinguishment of the Senior Subordinated Notes in the third quarter of 2005. Of this amount, approximately $1.2 million represents the write-off of the unamortized portion of consent fee payments paid in 2004 to the holders of the Senior Notes and the Senior Subordinated Notes to allow the Company to use its cash flows from existing operations toward project costs for the OrbView-5 satellite, and approximately $0.9 million represents payments to certain executive officers for refinancing the Senior Notes and Senior Subordinated Notes prior to their maturity in 2008 under the terms of an employment agreement entered into in October 2003.
     The following unaudited condensed pro forma balance sheet is intended to illustrate the effect of the repayment of the Senior Subordinated Notes and the release of restricted cash from escrow as if these transactions had occurred on June 30, 2005 (amounts in thousands):

	June 30,				June 30,
	2005				2005
	As Reported	Adjustments			As Adjusted
Cash	$185,380	63,192	(a	)(b)(c)	$248,572
Restricted cash	126,836	(126,836)	(b	)	—
Other current assets	10,152				10,152

Total current assets	322,368				258,724
Noncurrent assets	249,155	(1,249)	(c	)	247,906

Total assets	$571,523				$506,630

Current liabilities	$40,859				$40,859
Long-term debt	307,776	(62,774)	(a	)	245,002
Other noncurrent liabilities	76,821				76,821

Total liabilities	425,456				362,682
Stockholders’ equity	146,067	(2,119)	(c	)	143,948

Total liabilities and stockholders’ equity	$571,523				$506,630

Notes:

(a)	— To record the redemption of the Senior Subordinated Notes balance of $62,774 in full.

(b)	— To record the release of escrow proceeds of $126,836 upon guarantee of the Notes by ORBIMAGE Inc.

(c)	— To record the write-off of unamortized consent fees of $1,249 and payment of refinancing bonuses of $870.
     The Notes will bear interest at a rate per annum, reset semi-annually, equal to the greater of six-month LIBOR or three percent, plus a margin of 9.5 percent. ORBIMAGE Holdings has entered into an interest rate swap arrangement pursuant to which it has fixed its effective interest rate under the Notes at 13.75 percent through July 1, 2008. The fair value of this cash flow hedge is approximately $3.3 million and has been recorded in other noncurrent liabilities in the accompanying condensed consolidated balance sheet at June 30, 2005.
     In addition, on June 29, 2005, ORBIMAGE Holdings entered into a Registration Rights Agreement under which ORBIMAGE Holdings will file a registration statement within 180 days after the issuance date of the Notes, enabling holders to exchange the notes for publicly registered notes with substantially identical terms. ORBIMAGE Holdings will use its reasonable efforts to cause the registration statement to become effective within 240 days after the issuance of the Notes, and will use its reasonable efforts to consummate an exchange offer within 270 days after the issuance of the Notes. The failure to comply with the obligations under this agreement will require ORBIMAGE Holdings to pay additional interest on the Notes under certain circumstances.
(10) Information on Industry Segments and Major Customers
     The Company operated as a single segment for the three months and six months ended June 30, 2005 and 2004. The Company recognized revenues related to contracts with the U.S. Government, its largest customer, of approximately $4.7 million and $9.7 million for the three months and six months ended June 30, 2005, respectively, representing approximately 55 percent and 57 percent, respectively, of total revenues recognized during the period. The Company also recognized revenue of approximately $1.2 million, $0.9 million and $0.7 million for the three months ended June 30, 2005 associated with imagery sales to its three largest international customers, which represents 14 percent, 11 percent and 8 percent, respectively, of total revenues recognized during the quarter. For the six months ended June 30, 2005, imagery sales to the Company’s two largest international customers were $2.5 million and $1.8 million, or 14 percent and 11 percent, respectively, of total revenues recognized for the period.
     The Company recognized revenues related to contracts with the U.S. Government of approximately $5.3 million and $5.9 million for the three months and six months ended June 30, 2004, respectively, representing approximately 54 percent and 50 percent, respectively, of total revenues recognized during the period. ORBIMAGE also recognized revenue of approximately $1.6 million, $1.2 million and $1.0 million in the second quarter of 2004 associated with imagery sales to its three largest international customers, which represents 16 percent, 13 percent and 10 percent of total revenues recognized during the period. For the six months ended June 30, 2004, imagery sales to the same international customers were $1.6 million, $1.6 million and $1.3 million, or 14 percent, 14 percent and 11 percent, respectively, of total revenues recognized for the period.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
     The following table sets forth an estimate of the costs and expenses payable by the registrant in connection with the issuance and distribution of the securities being registered:

SEC registration fee	$25,500
Legal fees and expenses	20,000
Accountants’ fees and expenses	15,000
Printing and engraving expenses	10,000
Miscellaneous fees	10,000

Total	$80,500

Item 14. Indemnification of Directors and Officers.
     The Delaware General Corporate Law (the “DGCL”) permits a corporation to indemnify its current and former directors and officers against expenses, judgments, fines and amounts paid in connection with a legal proceeding. To be indemnified, the person must have acted in good faith and in a manner the person reasonably believed to be in, and not opposed to, the best interests of the corporation. With respect to any criminal action or proceeding, the person must not have had reasonable cause to believe the conduct was unlawful.
     The DGCL permits a present or former director or officer of a corporation to be indemnified against certain expenses if the person has been successful, on the merit or otherwise, in defense of any proceeding brought against such person by virtue of the fact that such person is or was an officer or director of the corporation. In addition, the DGCL permits the advancement of expenses relating to the defense of any proceeding to directors and officers contingent upon the person’s commitment to repay advances for expenses against such person is not ultimately entitled to be indemnified.
     The DGCL provides that the indemnification provisions contained in the DGCL are not exclusive of any other right that a person seeking indemnification may have or later acquire under any provision of a corporation’s by-laws, by any agreement, by any vote of stockholders or disinterested directors or otherwise. Furthermore, the DGCL provides that a corporation may maintain insurance, at its expense, to protect its directors and officers against any expense, liability or loss, regardless of whether the corporation has the power to indemnify such persons under the DGCL.
     Our Third Amended and Restated Certificate of Incorporation provides that, to the extent permitted by the DGCL, we will indemnify our current and former directors and officers against all expenses actually and reasonably incurred by them as a result of their being threatened with or otherwise involved in any action, suit or proceeding by virtue of the fact that they are or were one of our officers or directors. However, we will not be required to indemnify an officer or director for an action, suit or proceeding commenced by that officer or director unless we authorized that director or officer to commence the action, suit or proceeding. The Third Amended and Restated Certificate of Incorporation also provides that we shall advance expenses incurred by any person we are obligated to indemnify, upon presentation of appropriate documentation.
     Furthermore, the Third Amended and Restated Certificate of Incorporation provides that we may purchase and maintain insurance on behalf of our directors and officers against any liability, expense or loss, whether or not we would otherwise have the power to indemnify such person under our Third amended and restated Certificate of Incorporation or the DGCL.
     In addition to the provisions of our Third Amended and Restated Certificate of Incorporation providing for indemnification of directors and officers, we have entered into indemnification agreements with each of our directors and officers which provide for us to indemnify such directors and officers against all expenses actually and reasonably incurred by them as a result of their being threatened with or otherwise involved in any action, suit or proceeding by virtue of the fact that they are or were one of our officers or directors. However, we will not be required to indemnify an officer or director for an action, suit or proceeding commenced by that officer or director unless we authorized that director or officer to commence the action, suit or proceeding. The indemnification agreements also provide that we shall advance expenses incurred by any person we are obligated to indemnify, upon presentation of appropriate documentation.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors and officers of ORBIMAGE, we have been advised that, although the validity and scope of the governing statute have not been tested in court, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.
Item 15. Recent Sales of Unregistered Securities.
     On December 31, 2003, in connection with the Plan of Reorganization under our Chapter 11 bankruptcy case, we issued (i) 6,054,539 shares of common stock and (ii) senior subordinated notes with an aggregate principal amount of $54,000,000 to creditors of the Predecessor Company holding valid claims. Based upon the exemption provided by Section 1145 of the Bankruptcy Code, which we relied on pursuant to a court order from the Bankruptcy Court, we believe that none of these securities were required to be registered under the Securities Act or under any state or local law requiring registration for offer or sale of a security or registration of licensing of an issuer of, underwriter of, or broker or dealer in, such securities, in connection with their issuance and distribution pursuant to the Plan of Reorganization.
     We issued (i) additional Senior Notes due 2008, dated as of September 30, 2004, in the aggregate principal amount of $408,444, to the holders of our existing Senior Notes due 2008 and (ii) additional Senior Subordinated Notes due 2008, dated as of September 30, 2004, in the aggregate principal amount of $1,153,040.94, to the holders of our existing Senior Subordinated Notes due 2008, in each case, for no cash consideration, as a consent fee in consideration for such holders’ consent to certain amendments to, respectively, the note and security agreement governing the Senior Notes and the indenture governing the Senior Subordinated Notes, each dated as of December 31, 2003. Based upon the exemption to registration provided by Section 4(2) of the Securities Act, as well as Regulation D under the Securities Act, we believe that none of these securities were required to be registered under the Securities Act or under any state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, or broker or dealer in, such securities, in connection with their issuance and distribution in such transactions.
     On November 16, 2004 we issued (i) 3,250,000 investment units, each consisting of one share of our common stock and one warrant to purchase one share of our common stock within five years for a price of $10.00 per share, plus (ii) an additional 1,000,000 warrants to purchase our common stock within five years for a price of $10.00 per share, in each case, in a private placement of such securities to certain holders of our outstanding debt and equity securities pursuant to various investment agreements, each dated November 16, 2004, with such holders. In addition, on November 16, 2004 we issued 155,000 shares of our common stock to certain holders of our debt and equity securities for no cash consideration, as a commitment fee in consideration of such investors’ commitment to purchase certain senior subordinated debt securities to be issued in a private placement of such securities in the future. Based upon the exemption to registration provided by Section 4(2) of the Securities Act, as well as Regulation D under the Securities Act, we believe that none of these securities were required to be registered under the Securities Act or under any state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, or broker or dealer in, such securities, in connection with their issuance and distribution in such transactions.

Item 16. Exhibits and Financial Statement Schedules.
(a) Exhibits:
     See Exhibit Index beginning on page II-6 of this registration statement.
     (b) Financial Statement Schedules.
     None.
Item 17. Undertakings.
(a) The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the county of Loudoun, Commonwealth of Virginia, on September 28, 2005.

ORBIMAGE INC.

By:	/s/ Matthew M. O’Connell

Matthew M. O’Connell
President and Chief Executive Officer
POWERS OF ATTORNEY
     Each person whose signature appears below authorizes William Lee Warren and Matthew M. O’Connell or any of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this Registrant’s registration statement on Form S-1, and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James A. Abrahamson*		September 28, 2005

James A. Abrahamson	Chairman of the Board and Director

/s/ Matthew M. O’Connell*		September 28, 2005
Matthew M. O’Connell	President, Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Tony Anzilotti*
Tony Anzilotti	Vice President — Finance and Controller	September 28, 2005
(Principal Accounting Officer)

/s/ Joseph M. Ahearn*
Joseph M. Ahearn	Director	September 28, 2005

/s/ Talton R. Embry*
Talton R. Embry	Director	September 28, 2005

Signature	Title	Date

/s/ Lawrence A. Hough*		September 28, 2005
Lawrence A. Hough	Director

/s/ John W. Pitts*		September 28, 2005
John W. Pitts	Director

/s/ William W. Sprague*		September 28, 2005
William W. Sprague	Director

*By:	/s/ William Lee Warren
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
2.1	Fourth Amended Disclosure Statement and Plan of Reorganization (incorporated by reference to Exhibit T3E to Form T-3 filed by Orbital Imaging Corporation on December 3, 2003 (File No. 022-28714))

3.1	Third Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit T3A to Form T-3 filed by Orbital Imaging Corporation on December 3, 2003 (File No. 022-28714))

3.2	Second Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit T3B to Form T-3 filed by Orbital Imaging Corporation on December 3, 2003 (File No. 022-28714))

4.1	Note and Security Agreement for Senior Notes Due 2008 (incorporated by reference to Exhibit 4.1 to Form 10 filed on September 13, 2004 (File No. 022-28714))

4.1.1	First Amendment to Note and Security Agreement for Senior Notes due 2008 (incorporated by reference to Exhibit 4.1.1 to Form 10/A filed on December 1, 2004 (File No. 0-50933))

4.2	Indenture, Senior Subordinated Notes due 2008 (incorporated by reference to Exhibit T3C to Form T-3 filed by Orbital Imaging Corporation on December 3, 2003 (File No. 022-28714))

4.2.1	Supplemental Indenture, Senior Subordinated Notes due 2008 (incorporated by reference to Exhibit 4.2.1 to Form 10/A filed on December 1, 2004 (File No. 0-50933))

4.3	Registration Rights Agreement dated as of December 31, 2003 (incorporated by reference to Exhibit 4.3 to Form 10 filed on September 13, 2004 (File No. 022-28714))

4.4	Form of Warrant — Warrants issued December 31, 2003 (incorporated by reference to Exhibit 4.4 to Form 10 filed on September 13, 2004 (File No. 022-28714))

4.5	Registration Rights Agreement dated as of November 16, 2004 (incorporated by reference to Exhibit 4.5 to Form 10/A filed on December 1, 2004 (File No. 0-50933))

4.6	Form of Warrant — Warrants issued November 16, 2004 and to be issued to private investors pursuant to backstop commitment, if necessary (incorporated by reference to Exhibit 4.6 to Form 10/A filed on December 1, 2004 (File No. 0-50933))

4.7	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.7 to Post Effective Amendment No. 1 to Form S-1 filed on February 14, 2005 (File No. 333-122493))

4.8	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.8 to Post Effective Amendment No. 2 to Form S-1, filed on March 18, 2005 (File No. 333-122493))

+5.1	Opinion of Latham & Watkins LLP (including Consent)

**10.1	Distribution Agreement with NTT Data Corporation (incorporated by reference to Exhibit 10.1 to Form 10/A filed on January 11, 2005 (File No. 0-50933))

**10.1.1	Amendment No. 1 to Distribution Agreement with NTT Data Corporation (incorporated by reference to Exhibit 10.1.1 to Form 10/A filed on January 11, 2005 (File No. 0-50933))

**10.2	Amended and Restated Distributor License Agreement with Korea Aerospace Industries, Ltd. (incorporated by reference to Exhibit 10.2 to Form 10/A filed on January 11, 2005 (File No. 0-50933))

*10.2.1	Amendment No. 1 to Amended and Restated Distributor License Agreement with Korea Aerospace Industries, Ltd. (incorporated by reference to Exhibit 10.2.1 to Form 10/A filed on December 1, 2004 (File No. 0-50933))

*10.2.2	Amendment No. 2 to Amended and Restated Distributor License Agreement with Korea Aerospace Industries, Ltd. (incorporated by reference to Exhibit 10.2.2 to Form 10/A filed on December 1, 2004 (File No. 0-50933))

*10.2.3	Amendment No. 3 to Amended and Restated Distributor License Agreement with Korea Aerospace Industries, Ltd. (incorporated by reference to Exhibit 10.2.3 to Form 10/A filed on December 1, 2004 (File No. 0-50933))

**10.3	Amended and Restated Access Agreement (incorporated by reference to Exhibit 10.3 to Form 10/A filed on January 11, 2005 (File No. 0-50933))

10.4	2003 Employee Stock Incentive Plan (incorporated by reference to Exhibit 10.4 to Form 10 filed on

Exhibit No.	Description
September 13, 2004 (File No. 022-28714))

10.5	2004 Non-Employee Director Stock Incentive Plan (incorporated by reference to Exhibit 10.5 to Form 10 filed on September 13, 2004 (File No. 022-28714))

10.6	Employment Agreement for Matthew O’Connell (incorporated by reference to Exhibit 10.6 to Form 10 filed on September 13, 2004 (File No. 022-28714))

10.7	Restricted Stock Agreement for Matthew O’Connell (incorporated by reference to Exhibit 10.7 to Form 10 filed on September 13, 2004 (File No. 022-28714))

10.8	Employment Agreement for Tim Puckorius (incorporated by reference to Exhibit 10.8 to Form 10 filed on September 13, 2004 (File No. 022-28714))

10.9	Form of Restricted Stock Agreement for Employees (incorporated by reference to Exhibit 10.9 to Form 10 filed on September 13, 2004 (File No. 022-28714))

10.10	Form of Indemnity Agreements for Directors and Executive Officers (incorporated by reference to Exhibit 10.10 to Form 10 filed on September 13, 2004 (File No. 022-28714))

10.11	Form of Investment Agreement for private placement of shares and warrants and commitment to backstop rights offering (incorporated by reference to Exhibit 10.11 to Form 10/A filed on December 1, 2004 (File No. 0-50933))

***10.12	Contract No. HM1573-04-C-0003 with U.S. National Geospatial-Intelligence Agency (incorporated by reference to Exhibit 10.12 to Form 10/A filed on January 27, 2005 (File No. 0-50933))

***10.13	Contract No. HM1573-04-C-0014 with U.S. National Geospatial-Intelligence Agency (incorporated by reference to Exhibit 10.12 to Form 10/A filed on January 27, 2005 (File No. 0-50933))

***10.14	Contract No. HM1573-04-3-0001 with U.S. National Geospatial-Intelligence Agency(incorporated by reference to Exhibit 10.12 to Form 10/A filed on January 27, 2005 (File No. 0-50933))

10.15	Asset Purchase Agreement (incorporated by reference to Exhibit 1.01 to Form 8-K, filed on Sept. 19, 2005 (File No. 0-50933))

14.1	Code of Business Conduct and Ethics (incorporated by reference to Exhibit 14.1 to the Company’s Form S-1, filed February 2, 2005 (File No. 333-122493))

23.1	Consent of BDO Seidman, LLP, Independent Auditors

*	Portions of these exhibits, filed as exhibits to our Form 10/A filed on December 1, 2004, were omitted pursuant to a request for confidential treatment. Such portions were filed separately with the Securities and Exchange Commission.

**	Portions of these exhibits, filed as exhibits to our Form 10/A filed on January 11, 2005, were omitted pursuant to a request for confidential treatment. Such portions were filed separately with the Securities and Exchange Commission.

***	Portions of these exhibits, filed as exhibits to our Form 10/A filed on January 27, 2005, were omitted pursuant to a request for confidential treatment. Such portions were filed separately with the Securities and Exchange Commission.

+	To be filed by amendment